     As filed with the Securities and Exchange Commission on March 13, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ----------------
                               Petopia.com, Inc.
             (Exact name of Registrant as specified in its charter)

             Delaware                           5999                          94-3323667
 (State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)    Classification code number)         Identification Number)

                               1200 Folsom Street
                        San Francisco, California 94103
                                 (415) 503-2700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                               Andrea C. Reisman
                            Chief Executive Officer
                               Petopia.com, Inc.
                               1200 Folsom Street
                        San Francisco, California 94103
                                 (415) 503-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

              Mark S. Albert, Esq.                          Gerald S. Tanenbaum, Esq.
           Ralph L. Arnheim III, Esq.                         Jonathan I. Mark, Esq.
                Perkins Coie LLP                             Cahill Gordon & Reindel
       135 Commonwealth Drive, Suite 250                          80 Pine Street
          Menlo Park, California 94025                    New York, New York 10005-1702
                 (650) 752-6000                                   (212) 701-3000

                                ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                  Proposed Maximum
     Title of Each Class of      Aggregate Offering
  Securities to be Registered         Price(1)      Amount of Registration Fee
------------------------------------------------------------------------------
Common stock, $0.0001 par
 value.........................     $100,000,000             $26,400
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
                                ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Subject to Completion, Dated March 13, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                       Shares
                              [Petopia.com Logo]

                                 Common Stock

                                 $   per share

-------------------------------------------------------------------------------

This is an initial public offering of common stock of Petopia.com, Inc. This is a firm commitment underwriting.

We expect that the price to the public in the offering will be between $   and
$   per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq National Market under the symbol "PTOP."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 7.

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
    Price to the public............................................ $     $
    Underwriting discount..........................................
    Proceeds to Petopia.com, Inc...................................

Petopia.com, Inc. has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of additional shares from Petopia.com, Inc. within 30 days following the date of this prospectus to cover over-allotments.

-------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

                                   SG Cowen

                                                                  Wit SoundView

                 The date of this prospectus is       , 2000.

                                   [ART WORK]

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  22
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Capitalization...........................................................  24
Dilution.................................................................  26
Selected Financial Data..................................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  35
Management...............................................................  48
Certain Transactions.....................................................  60
Principal Stockholders...................................................  64
Description of Capital Stock.............................................  66
Shares Eligible for Future Sale..........................................  69
Underwriting.............................................................  71
Legal Matters............................................................  73
Experts..................................................................  73
Additional Information...................................................  74
Index to Financial Statements ........................................... F-1

                               ----------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation and prospects may have changed since that date.

Petopia, Petopia.com, the Petopia.com logo, The Internet Pet Paradise, and Bottomless Bowl are trademarks of Petopia.com. In the Company of Dogs and inthecompanyofdogs.com are trademarks of In the Company of Dogs, Inc., a wholly owned subsidiary of Petopia.com. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by Petopia.com of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of, Petopia.com by the trademark or trade dress owners.

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

Petopia.com is a leading online pet products retailer that integrates a "bricks and clicks" business model with a multi-channel sales approach. We provide a convenient, one-stop shop for all our customers' pet-related needs by offering a comprehensive range of pet supplies, specialty items, relevant content, and online community. We believe our online strategy, when compared to our competitors, will allow us to achieve better margins, lower customer acquisition costs, and increased customer satisfaction.

We are implementing our "bricks and clicks" model through our exclusive relationship with PETCO Animal Supplies, Inc. or PETCO, a leading specialty retailer of premium pet food and supplies with approximately 500 retail stores. We believe this model combines the advantages of both online and offline retailing to better serve customers through comprehensive product selection, competitive pricing, access to expert information, around-the-clock availability and convenient home delivery. Our strategic relationship with PETCO also allows us to integrate our systems and operations to achieve significant efficiencies, including rapid development of a nationwide distribution network, ability to acquire merchandise at favorable volume-based rates, reduced inventory and infrastructure investment, lower shipping costs, and efficient customer acquisition through in-store promotion and database marketing.

Our multi-channel sales approach increases the reach of our web site and provides our customers with the flexibility and convenience of purchasing products and accessing pet-related information through the medium of their choice, including our web site, catalog, television program, customer call center, and Petopia Internet stations located in PETCO stores. A key benefit of our multi-channel sales approach is the opportunity to promote our brand and acquire customers through active cross-marketing between our sales channels. To help execute this plan, we have formed an exclusive partnership with ValueVision International, Inc. or ValueVision, with whom we intend to deliver weekly pet-related programming to approximately 30 million cable television households. We also publish a leading high-end specialty catalog offering approximately 6,000 pet-related product SKUs, a large portion of which are proprietary to us. In addition, we promote and sell specialty products through our in-store Petopia Internet stations.

The pet products and services industry represents an attractive opportunity due to its large size and broad customer base. According to the Pet Industry Joint Advisory Council, U.S. consumer spending on pet products was approximately $23 billion in 1997, and the market is expected to grow to $29 billion by 2001. The American Pet Products Manufacturers Association or APPMA, estimates that over 60% of all U.S. households own at least one pet, while 40% of these households have multiple pets. According to the American Animal Hospital Association, 70% of pet owners consider their pets as children, and 63% celebrate their pet's birthday. We believe this bond between pets and their owners results in a high level of discretionary spending on pets. In addition, the care of pets requires the regular purchase of core products, such as food and litter and offers an attractive opportunity for an online product replenishment service.

Our solution provides the following benefits to consumers:

  . Convenience of a Multi-Channel Sales Approach. By offering products, services and information through our web site, catalog, television program, customer call center, and Petopia Internet stations located in PETCO stores, we allow our customers to shop through the medium of their choice.

  . Trusted Brand. We believe our customers have confidence in our product and content offerings due to our affiliation with trusted pet industry brands, such as PETCO and the American Society for the Prevention of Cruelty for Animals or ASPCA. We further enhance our credibility by offering proprietary content from respected sources, such as the Veterinary Medicine Publishing Group.

  . Efficient Fulfillment and Distribution. We currently operate out of a nationwide network of five distribution centers which allow us to fulfill orders and ship products in a quick and cost efficient manner.

  . Exceptional Customer Service. We believe the pet-related knowledge of our customer service team and their ability to answer a wide variety of both product and pet care questions reinforces customer loyalty and enhances our brand image.

  . Comprehensive Product Selection. As an Internet-based retailer, our product offerings are not limited by in-store shelf space. As a result, we are able to offer a comprehensive selection of both pet products and supplies for all pet types. We are also well positioned to offer a full range of pet- lifestyle products, including apparel, home furnishings, and accessories for pets and their owners.

Our objective is to be the leading retailer serving pet owners and enthusiasts. In order to achieve this goal, we intend to:

  .  strengthen the Petopia.com brand;

  .  acquire customers through multiple channels at low cost;

  . leverage PETCO's buying power, merchandising expertise and operations infrastructure;

  . rapidly scale a nationwide distribution network supporting all of our sales channels from a common platform;

  . encourage customer loyalty through exceptional customer service and subscription-based product replenishment programs; and

  . further enhance our gross margin through an emphasis on higher-end lifestyle, hobbyist and specialty products.

                               Other Information

Unless otherwise noted, this prospectus assumes:

  . the automatic conversion of our outstanding convertible preferred stock into common stock on a one-for-one basis upon the closing of this offering;

  .  an initial public offering price of $          per share, the midpoint
     of the range set forth on the cover of this prospectus;

  . the filing of our amended and restated certificate of incorporation authorizing 150,000,000 shares of common stock and a class of 10,000,000 shares of undesignated preferred stock upon the closing of the offering;

  . that options and warrants to purchase 18,952,360 shares of common stock in the aggregate will remain outstanding after the closing of the offering; and

  . no exercise by the underwriters of their option to purchase additional shares of our common stock in the offering.

Our principal executive offices are located at 1200 Folsom Street, San Francisco, California 94103. Our telephone number is (415) 503-2700. Our web sites are located at www.petopia.com and www.inthecompanyofdogs.com. Information contained in our web sites does not constitute part of this prospectus.

                                  The Offering

 Common stock offered by Petopia.com................              shares.

 Common stock to be outstanding after the offering..              shares. The
                                                     number of shares of common
                                                     stock to be outstanding
                                                     after the offering is
                                                     based on the number of
                                                     shares outstanding as of
                                                     March 10, 2000. This
                                                     number includes 2,956,760
                                                     shares which are subject
                                                     to a right of repurchase
                                                     that will expire over the
                                                     following 25 months. This
                                                     number does not include:

                                                     .  9,006,322 shares
                                                        issuable upon exercise
                                                        of outstanding
                                                        warrants;

                                                     .  9,946,038 shares
                                                        issuable upon exercise
                                                        of stock options
                                                        outstanding as of March
                                                        10, 2000, with a
                                                        weighted average
                                                        exercise price of $1.11
                                                        per share, of which
                                                        options to purchase
                                                        923,743 shares have
                                                        vested and are
                                                        exercisable;

                                                     .  6,721,957 shares
                                                        reserved for future
                                                        grant under our
                                                        employee equity plans;
                                                        and

                                                     .  585,000 shares issuable
                                                        to Loveland upon the
                                                        achievement of certain
                                                        milestones.

 Use of proceeds.................................... We intend to use the net proceeds of this offering
                                                     for:

                                                     .  the repayment of
                                                        $2,000,000 of
                                                        indebtedness; and

                                                     .  general corporate
                                                        purposes, including
                                                        expansion of our
                                                        marketing and brand
                                                        building efforts.

 Proposed Nasdaq National Market symbol............. PTOP

                             Summary Financial Data

1316703 Ontario Limited, an Ontario, Canada corporation doing business as Paw.net, was formed on September 28, 1998. On March 9, 1999, we incorporated as a Delaware corporation under the name Spot & Jack, Inc. On April 15, 1999, the assets of 1316703 Ontario Limited were distributed to its shareholders, who then contributed these assets to Spot & Jack, Inc. in exchange for shares of that company. Spot & Jack, Inc. changed its name to Petopia.com, Inc. on May 3, 1999.

The pro forma statement of operations data includes the results of operations for 1316703 Ontario Limited, our predecessor, from January 3, 1999 to April 15, 1999, and gives effect to our acquisition of C/R Catalog Corp. (d/b/a In the Company of Dogs) as though it had occurred on January 3, 1999. The pro forma balance sheet data gives effect to our acquisition of C/R Catalog Corp. as though it had occurred on January 1, 2000. The pro forma as adjusted column gives additional effect to the sale of the shares of common stock that we are offering under this prospectus after deducting the estimated underwriting discounts and our estimated offering expenses and the use of the estimated net proceeds from the sales of shares and to the automatic conversion of all of the outstanding shares of our convertible preferred stock upon the closing of this offering.

The following tables summarize our financial results and should be read in conjunction with "Selected Financial Data," our financial statements and related notes, 1316703 Ontario Limited's financial statements and related notes, our pro forma financial information and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                        1316703 Ontario
                                         Limited, our   Petopia.com
                                         predecessor,   period from   Pro Forma
                                          period from    March 9,    period from
                                         September 28,     1999      January 3,
                                             1998       (inception)     1999
                                          (inception)     through      through
                                            through     January 1,   January 1,
                                        April 15, 1999     2000         2000
                                        --------------- -----------  -----------
                                          (in thousands, except share and per
                                                      share data)
Statement of Operations Data:
Net sales.............................      $    --     $     3,452  $    8,801
Gross margin..........................           --          (2,187)        335
Loss from operations(1)...............         (615)        (41,601)    (48,527)
Net loss(1)...........................         (612)        (40,865)    (47,987)
Basic and diluted net loss per
 equivalent share(2)..................      $ (7.20)    $    (10.84) $    (8.74)
Pro forma basic and diluted net loss
 per equivalent share(2)..............                  $     (2.50) $    (2.39)
Shares used to compute basic and
 diluted net loss per
 equivalent share(2)..................       85,000       3,770,437   5,489,681
Shares used to compute pro forma basic
 and diluted net loss per equivalent
 share(2).............................                   16,339,184  20,073,035

                                                    January 1, 2000
                                        ----------------------------------------
                                          Petopia.com                 Pro Forma
                                            Actual       Pro Forma   As Adjusted
                                        --------------- -----------  -----------
Balance Sheet Data:
Cash and cash equivalents and short-
 term investments.....................      $36,528       $36,346
Working capital.......................       30,997        25,966
Total assets..........................       52,840        70,384
Convertible preferred stock, warrants
 and related paid-in capital..........       80,390        91,940
Total stockholders' equity............       41,304        52,854

--------
(1) Pro forma loss from operations and pro forma net loss includes $3,600,000 and $3,517,000 of amortization of purchased intangibles and equity-based charges, respectively.
(2) See note 2 of notes to our financial statements for a description of the method that we used to compute our net loss per equivalent share, and how we calculated the number of shares used in that computation.

                                  Risk Factors

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could be harmed. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

                         Risks Related to Our Business

We are an early stage company and have a limited operating history that makes it difficult to evaluate our business.

Our predecessor, 1316703 Ontario Limited, was formed on September 28, 1998. We began selling products on our web site to the public in August 1999. As a result of our limited operating history, you have limited operating and financial data about us upon which to assess our performance and an investment in our common stock. In addition, we have insufficient results for investors and securities analysts to use in order to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risks, expenses and difficulties we will encounter as an early stage company competing in a new and rapidly evolving market. These risks include our:

  .  evolving and unproven business model;

  .  competition;

  . need for increased customer acceptance of the online purchase of pet products;

  .  ability to maintain and expand our customer base;

  .  ability to manage inventory levels and product return risks;

  .  need to manage growth and changing operations;

  . need to continue to develop and upgrade our web site, transaction-processing systems and network infrastructure;

  . ability to scale our systems and fulfillment capabilities to accommodate the growth of our business;

  .  ability to access additional capital when required;

  . reliance on, and ability to continue, current strategic relationships and ability to generate additional strategic relationships;

  .  dependence upon key personnel; and

  . dependence on the reliability and growing use of the Internet for commerce and communication and on general economic conditions.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In addition, to the extent that our revenues and operating results fall below the expectations of investors and securities analysts, the trading price of our common stock may be harmed.

We have a history of losses and we expect to incur losses in the future.

Since inception, we have incurred significant losses. As of January 1, 2000, we had an accumulated deficit of $40,865,000. We began selling products to the public in August 1999 and have yet to achieve profitability. We cannot assure you that we will obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenues to achieve profitability. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability in the future.

We expect that our operating losses will continue for the foreseeable future. We anticipate that our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

  .  brand development, marketing and other promotional activities;

  . expansion of our inventory management and order fulfillment infrastructure;

  . continued development of our web site, transaction-processing systems and network infrastructure;

  .  expansion of our product offerings and web site content;

  .  development of relationships with strategic partners;

  .  providing shipping at prices below our actual shipping costs;

  .  expansion into other sales channels for our product offerings;

  . charges as a result of warrants to be issued to a strategic partner on the occurrence of certain performance milestones; and

  . increases to our general and administrative functions to support our growing operations.

See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our future operating results are unpredictable.

As a result of our limited operating history, it is difficult to forecast our operating results accurately, and we have limited meaningful historical financial data upon which to forecast future operating expenses. Additionally, several of our sales channels are still developing, making it difficult to predict the level of revenue they will generate. Our expenses are based on projections of future net sales, which are difficult to predict at this time. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to meet customer demand to the extent such demand exceeds our expectations.

Our annual and quarterly operating results may be affected and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may affect our business or cause our operating results to fluctuate include the following:

  . consumer traffic to our web site may vary as a result of the effectiveness of our sales and marketing campaigns relative to those of our competitors, the success of our promotions, the quality of content on our web site and other factors;

  . the level of repeat purchases by customers, average order size and mix of products sold may fluctuate as a result of the experience consumers have on our web site or through our other sales channels, the availability of products we have for sale and other factors;

  . in addition to using our web site to promote and sell our product offerings, we rely on multiple sales channels a number of which are unproven and may fail to generate significant sales volume;

  . our strategic partners may be unable to drive traffic to our web site or to increase sales of our products through other sales channels;

  . we may experience consumer dissatisfaction with our web site as we add or change features, or as a result of technical difficulties on our web site that do not permit a consumer to access our web site or to complete a shopping session;

  .  we may be unable to manage fulfillment operations effectively;

  .  our customers may begin to return products at an increased rate;

  .  our cost of online or offline advertising may increase;

  . we may be unable to attract new personnel in a timely and effective manner or retain existing personnel;

  . we may be unable to achieve or maintain high online capacity data transmission on our web site which would significantly harm the overall customer shopping experience;

  . we may incur additional operating costs and capital expenditures related to expansion of our operations through the acquisition of businesses or technology;

  . we may experience unexpected increases in shipping costs or delivery times;

  . the United States government may enact regulations or sales taxes related to the use of the Internet for commerce or for sales and distribution of pet products;

  . our relationship with PETCO may subject us to state sales tax in certain states, which would leave us at a competitive disadvantage as compared to other online pet retailers; and

  . we may be affected by general economic conditions, economic conditions specific to the Internet and online electronic commerce, and economic conditions related to the pet product industry.

A number of factors may cause our gross margins to fluctuate in future periods, including the mix of pet products sold by us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Our inability to purchase our products on favorable terms could also harm our gross margins and operating results in future periods.

As a result of these and other factors, we believe that our current operating results are not a good indication of our future performance. It is possible that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.

Purchasers of pet products may not accept our solution.

If we do not attract and retain a high volume of customers to our web site at a reasonable cost, either through online or offline advertising or through our other sales channels, we will not be able to increase our revenues or achieve profitability. We may not be able to convert a large number of customers from traditional shopping methods to online shopping or our other sales channels. Even if we are successful at attracting both online and offline customers, we expect it will take several years to build a critical mass of customers. Specific factors that could prevent widespread customer acceptance of our solution include:

  . shipping charges, which do not apply to shopping at traditional pet stores;

  . delivery time associated with Internet orders and orders from our other sales channels, as compared to the immediate receipt of products at a physical store;

  .  pricing that does not meet customer expectations;

  .  lack of customer awareness of our web site and other sales channels;

  . customer concerns about the security of online transactions and the privacy of their online information;

  . product damage from shipping or shipments of wrong products from our fulfillment partners or other vendors;

  . our inability to differentiate our web site from those of our competitors;

  .  delays in responses to customer inquiries or in deliveries to customers;
     and

  .  difficulties in returning or exchanging orders.

The online market for pet products, information and services is in its infancy, as is the market for the sale of such pet products, information and services through television programs, in-store Petopia Internet stations and phone orders. The market is significantly less developed than the online markets for books, auctions, music, software and numerous other consumer products. If this market does not gain widespread acceptance, our business will fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically purchased pet products through traditional retailers. In order for us to be successful, many of these consumers must be willing to utilize new ways of buying pet products. In addition, a substantial proportion of the consumers who use our web site or other sales channels may be using our service because it is new and different rather than because they believe it is a desirable way to purchase pet products. Such consumers may use our sales channels only once or twice and then return to more familiar means of purchasing these products. In addition, selling pet products on television and through in-store Petopia Internet stations are new and unproven channels of distribution.

We currently sell lifestyle products, which are generally high margin products, through our catalog division. These products include pet-themed apparel and collectibles for people, and apparel and home furnishings for pets. Most of these products are currently dog-focused but we intend to expand this division into other animal categories. A portion of our marketing strategy includes the promotion and sale of these products to mass market audiences through in-store promotions at PETCO, Petopia Internet stations located at PETCO stores and through our television program. If these products do not gain wide market acceptance, we will not achieve our projected revenue targets and a portion of our marketing strategy will fail.

We may not succeed in establishing the Petopia.com brand, which would harm our ability to attract and retain customers.

Due to the early stage and competitive nature of the online market for pet products, if we do not establish our brand quickly, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will incur substantial expenses in our advertising efforts on cable and network television, on major web sites that our customers are likely to visit, and on other forms of media, such as magazines. We will also need to spend money to attract and train customer service personnel. If these brand promotion activities do not yield increased revenues, we will incur additional losses.

We depend on a limited number of partners for purchasing and fulfillment; if they do not perform, we will not be able to ship orders effectively.

We currently purchase a majority of our products from two vendors, Loveland and PETCO. Although these relationships are intended to minimize our reliance on individual vendors, if our customers experience a delay in receiving their products, these relationships fail, or these vendors have product stock-outs, we would be forced to find new product sources. In addition, our business could be harmed if these third parties were to breach their contracts or suffer adverse developments that affect their ability to supply products to us. We rely on PETCO's volume purchasing power to receive favorable pricing on products. If this relationship fails, our product costs could increase.

We rely to a large extent on distribution by third parties. Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. If our distribution partners' systems fail or are unable to scale or adapt to our changing needs, or if we cannot integrate information systems with any new distributors, we may not have adequate, accurate or timely inventory or financial information.

We also rely on third-party carriers for shipments to and from distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers and are dependent on our carriers' ability to provide product fulfillment and delivery services to meet our distribution and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, the Petopia.com brand and our results of operations.

Our relationships with PETCO and Loveland are complex, involve many risks, and may restrict our ability to promote, contract with or operate traditional retail stores.

In March 1999, we entered into a fulfillment agreement with Loveland, which was amended in May 1999. We also entered into an alliance agreement with PETCO in July 1999. These agreements involve many aspects of our business and include the sale of equity securities to Loveland and PETCO as well as various arrangements relating to the operation of our respective web sites and the fulfillment of orders for our customers. These types of arrangements are complex and will require a great deal of effort to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not foresee. It is difficult to assess the likelihood of occurrence of these risks, including the lack of success of the overall arrangement to meet the parties' objectives. In the event that we do not realize the intended benefits of these relationships, we will have expended a great deal of time and effort that could have been directed to the ongoing development of our business. In addition, customer perceptions and our business may be harmed if these relationships are not successful.

We currently sublease space in three PETCO distribution centers where we set up and operate product storage and pick and pack fulfillment lines. This requires us to integrate PETCO's inventory management processes and systems with our own. Integrating different information systems is technically difficult and may take time to implement, which could delay our fulfillment process and may harm our business. In addition, our current fulfillment operations may not be adequate to accommodate significant increases in customer demand that may occur. We must also be able to scale our fulfillment operations and information systems rapidly to accommodate significant increases in demand. If we do not successfully scale our fulfillment operations to accommodate demand, our business will be harmed.

PETCO has agreed to accept returns from our customers of items sold by us. Though intended to provide convenience to our customers, it could result in our customers purchasing the replacement item, as well as other items, from PETCO and not from us. This would drive consumer traffic away from our web site and other sales channels and to PETCO's stores, which would reduce our revenue. If we permit customers to return items at PETCO stores, we risk having sales tax collection obligations imposed on us by local, state or foreign jurisdictions where we are not currently obligated to collect sales tax. If one or more states or any foreign jurisdiction successfully asserts that we should collect sales or other taxes on the sale of our products, it could put us in a competitive disadvantage as compared to other online pet retailers and harm our business.

While PETCO has committed to promoting the Petopia.com brand in its stores and in its advertising, we can make no assurances that our mutual choice of promotions and advertising will continue to result in additional customers and revenues for us.

We have agreed to have our orders fulfilled exclusively by Loveland, PETCO and, for certain lifestyle products, Distribution Associates, Inc. This restriction could limit our flexibility and ability to grow our business if our relationship with any of these distributors does not develop successfully.

Due to PETCO's significant ownership of our capital stock, one of our principal suppliers will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Currently, two of our nine directors are executive officers of PETCO.

The integration of online commerce companies and their bricks and mortar competitors is a recent phenomenon. The level of sales activity that can be generated by in-store Petopia Internet stations that direct customers to web sites from a traditional retail facility, is unknown. These Petopia Internet stations placed in PETCO stores may not attract customers to our web site. The placement of such Petopia Internet stations may not be attractive or in high traffic area locations. People may not be inclined to use Petopia Internet stations while shopping at PETCO stores.

For more information about our relationships with PETCO and Loveland, see "Business--Relationship with PETCO" and "Business--Other Strategic Relationships." See also "Certain Transactions" for a description of our agreements with PETCO and "Principal Stockholders" for a description of PETCO's stock ownership relative to other stockholders.

We will need to raise additional funds, which may not be available to us on favorable terms, if at all.

Based on our current financial projections, we will need to raise additional funds through the issuance of equity, equity-related or debt securities or through loans from financial institutions. We cannot be certain that these funds will be available to us on favorable terms when required, or at all. If we are not able to secure additional funding we may need to change our business plan, sell or merge our business, or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of our existing stockholders and our issuance of debt securities could increase the financial risk or perceived financial risk of our company. Any of these events could cause our stock price to fall.

A portion of our revenues may be seasonal.

A portion of our revenues may be seasonal in nature, with sales tending to be higher in our fourth fiscal quarter. In addition, consumer preference may cause shifts in purchasing patterns, resulting in significant fluctuations in our operating results from one quarter to the next, and may result in significant fluctuations in our common stock price. The fact that we have not yet generated revenue for a full year and the rapid growth in our revenues since our inception make it difficult to assess the impact of these factors.

We enter into strategic relationships to help promote our web site; if we fail to maintain or enhance these relationships, our development could be hindered.

We believe that our ability to attract customers, facilitate broad market acceptance of our products and the Petopia.com brand, and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with web destinations, distributors, PETCO, Loveland, industry experts and established pet-related entities such as the ASPCA. If we are unable to develop or maintain key relationships, we may have difficulty attracting customers.

We need to manage growth in operations.

Our ability to offer products and services successfully and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations and have increased our headcount substantially. As of January 1, 2000, we had a total of 153 employees and at March 10, 2000, we had a total of 205 employees. Our growth and our anticipated growth will place a significant strain on our management, information systems and resources.

We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. In addition, we will need to continue to expand, train and manage our workforce. Furthermore, we expect that we will be required to manage multiple relationships with various vendors and other third parties, as well as multiple fulfillment centers located throughout the country.

Our markets are highly competitive.

The electronic commerce market is new, rapidly evolving and intensely competitive and we expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new web sites at a relatively low cost. In particular, the pet product industry is intensely competitive.

We currently face competition from a number of online pet product retailers, as well as from a diverse group of organizations serving this marketplace, including the following:

  .  store-based product retailers such as PETsMART and PETCO;

  .  mass market retailers such as Wal-Mart;

  .  supermarkets and warehouse clubs;

  .  mail order catalog retailers, such as Doctors Foster & Smith; and

  .  local pet stores, veterinarians' offices, and agricultural feed stores.

Many of our traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors of pet product manufacturers or suppliers as the use of the Internet and other online services increases.

Certain of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet or through our other sales channels. Some of our competitors have significantly greater experience in selling pet food and pet supplies.

Our online competitors are able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select item prices from multiple web sites, may direct customers to the sites of other online retailers.

Promotional offers by our competitors may cause us to lose customers and our revenues may decline. We may also need to increase spending on our promotional offers to retain our customers or to attract new customers to our web site. If we face increased competition, our operating results may be harmed.

We may incur significant expenses if we enter new and unproven business categories.

We may choose to expand our operations by developing new departments or product categories, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We may not be successful in our efforts to expand our operations, and potential customers may not react favorably to these efforts. Furthermore, any new department or product category that is launched by us but not favorably received by consumers could damage our brand or reputation. An expansion of our business in this manner would also require significant additional expenses, expose us to additional inventory, development and operational risks, and strain our management, financial and operational resources.

Acquisitions may disrupt our business and dilute our stockholders.

As part of our business strategy, we may acquire or make investments in several businesses, products and technologies that complement ours. We may experience difficulties integrating an acquired company's operations into ours. As a result, we may divert management attention to the integration that would otherwise be available for the ongoing development of our business. Acquisitions have additional inherent risks, including:

  .  difficulties assimilating acquired operations, technologies or products;

  .  unanticipated costs or liabilities; and

  . negative impact on relationships with customers, suppliers and employees.

Failure to manage our growth could significantly strain our personnel and other resources.

We have experienced, and expect to continue to experience, significant growth in our headcount and in the scope, complexity and geographic reach of our operations. Our future success will depend, in part, on our ability to continue to integrate new operations and personnel. To support this expansion, we must continue to hire, train, motivate and manage our workforce and improve our management controls, reporting systems and procedures. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to forecast our needs accurately or to manage our growth appropriately could harm our business, financial condition and results of operations.

Competition for personnel in our industry is intense.

We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. There is significant competition for qualified employees in the Internet industry and in Northern California. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be harmed.

We depend on our key personnel.

Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Andrea C. Reisman, our Chief Executive Officer, Scott Vertrees, our President, and David A. Fraze, our Chief Financial Officer. The loss of the services of any person on our management team or any other key employees would likely harm our business. We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. We have obtained, or are obtaining, "key-person" life insurance for some of our personnel. However, we believe this coverage will not be sufficient to compensate us for the loss of these personnel.

Many members of our management team are new to our company, to the pet products and services industry or to online business.

We have recently experienced significant growth in our management team. Many of the members of our senior management team do not have prior experience in the pet products and services industry, in online businesses or in publicly traded companies. Our business could be seriously harmed if integration of our management team into our company is not successful. We expect that it will take time for our new management team to integrate into our company, and it is too early to predict whether this integration will be successful.

We have capacity constraint and system development risks associated with our computer and communication systems.

Our success, in particular our ability to receive and fulfill orders successfully and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Our success also depends on our ability to expand our web site, transaction-processing systems and network infrastructure rapidly without any systems interruptions in order to accommodate significant increases in visitors to our web site and significant increases in customer orders. Many of our software systems are custom-developed and we rely on our employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable to us, we may experience difficulty in improving and maintaining such systems. Although we are continually enhancing and expanding our web site, transaction-processing systems and network infrastructure, we have experienced periodic systems interruptions, which we believe will continue to occur. Our failure to achieve or maintain high capacity data transmission without system downtime would harm our business. In addition, we are in the process of upgrading our enterprise resource planning or ERP systems with PeopleSoft. If PeopleSoft is unable to complete the upgrade in a timely manner, we will be forced to continue to perform certain financial and accounting tasks manually, which would strain administrative resources and make it difficult to scale our operations.

We face the risks of system failures.

All of our primary product development, information management systems and computer and communications hardware systems are located at our headquarters in San Francisco, California and at Exodus Communications, Inc. in Santa Clara, California. Our systems and operations, including our fulfillment operations, are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, software bugs, mudslides, earthquakes and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our facilities in San Francisco, California or at the facilities of Exodus Communications, Inc. in Santa Clara, California could cause interruptions or delays in our business, loss of data, or render us unable to accept and fulfill customer orders. The occurrence of any of these events could harm our reputation, brand and business.

Intellectual property claims against us could be costly and result in the loss of significant rights.

Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notice of claims of infringement of proprietary rights, and we expect to receive other notices in the future. As of March 10, 2000, no such claims have been pursued by any of the claimants. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. If there is a successful claim of copyright or intellectual property infringement against us and we are unable to develop non-infringing technology or proprietary rights, or license the infringed or similar technology on a timely basis, it could harm our business.

Protection of our trademarks and proprietary rights is uncertain.

We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. These efforts afford only limited protection. In spite of our efforts to protect these proprietary rights, unauthorized parties may attempt to copy aspects of our web site, including the look and feel of our web pages, products that we sell, product organization, product information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our web site, our content and our trademarks. Moreover, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we intend to sell our products and services online.

We have filed applications for the registration of Petopia, Petopia.com, the Petopia.com logo, The Internet Pet Paradise(TM), Bottomless Bowl(TM), and other trademarks in the United States, although we have not secured registration of our marks to date. In the Company of Dogs, Inc. has secured registration for In the Company of Dogs and other trademarks. We may be unable to secure our pending registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks, or trademarks that incorporate variations of the term Petopia.com or our other trademark applications. Any claims or customer confusion related to our trademarks, or our failure to obtain any trademark registration, would negatively affect our business.

Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceedings could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, we intend to sell our products internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Protection of domain names are uncertain.

We currently hold various web domain names relating to our brand, including the "petopia.com" and "inthecompanyofdogs.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We may become subject to product liability claims.

We may become subject to product liability claims resulting from injuries to persons and animals caused by the products we sell. We maintain limited product liability insurance. To the extent these claims are not covered by or are in excess of our product liability insurance, a successful product liability claim could harm our financial condition and liquidity. Although we would seek reimbursement from manufacturers or suppliers, there can be no assurance that such reimbursement, if any, would be sufficient.

We may be liable for content.

We believe that our future success will depend in part upon our ability to deliver original and compelling descriptive content for pet owners on our web site, in our catalogs and on our television programs. As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against other online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us. If we face liability, particularly liability that is not covered by our insurance, or is in excess of our insurance coverage, then our reputation and our business may suffer.

Problems related to Year 2000 issues could harm our business.

Prior to January 1, 2000 we devoted substantial resources to ensure that our proprietary software, the third party software on which we rely, and the underlying systems and protocols did not contain errors associated with year 2000 date functions. Since January 1, 2000, we have not experienced any significant disruption in our operations as a result of, nor has any third-party vendor on whom we depend been affected by the commencement of the year 2000. Although we do not anticipate that our products and services will be affected by the year 2000, if we, or our third-party providers, fail to remedy any year 2000 issues that may arise, the result could be lost revenues, increased operating expenses, the loss of customers, and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products to our customers could result in claims against us for breach of contract and related litigation, any of which could be costly and time consuming to defend.

In light of our experiences to date, we have not developed any specific contingency plans for year 2000 issues. Our worst case scenario for year 2000 problems would be our inability to provide our products to our customers and a resultant decline in our total revenues.

                      Risks Related to Electronic Commerce

We depend on the Internet and the development of the Internet infrastructure.

Our success will depend in large part on continued growth in, and the use of, the Internet, particularly for commerce. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our services include:

  .  security;

  .  reliability;

  .  cost;

  .  ease of access;

  .  quality of service;

  .  increases in bandwidth availability; and

  .  taxability of transactions.

If the Internet develops as a commercial or business medium more slowly than we expect, it will harm our business. In addition, companies that control access to Internet transactions through network access or web browsers could promote our competitors or charge us a substantial fee for inclusion in their product or service offerings. Either of these developments could harm our business.

We are exposed to risks associated with online commerce security, credit card fraud and "hacking."

Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and electronic commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology that we license from third parties. We cannot predict whether events or developments will result in a compromise or breach of the software we use to protect customer transaction data. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Recently, visitors at a number of popular web destinations received so-called "denial of service" errors and were unable to receive and transmit data as a result of malicious code originating from multiple untraceable sources. We may need to expend significant additional capital and other resources to protect against such security breaches or to alleviate problems caused by any breaches. Our business may be harmed if our security measures do not prevent security breaches and we cannot assure that we can prevent all security breaches.

Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. A failure to guard adequately against fraudulent credit card transactions would harm our business.

We may be unable to adjust to rapid technological changes.

To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the electronic commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing web site and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

  . both license and internally develop leading technologies useful in our business;

  .  enhance our existing services;

  . develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our web site, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors.

We are subject to federal and state government regulations.

Our business is subject to federal, state and local government regulations relating to the shipment of pet food and pet products, advice relating to animal care, and other matters. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of applicable regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could harm our operations.

Laws and regulations directly applicable to electronic commerce, relating to online content, user privacy, access charges, liability for third-party activities, jurisdiction and taxation, may become more prevalent in the future. It is uncertain as to how existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium. Although our business is based in California, the governments of other states or foreign countries might attempt to regulate our activities or levy sales or other taxes on us.

We do not collect sales or other similar taxes in connection with sales of our products, other than from purchasers located in California, Illinois, New York, New Jersey, Ohio and Tennessee. However, one or more state taxing authorities may seek to impose sales tax collection obligations on out-of-state companies engaged in online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. In 1998, the Internet Tax Information Act was signed into law by the U.S. government, placing a three-year moratorium on new state and local taxes on Internet commerce, ending on October 1, 2001. This tax moratorium does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our web site could harm our business. In addition, a number of trade groups and government entities have publicly stated their objections to this tax moratorium and have argued for its repeal. The Federal Advisory Commission on Electronic Commerce is in the process of evaluating these issues. It is expected to make its recommendation to Congress in April 2000. There can be no assurance that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed, or that it will be renewed when it expires, any of which events could substantially impair the growth of electronic commerce. Additionally, we intend to lease a portion of several of PETCO's distribution centers in other states and, regardless of the outcome of this federal tax moratorium, we may be required to collect sales or other similar taxes in connection with sales and returns of our products in these states. We also have the right to require PETCO to accept returns of our products at PETCO stores. If we were to elect to take advantage of this, we may be required to collect sales or other similar taxes in connection with sales of our products in any state in which PETCO maintains a store.

The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

Internet service providers may become subject to Internet access fees.

Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This slowing could in turn decrease demand for our services or increase our cost of doing business.

                         Risks Related to this Offering

Our stock price could be volatile and could decline following this offering.

The stock markets, particularly the Nasdaq National Market on which we will apply to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. The trading prices of many technology companies' stocks are at or near historical highs. These high trading prices may not be sustained. Investors may not be able to resell their shares at or above the initial public offering price. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

An active trading market for our common stock may never develop or be sustained. Furthermore, the market price of our common stock could decline below the initial public offering price. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new product or service offerings by us or our competitors;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . changes in the economic performance and/or market valuations of other Internet, electronic commerce or retail companies;

  .  changes in financial estimates by securities analysts;

  .  additions or departures of key personnel;

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock;

  .  potential litigation;

  . conditions and trends in the Internet and electronic commerce industries; and

  .  general economic conditions.

There has been no prior market for our common stock and an active trading market may not develop following this offering.

Before this offering, there has not been a public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

Certain existing stockholders own a large percentage of our voting stock.

Upon completion of this offering, we anticipate that our executive officers, directors and greater than 5% stockholders (including PETCO, one of our strategic partners), and their affiliates, will, in the aggregate, own
approximately   % of our outstanding common stock. As a result, such persons, acting together, will have the ability to influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. See "Principal Stockholders."

Future sales of our common stock may cause our stock price to decline.

Sales of significant amounts of our common stock in the public market after this offering or the perception that such sales will occur could reduce the market price of our common stock or our future ability to raise capital through an offering of our equity securities. After the closing of this offering, we
will have       shares of common stock outstanding. Of the outstanding shares, the shares sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933, as amended. These shares will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Sales of a large number of shares held by affiliates could significantly reduce the market price for our common stock. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Almost all of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to certain limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of CIBC World Markets Corp. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, an additional 681,400 shares of common stock will be available for sale in the public market, subject to compliance with certain volume restrictions in the case of shares held by affiliates, upon expiration of this 180-day period.

In addition, as of March 10, 2000, there were outstanding options to purchase 9,946,038 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. We have committed to issue up to 9,006,322 shares of common stock upon the exercise or conversion of outstanding warrants. An additional 585,000 shares of common stock have been reserved for issuance to Loveland upon the occurrence of certain milestones under our fulfillment agreement. See "Business--Other Strategic Relationships" and "Certain Transactions." Certain stockholders, representing approximately 52,854,732 shares of common stock, including shares issuable upon the exercise of certain warrants to purchase common stock, will be entitled to certain demand and piggy-back registration rights, subject to certain conditions. See "Management--Stock Plans," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

New investors will experience immediate substantial dilution from this offering.

Investors in this offering will experience an immediate dilution of $ per share, based on the pro forma number of outstanding shares as of March 10, 2000. This offering will also create a public market for the resale of shares held by existing investors, and may substantially increase the market value of those shares. See "Dilution" and "Principal Stockholders."

We have adopted anti-takeover provisions that could affect the sale of our company.

Provisions of our amended and restated certificate of incorporation, which will become effective upon the closing of the offering, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock-- Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws, and the Delaware Anti-Takeover Law" for more detailed information.

We have discretion as to use of proceeds.

Our management can spend the proceeds from this offering in ways with which the stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

               Special Note Regarding Forward-Looking Statements

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                Use of Proceeds

We estimate that the net proceeds from the sale of               shares of
common stock offered by us at an assumed initial public offering price of
$       per share will be approximately $      million, after deducting the
underwriting discounts and estimated offering expenses. If the underwriters
exercise in full their option to purchase an additional         shares of
common stock, we estimate that such net proceeds will be approximately $ million.

We intend to use the net proceeds of this offering for:

  . repayment of $2,000,000 of indebtedness to the former stockholders of C/R Catalog Corp. pursuant to a secured promissory note dated as of January 18, 2000; and

  . general corporate purposes, including expansion of our marketing and brand building efforts.

In addition, we may use a portion of the net proceeds of this offering to acquire complementary technologies or businesses or enter into additional strategic alliances. We have no current agreements or commitments with respect to any such acquisition or strategic alliance. The amounts actually expended for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we will invest the net proceeds of this offering in short-term interest-bearing, investment grade securities.

                                Dividend Policy

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our earnings to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. The terms of the financing documents that we entered into with Greyrock Capital, a division of Banc of America Commercial Finance Corporation, or Greyrock Capital, limit our ability to pay dividends on our outstanding capital stock without their prior written consent. We may incur additional indebtedness in the future which may prohibit or effectively restrict the payment of dividends.

                                 Capitalization

The table below sets forth the following information:

  .  our actual capitalization as of January 1, 2000;

  . our pro forma capitalization after giving effect to the acquisition of C/R Catalog Corp.; and

  .  our pro forma as adjusted capitalization after giving effect to the sale
     of         shares of our common stock in this offering at an assumed
     initial public offering price of $         per share, less underwriting
     discounts and commissions and estimated offering expenses payable by us and the conversion of all outstanding shares of our convertible preferred stock.

None of the columns set forth below reflect:

  . 4,691,191 shares issuable upon the exercise of options outstanding at January 1, 2000 at a weighted average exercise price of $0.68 per share;

  . 5,463,269 shares issuable upon the exercise of options granted subsequent to January 1, 2000 at a weighted average exercise price of $1.46;

  .  3,842,766 shares issuable to PETCO;

  . 585,000 shares issuable to Loveland upon the achievement of certain milestones;

  . 6,919,987 shares issuable upon the exercise of warrants outstanding at January 1, 2000 at exercise prices ranging from $1.75 to $10.00 per share;

  . 2,086,335 shares issuable upon the exercise of warrants issued subsequent to January 1, 2000 at exercise prices ranging from $5.6061 to $7.50 per share;

  . 6,721,957 shares available for issuance under our 1999 stock plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan; and

  . 3,567,542 shares issued subsequent to January 1, 2000 in connection with the strategic agreements reached with the National Broadcast Company, Inc. or NBC and ValueVision.

The table below should be read in conjunction with our balance sheet as of January 1, 2000 and the related notes, which are included elsewhere in this prospectus:

                                                       January 1, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                    and per share amounts)
Stockholders' Equity:
 Series A convertible preferred stock, $0.0001
  par value; 11,555,000 shares authorized,
  9,755,000 shares issued and outstanding
  (actual and pro forma); no shares
  authorized, issued or outstanding (pro forma
  as adjusted) ................................ $      1  $      1     $
 Series B convertible preferred stock, $0.0001
  par value; 8,000,000 shares authorized,
  7,736,345 shares issued and outstanding
  (actual and pro forma); no shares
  authorized, issued or outstanding (pro forma
  as adjusted).................................        1         1
 Series C convertible preferred stock, $0.0001
  par value; 12,940,620 shares authorized,
  3,977,867 shares issued and outstanding
  (actual and pro forma); no shares
  authorized, issued or outstanding (pro forma
  as adjusted).................................       --        --
 Series D convertible preferred stock, $0.0001
  par value; 10,000,000 shares authorized,
  6,270,262 shares issued and outstanding
  (actual and pro forma); no shares
  authorized, issued or outstanding (pro forma
  as adjusted).................................        1         1
 Series E convertible preferred stock, $0.0001
  par value; no shares authorized or issued
  (actual); 2,330,000 shares authorized (pro
  forma); 2,014,607 issued and outstanding
  (pro forma); no shares authorized, issued or
  outstanding (pro forma as adjusted)..........       --        --
 Preferred Stock, $0.0001 par value; 4,380
  shares authorized, no shares issued or
  outstanding (actual and pro forma);
  10,000,000 shares authorized, no shares
  issued and outstanding (pro forma as
  adjusted)....................................       --        --
 Common stock, $0.0001 par value; 65,000,000
  shares authorized, 9,793,796 shares issued
  and outstanding (actual); 39,754,877 shares
  issued and outstanding (pro forma); and
  150,000,000 shares authorized (pro forma as
  adjusted),           shares issued and
  outstanding (pro forma as adjusted)..........        1         1
Additional paid in capital.....................   84,762    96,312
Notes receivable from stockholders.............     (293)     (293)
Deferred stock compensation....................   (2,304)   (2,304)
Accumulated deficit............................  (40,865)  (40,865)
                                                --------  --------     -------
   Total capitalization........................ $ 41,304  $ 52,854     $
                                                ========  ========     =======

On January 18, 2000, in connection with our acquisition of C/R Catalog Corp. we issued 2,014,607 shares of Series E convertible preferred stock to 25 individuals and assumed warrants held by thirteen individuals, which thereupon became exercisable for 69,647 shares of Series E convertible preferred stock. For additional information regarding this transaction see "Certain Transactions."

On January 21, 2000, in connection with strategic agreements with NBC and ValueVision, we issued an additional 3,567,542 shares of Series D convertible preferred stock to ValueVision and a subsidiary of NBC, warrants to purchase an additional 918,939 shares of Series D convertible preferred stock at an exercise price of $5.6061 per share to a subsidiary of NBC, ValueVision and eighteen existing holders of our Series D convertible preferred stock, and warrants to purchase 917,749 shares of common stock at an exercise price of $7.50 per share to a subsidiary of NBC. For additional information regarding this transaction see "Business--Other Strategic Relationships" and "Certain Transactions."

On January 31, 2000, we issued a warrant to purchase an additional 180,000 shares of Series E convertible preferred stock at an exercise price of $5.6061 per share to Greyrock Capital.

Upon consummation of this offering, all of the issued and outstanding shares of Series A, Series B, Series C, Series D and Series E convertible preferred stock, and the warrants therefor will convert into shares of common stock and warrants to purchase shares of common stock, respectively.

In February 2000, we issued 960,692 shares of Series C convertible preferred stock to PETCO. Additionally, in March 2000, we accelerated vesting of the remaining 2,882,074 shares of Series C convertible preferred stock that was subject to issuance upon the achievement of certain milestones. For additional information regarding this transaction, see "Business--Relationship with PETCO" and "Certain Transactions."

                                    Dilution

Our pro forma net tangible book value as of January 1, 2000 (pro forma for the acquisition of C/R Catalog Corp. on January 18, 2000) was approximately $35,994,000, or $0.91 per share of common stock. Pro forma net tangible book value per share represents the amount of total pro forma tangible assets less total pro forma liabilities, divided by the shares of common and pro forma convertible preferred stock (pro forma for the convertible preferred stock issued in the acquisition of C/R Catalog Corp. on January 18, 2000) outstanding as of January 1, 2000. Our pro forma net tangible book value as of January 1,
2000, after giving effect to the issuance and sale of the             shares of
common stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses and the conversion of Series A, Series B, Series C, Series D and Series E convertible preferred stock into
common stock upon closing of this offering would have been $     , or $
per share.

This represents an immediate increase in pro forma net tangible book value per
share of $      to existing stockholders and an immediate dilution per share of
$      to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................... $
  Pro forma net tangible book value per share before this offering.. $0.91
  Increase in pro forma net tangible book value per share
   attributable to new investors....................................
                                                                     -----
Pro forma net tangible book value per share after offering................
Dilution per share to new investors.......................................
                                                                           ----
                                                                           $
                                                                           ====

The following table summarizes, on a pro forma basis, as of January 1, 2000, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 37,533,270      %  $73,906,349      %      $1.97
New investors..............
                            ----------   ---   -----------   ---       -----
  Total....................                 %                   %      $
                            ==========   ===   ===========   ===       =====

The foregoing discussion and tables exclude:

  . 4,691,191 shares issuable upon the exercise of options outstanding at January 1, 2000 at a weighted average exercise price of $0.68 per share;

  . 5,463,269 shares issuable upon the exercise of options granted subsequent to January 1, 2000 at a weighted average exercise price of $1.46;

  .  3,842,766 shares issuable to PETCO;

  . 585,000 shares issuable to Loveland upon the achievement of certain milestones;

  . 6,919,987 shares issuable upon the exercise of warrants outstanding at January 1, 2000 at exercise prices ranging from $1.75 to $10.00 per share; and

  . 2,086,335 shares issuable upon the exercise of warrants issued subsequent to January 1, 2000 at exercise prices ranging from $5.6061 to $7.50 per share;

  . 6,721,957 shares of common stock available for issuance under our 1999 stock plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan; and

  . 3,567,542 shares issued subsequent to January 1, 2000 in connection with the strategic agreement reached with NBC and ValueVision.

To the extent that any of these shares are issued, there may be further dilution to new investors.

                            Selected Financial Data

The following selected financial data is qualified by reference to, and should be read in conjunction with, our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data presented below for 1316703 Ontario Limited, our predecessor, from the period September 28, 1998 (inception) through April 15, 1999 and our statement of operations data from March 9, 1999 (inception) through January 1, 2000 and our balance sheet data as of January 1, 2000 are derived from our audited financial statements included elsewhere in this prospectus. The historical operating results are not necessarily indicative of the operating results for any future period.

Our unaudited pro forma statement of operations data includes the results of operations for 1316703 Ontario Limited from January 3, 1999 to April 15, 1999 and gives effect to our acquisition of C/R Catalog Corp. as though it had occurred on January 3, 1999. The unaudited pro forma balance sheet data gives effect to our acquisition of C/R Catalog Corp. as though it had occurred on January 1, 2000. Our unaudited pro forma financial data should be read in conjunction with our unaudited pro forma financial information and the related notes included elsewhere in this prospectus. Our unaudited pro forma financial data is not necessarily indicative of what the actual operating results or financial position would have been, had the acquisition actually taken place on January 3, 1999 or January 1, 2000 and does not purport to indicate our future operating results.

The pro forma as adjusted column gives additional effect to the sale of the shares of common stock that we are offering under this prospectus after deducting the estimated underwriting discounts and our estimated offering expenses and the use of the estimated net proceeds from the sale of shares and to the automatic conversion of all of the outstanding shares of our convertible preferred stock upon the closing of this offering.

                                        1316703 Ontario  Petopia.com
                                          Limited, our   period from   Pro Forma
                                          predecessor,    March 9,    period from
                                          period from       1999      January 3,
                                         September 28,   (inception)     1999
                                        1998 (inception)   through      through
                                            through      January 1,   January 1,
                                         April 15, 1999     2000         2000
                                        ---------------- -----------  -----------
                                          (in thousands, except share and per
Statement of Operations Data:                         share data)
Net sales.............................      $    --      $    3,452   $    8,801
Cost of sales:
 Product and shipping costs...........           --           5,616        8,443
 Equity-based charges.................           --              23           23
                                            -------      ----------   ----------
   Total cost of sales................                        5,639        8,466
                                            -------      ----------   ----------
Gross margin..........................           --          (2,187)         335
                                            -------      ----------   ----------
Operating expenses:
 Marketing and sales..................           51          24,215       27,517
 Content and product development......          226           7,494        8,192
 General and administrative...........          338           4,016        6,036
 Amortization of purchased
  intangibles.........................           --             172        3,600
 Equity-based charges.................           --           3,517        3,517
                                            -------      ----------   ----------
   Total operating expenses...........          615          39,414       48,862
                                            -------      ----------   ----------
   Loss from operations...............         (615)        (41,601)     (48,527)
Interest income, net..................            3             736          540
                                            -------      ----------   ----------
Net loss..............................      $  (612)     $  (40,865)  $  (47,987)
                                            =======      ==========   ==========
Basic and diluted net loss per
 equivalent share(1)..................      $ (7.20)     $   (10.84)  $    (8.74)
Pro forma basic and diluted net loss
 per equivalent share(1)..............                   $    (2.50)  $    (2.39)
Shares used to compute pro forma basic
 and diluted net loss per equivalent
 share(1).............................       85,000       3,770,437    5,489,681
Shares used to compute pro forma basic
 and diluted net loss per equivalent
 share(1).............................                   16,339,184   20,073,035
                                                    January 1, 2000
                                        -----------------------------------------
                                                                       Pro Forma
                                             Actual       Pro Forma   As Adjusted
                                        ---------------- -----------  -----------
Balance Sheet Data:                                  (in thousands)
Cash and cash equivalents and short-
 term investments.....................      $36,528         $36,346
Working capital.......................       30,997          25,966
Total assets..........................       52,840          70,384
Convertible preferred stock, warrants
 and related paid-in capital..........       80,390          91,940
Total stockholders' equity............       41,304          52,854

--------
(1) See note 2 of notes to our financial statements for a description of the method that we used to compute our net loss per equivalent share, and how we calculated the number of shares used in that computation.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus.

Petopia.com is a leading online retailer of pet products that integrates a "bricks and clicks" business model with a multi-channel sales approach. We offer our customers a convenient, one-stop shopping experience for all of their pet-related needs, ranging from food and supplies to expert content and live community chats. Our mix of products extends beyond traditional pet food and supplies into high margin specialty products, such as hobbyist products for fish, bird and reptile owners, as well as pet lifestyle products, including pet-themed apparel, home furnishings and gift items for both people and pets. We believe our "bricks and clicks" business model combines the advantages of both online and offline retailing to better serve our customers. Our multi-channel sales approach provides our customers with greater convenience and flexibility by enabling them to acquire information and purchase products through their preferred method of shopping, including our web site, catalog, television program, customer call center, and Petopia Internet stations located in PETCO stores.

Our predecessor was incorporated in September 1998 as 1316703 Ontario Limited. We incorporated as a Delaware corporation on March 9, 1999. Since our inception, we have been primarily focused on launching an aggressive sales and marketing campaign to establish our brand, implementing a multi-channel sales strategy, designing our web site, forming strategic alliances, deploying a nationwide fulfillment and distribution infrastructure, building our customer base, raising funds and recruiting and training employees.

Since inception, we have entered into a number of key strategic relationships:

  . In July 1999, we formed a strategic alliance with PETCO as their exclusive online partner. We believe our relationship with PETCO provides us with advantages in purchasing, operations and distribution, customer acquisition and marketing.

  .  In January 2000, we acquired C/R Catalog Corp. (d/b/a In the Company of
     Dogs), a premier catalog and web-based retailer that features high-end lifestyle products for dogs and dog owners.

  . In January 2000, we entered into strategic relationships with NBC and ValueVision, each of which made equity investments in us. Pursuant to their agreement, ValueVision agreed to produce at least 45 one-hour television programs per year featuring Petopia.com. These programs will initially be available in approximately 30 million cable television homes and will be devoted to building our brand and the sale of pet-related products, including premium food and supplies and pet-themed lifestyle merchandise.

To date, our revenues have primarily been derived from the sale of pet-related products through our web site and catalog. We generate a significant portion of our revenue from our product replenishment subscription service, the Bottomless Bowl. Participants in this program request pre-scheduled periodic shipments of a broad range of pet products. This service provides us with a recurring revenue stream and an opportunity to upsell other relevant and useful pet products. In the second quarter of 2000, we intend to launch our weekly television program on ValueVision, which we expect to generate additional sales revenue through direct sales of pet-related products to program viewers. We also intend to derive revenues from sales of our products through our in-store Petopia Internet stations, which allow PETCO customers to purchase products that are complementary to PETCO products.

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. See "Risk Factors" for a more complete description of the many risks we face. Because we have a short operating history, we cannot make period-to-period comparisons and can only provide an analysis of recent quarterly operating results. We have incurred net losses of $40,865,000 from inception to January 1, 2000. Our pro forma net loss for the same period including the results of operations for 1316703 Ontario Limited from January 3, 1999 to April 15, 1999 and our acquisition of C/R Catalog Corp. as if it had closed on January 3, 1999 was $47,987,000. We believe that we will continue to incur net losses for the foreseeable future and that the rate at which we will incur such losses will increase significantly from current levels.

Results of Operations

The following table sets forth our unaudited quarterly operations data for the three quarters ended July 3, 1999, October 2, 1999 and January 1, 2000, our results of operations for the period from March 9, 1999 (inception) through January 1, 2000, and our pro forma operating results for the fiscal year ended January 1, 2000 including our acquisition of C/R Catalog Corp. as if it had closed on January 3, 1999. The unaudited quarterly information has been derived from our unaudited financial statements not included in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Our operating results presented below for the period from March 9, 1999 (inception) through January 1, 2000 have been derived from audited financial statements included elsewhere in this prospectus. Our pro forma operating results presented below for the period from January 3, 1999 through January 1, 2000 have been derived from the unaudited pro forma condensed combined financial information included in this prospectus.

Our operating results and the operating results of 1316703 Ontario Limited for the fiscal quarter ended April 3, 1999 were not significant, and therefore have not been presented for comparative purposes. The operating results presented below are not necessarily indicative of the operating results for any future period.

                                                         Period from   Pro Forma
                                                        March 9, 1999 period from
                                Quarters Ended           (inception)   January 3,
                         ------------------------------    through    1999 through
                         July 3,  October 2, January 1,  January 1,    January 1,
                          1999       1999       2000        2000          2000
                         -------  ---------- ---------- ------------- ------------
                                              (in thousands)
Net sales............... $    --   $   585    $  2,867    $  3,452      $  8,801
Cost of sales:
  Product and shipping
   costs................      --       938       4,678       5,616         8,443
  Equity-based charges..      --        23          --          23            23
                         -------   -------    --------    --------      --------
    Total cost of
     sales..............      --       961       4,678       5,639         8,466
                         -------   -------    --------    --------      --------
  Gross margin..........      --      (376)     (1,811)     (2,187)          335
                         -------   -------    --------    --------      --------
Operating expenses:
  Marketing and sales...     410     6,369      17,429      24,215        27,517
  Content and product
   development..........     839     1,507       5,138       7,494         8,192
  General and
   administrative.......     199     1,026       2,787       4,016         6,036
  Amortization of
   purchased
   intangibles..........      57        57          58         172         3,600
  Equity-based charges..     141       619       2,757       3,517         3,517
                         -------   -------    --------    --------      --------
    Total operating
     expenses...........   1,646     9,578      28,169      39,414        48,862
                         -------   -------    --------    --------      --------
Loss from operations....  (1,646)   (9,954)    (29,980)    (41,601)      (48,527)
Interest income, net....      35       339         362         736           540
                         -------   -------    --------    --------      --------
Net loss................ $(1,611)  $(9,615)   $(29,618)   $(40,865)     $(47,987)
                         =======   =======    ========    ========      ========

The following table sets forth our operating results as a percentage of net sales:

                                                        Period from   Pro Forma
                                                       March 9, 1999 period from
                                Quarters Ended          (inception)   January 3,
                         -----------------------------    through    1999 through
                         July 3, October 2, January 1,  January 1,    January 1,
                          1999      1999       2000        2000          2000
                         ------- ---------- ---------- ------------- ------------
Net sales...............    --        100%       100%        100%         100%
Cost of sales:
  Product and shipping
   costs................    --        160        163         162           96
  Equity-based charges..    --          4         --           1           --
                          ----     ------     ------      ------         ----
    Total cost of
     sales..............    --        164        163         163           96
                          ----     ------     ------      ------         ----
  Gross margin..........    --        (64)       (63)        (63)           4
                          ----     ------     ------      ------         ----
Operating expenses:
  Marketing and sales...    --      1,089        608         702          313
  Content and product
   development..........    --        258        180         217           93
  General and
   administrative.......    --        175         97         116           68
  Amortization of
   purchased
   intangibles..........    --         10          2           5           41
  Equity-based charges..    --        106         96         102           40
                          ----     ------     ------      ------         ----
    Total operating
     expenses...........    --      1,638        983       1,142          555
                          ----     ------     ------      ------         ----
Loss from operations....    --     (1,702)    (1,046)     (1,205)        (551)
Interest income, net....    --         58         13          21            6
                          ----     ------     ------      ------         ----
Net loss................    --     (1,644)%   (1,033)%    (1,184)%       (545)%
                          ====     ======     ======      ======         ====

Net Sales. We derive our revenues principally from product sales and charges to customers for outbound shipping, net of allowances for product returns, promotional discounts and coupons. Sales are recognized upon shipment. Most customer orders are processed through our web site and billed to a customer's credit card. Generally, we collect cash from credit card sales in one to two days from the date shipped. We routinely offer promotional discounts and coupons to customers. In addition, if a customer is not satisfied with a particular product, we generally refund all or a portion of the sale within 30 days of the sale of the product.

Pro forma net sales in relation to historical net sales represents the inclusion of net sales from C/R Catalog Corp., which sells lifestyle products through its web site and catalog.

Cost of Sales and Gross Margin. Cost of sales consists primarily of the costs of products sold to customers, outbound and inbound shipping costs charged to us by the carrier, and equity-based charges that are related to product purchases. There were no net sales or cost of sales prior to the quarter ended July 3, 1999. The negative gross margins experienced in the quarters ended October 2, 1999 and January 1, 2000 were primarily the result of promotional sales discounts associated with the commercial launch of our web site. Additionally, in order to attract new customers and encourage repeat orders, we have provided our customers on a promotional basis with shipping below our cost which has negatively impacted our gross margin. From the period November 1999 through January 2000, our blended product margin, excluding discounts and promotions, ranged from 30% to 40%. We expect our product margins to increase as we leverage PETCO's purchasing power and drive favorable shifts in product mix. We expect cost of sales to increase in absolute dollars to the extent that our sales volume increases. Our gross margin will fluctuate based on a number of factors, including, but not limited to, the cost of our products, including the extent of purchase volume discounts that we are able to obtain from suppliers, our pricing strategy relative to the cost of our products, the mix of products our customers purchase, our shipping pricing strategy relative to the cost of shipping, our distribution and fulfillment strategy, the extent to which we are able to control product damage, shrinkage and expiration though inventory management practices and the amount of equity-based charges we recognize.

Pro forma cost of sales and gross margin compared to the historical results were positively affected by the gross margins of C/R Catalog Corp. due to their focus on the sale of higher margin specialty products through their website and catalog.

Marketing and Sales Expense. Marketing and sales expense consists primarily of advertising and promotional expenditures, distribution expenses, including order processing and fulfillment charges, equipment and supplies, and payroll and related expenses for personnel engaged in marketing, merchandising, customer service, distribution and fulfillment activities. Marketing and sales expense increased in each of the three quarters ended July 3, 1999, October 2, 1999, and January 1, 2000, primarily due to television, radio, billboard and web portal advertising expense which we incur as part of our strategy to develop our brand. In addition, we incurred costs to acquire customers as part of our customer referral program. Marketing and sales expense also increased during the three quarters ended July 3, 1999, October 2, 1999, and January 1, 2000 due to the addition of marketing and sales personnel. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, expect marketing and sales expense to increase. Marketing and sales expense may also vary considerably from quarter to quarter depending on the timing of our advertising campaigns and the rate at which we expand our distribution and fulfillment activities.

Pro forma marketing and sales expense in comparison to historical marketing and sales expense primarily represents additional costs incurred by C/R Catalog Corp. for catalog production and related activities, advertising, merchandising and fulfillment operations.

Content and Product Development Expense. Content and product development expense consists primarily of payroll, consulting and related expenses for web site development and information technology personnel, Internet access and hosting charges and web site content and design expenses. Content and product development expense increased in each of the three quarters ended July 3, 1999, October 2, 1999, and January 1, 2000, primarily due to increased expenses associated with the use of consultants and contract labor as a result of an increase in the number of web site development projects in which we were involved. Over the next several months, we plan to continue to work on a number of projects that will result in increased content product development expenses. Such projects include increased order management functionality to reduce shipping costs and customer delivery times, enhanced customer features, including improvements to our Bottomless Bowl subscription service, tools to better manage and control promotional offerings, enhanced search tools to facilitate the customer experience, an integrated PeopleSoft ERP system for financial and order management, extensive security features, and a three tier modular design including middleware to provide greater performance and design flexibility. We believe that continued investment in product development is critical to attaining our strategic objectives.

Pro forma content and product development expense increased compared to historical content and product development expense primarily due to the inclusion of consulting expenses to develop C/R Catalog Corp.'s inthecompanyofdogs.com web site.

General and Administrative Expense. General and administrative expense consists primarily of payroll and related expenses for executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses. General and administrative expense increased in each of the three quarters ended July 3, 1999, October 2, 1999, and January 1, 2000 primarily due to increased expenses associated with the addition of general and administrative personnel, additional professional fees and the cost of corporate facilities. We expect general and administrative expense to increase as we expand our staff and incur additional costs related to the anticipated growth of our business and being a public company.

Pro forma general and administrative expense includes additional payroll, facilities and professional services expenses incurred by C/R Catalog Corp. as compared to historical general and administrative expense.

Pro Forma Amortization of Purchased Intangibles. Pro forma amortization of purchased intangibles represents the estimated amortization charge for goodwill and identifiable intangible assets that would have been recorded had C/R Catalog Corp. been acquired on January 3, 1999.

Equity-Based Charges. We recorded total equity-based charges of $3,517,000 for the period from March 9, 1999 (inception) to January 1, 2000 in connection with stock options granted to employees and preferred stock, restricted common stock and warrants issued to non-employees. Equity-based charges related to stock options for employees represents the difference between the exercise price of stock options and the deemed fair value of our common stock at the time of such grants. The amount is amortized to expense according to the vesting period of the stock option. In the case of convertible preferred stock, restricted common stock and warrants, equity-based charges represent the difference between the purchase price of the convertible preferred stock, restricted common stock or warrants, as the case may be, and the deemed fair value of our common, convertible preferred stock or the related warrant on the date of grant. The amount is recognized as an expense based on the related period of service or contract. In some cases this results in recording a deferred cost and amortizing the amount over time, while in others, the amount is recognized completely upon grant of the convertible preferred stock, restricted common stock or warrant.

Equity-based charges increased in each of the three quarters ended July 3, 1999, October 2, 1999, and January 1, 2000, primarily due to the recognition of a $2,181,000 charge relating to a convertible preferred stock grant to PETCO in December 1999. In addition, we amortized $276,000 and $309,000 of the accrued expenses relating to a warrant to purchase convertible preferred stock granted to PETCO in the quarters ended October 2, 1999 and January 1, 2000, respectively. The remaining increase in equity-based charges in each of the three quarters ended July 3, 1999, October 2, 1999 and January 1, 2000, is due to the grant of stock options to new employees in such quarters as well as an increase in the difference between the grant price and the deemed fair value of our common stock during such quarters.

Equity-based charges for convertible preferred stock, stock options, restricted common stock and warrants issued through January 1, 2000 that will be subsequently recognized as expense for each of the next four fiscal years is estimated to be as follows:

       Fiscal Year                                                    Amount
       -----------                                                --------------
                                                                  (in thousands)
       2000......................................................      $617
       2001......................................................       617
       2002......................................................       617
       2003......................................................       373

Interest Income, net. Interest income consists of earnings on our cash, cash equivalents and short-term investments. Interest expense consists of interest associated with a bridge financing that was repaid in full prior to January 1, 2000.

Income Taxes. There was no provision or benefit for income taxes for any period since our inception due to our operating losses. As of January 1, 2000, we had $33,663,000 of net operating loss carry forwards for federal and state income tax purposes, which expire in 2019 for federal income tax purposes and 2007 for state income tax purposes. Since it is uncertain that we will be able to realize any benefit from these net operating loss carry forwards, we have provided a full valuation allowance on the deferred tax assets. See Note 9 of notes to our financial statements.

Liquidity and Capital Resources.

Since inception through January 1, 2000, we have financed our operations primarily through private sales of common and convertible preferred stock, which yielded net cash proceeds of $73,129,000. During the period from March 9, 1999 to January 1, 2000, net cash used in operating activities was $31,420,000 and consisted primarily of a net loss of $40,865,000, offset by non-cash charges to income of $4,286,000 and a decrease in net operating assets and liabilities of $5,159,000. Net cash used in investing activities was $18,727,000 and consisted primarily of the purchase of short-term investments of $13,546,000 and fixed assets of $3,502,000. Net cash provided by financing activities was $73,129,000 and consisted primarily of cash proceeds from the following issuances of convertible preferred stock:

  . In May 1999, we issued 9,755,000 shares of Series A convertible preferred stock in exchange for an aggregate of $9,755,000 in cash including conversion of promissory note. In May 1999, we also issued eight warrants to purchase an aggregate of 1,800,000 shares of Series A convertible preferred stock, with an exercise price of $1.75 per share.

  . In July 1999, we issued 7,736,345 shares of Series B convertible preferred stock in exchange for an aggregate purchase price of $19,999,999.

  . In July 1999, we issued 3,017,175 shares of Series C convertible preferred stock in exchange for an aggregate purchase price of $7,800,000. In connection with this purchase and sale of Series C convertible preferred stock, we also issued three warrants to purchase an aggregate of 1,637,486, 1,705,715 and 1,776,786 shares of Series C convertible preferred stock with an exercise price of $5.00, $7.50 and $10.00, respectively.

  . In November 1999, we issued 6,270,262 shares of Series D convertible preferred stock in exchange for an aggregate purchase price of $35,151,716.

As of January 1, 2000, we had $36,528,000 of cash, cash equivalents and short-term investments. Additionally, in January 2000, we issued 3,567,542 shares of Series D convertible preferred stock for an aggregate purchase price of $10,000,000 in cash and $10,000,000 worth of advertising inventory from NBC. In connection with this transaction, we also issued a warrant to purchase 917,749 shares of common stock, with an exercise price of $7.50 per share, and warrants to purchase an aggregate of 918,939 shares of Series D convertible preferred stock, with an exercise price of $5.6061 per share.

In February 2000, we borrowed $10,000,000 from Greyrock Capital, which is payable in 12 equal monthly installments beginning on February 28, 2001, and for which interest accrues at the rate of the higher of 8% or prime plus 2%. In connection with this transaction, we also issued a warrant to purchase 180,000 shares of Series E convertible preferred stock, with an exercise price of $5.6061 per share. Our principal commitments consisted of obligations outstanding under operating leases aggregating approximately $3,067,000 through 2004. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in capital expenditures, in part as a result of the implementation of our planned financial and order management ERP system, and lease commitments in anticipation of growth in operations, infrastructure and personnel.

We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next twelve months. We may need to raise additional funds prior to the expiration of such period if, for example, we grow more rapidly than expected, pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

Year 2000 Readiness Disclosure

To date, we have not experienced any significant disruption in our operations as a result of, nor has any third-party vendor on whom we depend been affected by, the commencement of the year 2000. Although we do not anticipate that our products and services will be affected by the year 2000, if we, or our third-party providers, fail to remedy any year 2000 issues that may arise, the result could be lost revenues, increased operating expenses, the loss of customers and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products to our customers could result in claims against us for breach of contract and related litigation, any of which could be costly and time consuming to defend.

In light of our experiences to date, we have not developed any specific contingency plans for year 2000 issues. Our worst case scenario for year 2000 problems would be our inability to provide our products to our customers and a resultant decline in our total revenues.

Impact of the Year 2000 Computer Problem

Prior to January 1, 2000, we devoted substantial resources in an effort to ensure that our proprietary software, the third-party software on which we rely, and the underlying systems and protocols did not contain errors associated with Year 2000 date functions. Since January 1, 2000, we have not experienced any disruption as a result of any Year 2000 problems.

Qualitative and Quantitative Disclosures about Market Risks

We have limited exposure to financial market risks, including changes in interest rates. Our interest income, net is sensitive to changes in the general level of U.S. interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest income on cash balances due to our cash being primarily invested in short-term deposits.

Due to the short-term nature of our investments, we believe that there is no material exposure to interest rate fluctuation. Therefore, no accompanying table has been provided.

                                    Business

Overview

Petopia.com is a leading online pet products retailer that integrates a "bricks and clicks" business model with a multi-channel sales approach. We provide a convenient, one-stop shop for all our customers' pet-related needs by offering a comprehensive range of pet supplies, specialty items, relevant content, and online community. We believe our online strategy, when compared to our competitors, will allow us to achieve better margins, lower customer acquisition costs, and increased customer satisfaction. We are implementing our "bricks and clicks" model through our exclusive relationship with PETCO, a leading specialty retailer of premium pet food and supplies with approximately 500 retail stores. Our multi-channel sales approach increases the reach of our web site and provides our customers with the flexibility and convenience of purchasing products and accessing pet-related information through the medium of their choice, including our web site, catalog, television program, customer call center, and Petopia Internet stations located in PETCO stores. An additional benefit of our multi-channel sales approach is the opportunity to promote our brand and acquire customers through active cross marketing between our sales channels.

Industry Background

The Growth of the Internet and Electronic Commerce

The Internet has become an important medium for communicating, finding information and purchasing products and services. International Data Corporation or IDC, estimates that there were approximately 81 million web users in the United States at the end of 1999 and anticipates this number will grow to approximately 177 million users and to over 502 million users worldwide by the end of 2003. The rapid growth of the Internet has given businesses and consumers the opportunity to conduct an increasing amount of commerce online. According to IDC, worldwide transactions on the Internet are expected to increase from approximately $111 billion in 1999 to approximately $1.3 trillion in 2003, with the total number of users who purchase products and services online increasing from approximately 48 million to approximately 182 million worldwide during the same period.

We believe electronic commerce companies offer numerous advantages to both businesses and consumers. Consumers benefit from increased product selection, access to broad and deep product information, competitive pricing, and the convenience of shopping 24 hours a day, 7 days a week from any location with Internet access. The Internet enables businesses to reach a global audience, to operate with less investment in physical infrastructure, to reduce overhead and to create greater economies of scale. Businesses can customize web site content to match the needs and preferences of individual shoppers by personalizing content for each user. These advantages are resulting in a dramatic increase in the amount of commerce conducted over the Internet and the number of businesses and merchants advertising and selling goods and services online.

Consumer Markets for Pet Products and Services

The U.S. pet products and services industry is large and has a broad customer base. According to the Pet Industry Joint Advisory Council, U.S. consumer spending on pet products was approximately $23 billion in 1997, and the market is expected to grow to $29 billion by 2001. The APPMA estimates that over 60% of all U.S. households own at least one pet, while 40% of these households have multiple pets.

We believe the strong emotional ties between pet owners and their pets makes them attractive customers not only because they are likely to invest significant time to assure the well-being of their pets but also because they are likely to purchase premium products and services that extend beyond their pets' basic needs. There have been a number of studies by pet organizations that support this premise. For example, according to an APPMA survey, 62% of pet owners buy their pets gifts and according to the American Animal Hospital Association, 70% of pet owners consider their pets as children, and 63% celebrate their pet's birthday.

To meet the purchasing requirements of pet owners, we believe the market has divided the pet products and services industry into the following four sectors:

  . Pet Food and Treats. The pet food and treats sector, primarily for dogs and cats, represents the largest sales volume category of pet products. A significant portion of this sector is comprised of commodity products sold through high-volume retailers, such as supermarkets and mass merchandisers.

  . Pet Supplies and Hobbyist Products. The pet supplies and hobbyist sector includes staples such as dog and cat toys, collars and leashes, as well as specialty products such as fish, bird and reptile accessories.

  . Pet Lifestyle Products. The pet lifestyle products sector includes pet-themed products for people such as apparel, home furnishings, jewelry and collectibles. This sector also includes luxury products for pets, such as apparel for dogs, custom-made pet beds, and hand-baked treats. We believe that statistical data defining the pet market does not include pet lifestyle products which represent an attractive growth segment in the pet industry.

  . Pet Services. The pet services sector includes veterinarian services, grooming, boarding, pet health insurance, travel-related services, adoption and other services.

Limitations in the Online and Offline Pet Product Market

Due to a number of challenges, it is difficult for pet retailers focused exclusively on either offline or online sales channels to fully meet the purchasing needs of pet owners. Challenges specific to traditional offline pet retailers include:

  . Difficulty in Offering Both Commodity and Specialty Products. In the current offline retail environment, retailers must choose between offering products at value prices, and offering a niche of products at premium prices to satisfy pet owners' needs. This choice can be inconvenient for the consumer, as it is difficult to find both value pricing and specialty products from the same source.

  . Poor Access to Pet Care and Other Pet-Related Information. Traditional offline retailers, particularly volume retailers, do not provide broad and consistent access to information or knowledgeable advice to assist pet owners in making pet care or purchasing decisions.

  . Emergence of Online Retail. Online methods are rapidly changing the retail environment in many different industries which have led retailers to consider pursuing online strategies. Few traditional retailers have the expertise or resources necessary to successfully implement online retailing strategies.

Additionally, online retailers, while attempting to address the deficiencies of the traditional offline retail models, have encountered significant challenges, including:

  . Rapid Deployment of Fully Scaled Distribution Infrastructure. The ability to fulfill customer orders in a timely, accurate and cost-effective manner has proven difficult for many online retailers. Many existing online retailers will require significant time and expenditures to build or acquire the infrastructure necessary to handle their distribution needs.

  . Poor Leverage with Suppliers. Because many online retailers are small, they are finding it difficult to purchase merchandise from suppliers at rates that are competitive with the terms attained by more established offline retailers.

  . Transitioning and Maintaining Customers using the Online Channel. Since online commerce is an emerging sales channel, Internet retailers need to develop consumer trust by providing a complete shopping experience, including informative, friendly and timely customer support services. Moreover, we believe that a pure Internet sales model may only reach a portion of the available market as some consumers prefer the shopping experience of more traditional channels, such as catalogs, retail stores or other means.

We feel there is a significant market opportunity for an online pet products retailer that can offer consumers trusted information and a broad selection of merchandise through an integrated combination of online and offline sales channels, coupled with an efficient order processing and distribution infrastructure.

The Petopia.com Solution

We strive to be the definitive source for pet-related products and information. To achieve this goal, we combine comprehensive product selection, accurate and timely order fulfillment, and superior customer service, with the convenience of shopping across multiple sales channels.

Our solution provides the following benefits to consumers:

Convenience of Integrated Multi-Channel Sales Approach. We have expanded the reach of our web site using a multi-channel sales strategy. This provides our customers with the convenience and flexibility to shop using our web site, catalog, television program, customer call center, and Petopia Internet stations located in PETCO stores. Across all of our sales channels, our product offerings are coupled with integrated, timely content to educate our customers and to suggest relevant products and services to solve common problems experienced by pet owners.

Trusted Brand. To satisfy our customers' desire to make informed purchasing decisions and to support the well being of their pets, we provide comprehensive expert content from trusted industry sources such as Veterinary Medicine Publishing Group, the ASPCA, and renowned veterinarians and animal health and behavior specialists such as Dr. Marty Becker and Dr. Rolan Tripp. Our largely proprietary content is focused on topics we believe are relevant to our customers' pet-related interests and, according to Media Metrix, has translated into longer average user sessions than other online pet retailers. We also believe our exclusive partnerships with trusted brands like PETCO and the ASPCA increase our customers'confidence in our product and content offerings.

Efficient Fulfillment and Distribution. Our customers benefit from the operating efficiencies we gain from our partnerships with pet-oriented offline retailers and distributors such as PETCO and Loveland. We leverage their existing distribution capabilities and infrastructure to quickly and efficiently fulfill orders and distribute products to our customers. This has enabled us to quickly build a coast-to-coast distribution network and an automated logistics and inventory management system, resulting in minimized shipping time and costs.

Exceptional Customer Service. Our customer service team provides fast and efficient support to our customer base. They are capable of taking and processing orders and answering questions on pet care and other matters. We believe that the ability of our customer service team to answer a wide variety of questions reinforces customer loyalty and enhances our brand image.

Comprehensive Product Selection. As an Internet retailer, we intend to efficiently merchandise both staple and specialty products to our customers. We believe the breadth of our product offering increases our appeal to customers by providing them one convenient location for all of their pet needs, ranging from food to toys, from grooming products to health care supplies, from expert advice to live community chats. In addition to traditional pet staple products, our In the Company of Dogs division carries approximately 6,000 pet-related product SKUs in the pet lifestyle category.

Strategy

Our objective is to be the leading retailer serving pet owners and pet enthusiasts. To achieve our objective, we intend to provide our customers with a personalized experience integrating content, commerce and community. Key elements of our strategy include:

Strengthen the Petopia.com Brand. We intend to establish Petopia.com as the leading brand in the pet retail category. We plan to continue our aggressive branding campaign by promoting our web site in print and broadcast advertising and on major Internet portals and destinations, such as AOL.com, Yahoo.com, and Petfinder.org. We seek to enhance our credibility by partnering with well known industry leaders like PETCO and the ASPCA. We actively promote our brand across our multiple sales channels to maximize the efficiency and scalability of our marketing efforts. We plan to actively leverage our television program, catalog and physical presence in PETCO stores to drive customers to our web site, increase our customer conversion rate, and reduce our average customer acquisition cost.

Utilize PETCO's Buying Power. Through our exclusive strategic relationship with PETCO, we are able to purchase pet products at PETCO's net cost, as well as to obtain favorable terms on a variety of services including media buys, direct mailings, and creative advertising development. We intend to further utilize PETCO's volume-based purchasing terms by increasing the breadth of products and services we currently buy through their suppliers.

Integrate Distribution Platform. Our ability to utilize PETCO and Loveland distribution centers significantly reduces our cost and time to develop a fully scaled and operational distribution network. We intend to support all of our sales channels from a single common distribution platform. Key advantages of this strategy include broader geographic distribution to reduce shipping costs and delivery times, lower inventory carrying costs, lower capital investment in distribution facilities, increased inventory availability and increased ability to handle peak demand.

Maximize Lifetime Value of Our Customers. We will continue to employ strategies to optimize our customers' shopping experience and increase the frequency and size of their purchases. We intend to drive customer loyalty and repeat purchases through initiatives like our Bottomless Bowl subscription service. We also intend to encourage repeat visits and purchases by continually updating and expanding our content, improving the ease of navigation on our site, and providing customer-valued features such as our shopping and reorder lists, pet profiles and e-mail reminders.

Acquire Customers Through Multiple Sources. We intend to continue to enter into business relationships to help us acquire and maintain customers. We have already implemented a number of programs to accomplish this objective. For example, we have exclusive rights to use PETCO's PALS customer loyalty database, which we believe is the largest customer list in the pet retail industry with several million members. We have also created marketing campaigns targeting the visitors to Petfinder.org's online network of more than 800 animal shelters, members of the ASPCA and members of several large pet industry associations. Further, we plan to cross-promote our brand and product offerings throughout all of our sales channels to acquire customers and drive repeat purchases.

Continue to Expand Product Selection. We are committed to providing a full selection of high-quality products that satisfy all the pet-related needs of our customers. We intend to selectively expand our existing product mix as well as offer additional high-margin products throughout all the major pet product sectors, including food, supplies, hobbyist and lifestyle products.

The Petopia.com Experience

We have designed our shopping experience to provide our customers, whom we affectionately refer to as Petopians, with convenience, selection and compelling content. Our multi-channel sales model allows consumers to experience Petopia.com through the medium of their choice, including our web site, catalog, television program, customer call center, and presence in PETCO stores.

Our customers purchase our products and services using one or more of the following sales channels:

Petopia.com Web Site. We designed our web site to showcase the breadth and depth of our product selection, to integrate timely content that helps shoppers make informed buying decisions, and to reinforce our playful brand image. By clicking on the pet category of their choice, our customers can view featured products, promotions, and links to content customized for each pet type. The following highlights key features on our site:

  Home Page and Pet-Specific Categories. Our homepage highlights our monthly theme, new developments, and selected products, and is the gateway to our six pet categories (dogs, cats, fish, birds, reptiles and small animals). Each pet category is organized into the following sections:

  . Shop. Our Shop facilitates intuitive navigation through the use of subheadings such as food, treats, toys, and pet specialty stores, so that customers can quickly and easily browse our product selection. It also provides features to streamline the ordering process by allowing our customers to select and store lists of frequently purchased items as well as order processing information to expedite check out.

  . Lifestyle. Our Lifestyle area provides our customers with useful information on relevant pet topics including traveling with companion animals, pets and children, and other lifestyle-oriented articles.

  . Care. Our Care area includes articles and expert advice on health, care and maintenance, behavior and socialization, growth and nutrition, and other general health related matters of interest to pet owners.

  . New Pet. Our New Pet area is an interactive tool designed to help prospective pet owners choose between breeds, make preparations for a new pet arrival and bond with a new companion animal.

  . Community. Our Community area provides our customers with a forum in which to discuss pet ownership, receive expert advice, share their experiences with other pet owners and post pictures of their pets. Pet owners can communicate in the Community area via chat rooms, e-mail and on-line message boards.

  My Petopia. Our My Petopia area is designed to provide a personalized experience for our registered users. In addition to storing billing, shipping and other account information that expedites checkout, our customers can store profiles on their pets, including pet type, name, age and other information. This information allows us to tailor promotions and personalize newsletters that will be relevant to our users. The users may also enroll their pet in our Pet Birthday Club to receive special birthday benefits. To date, over 325,000 people have registered on our site.

  Subscription Service. Our product replenishment subscription service, Bottomless Bowl, helps create customer loyalty and drive repeat purchases by providing convenient, periodic shipments of a broad range of products, including food, treats, toys and litter, which are all offered at a discount from regularly advertised prices. This service provides us with multiple opportunities to contact subscribers through periodic shipment notifications. We plan to use these opportunities to cross-sell other relevant and useful products which can be added to a specific shipment or regularly scheduled shipments. In March 2000, we expanded this service by offering an auto-renew option to ensure continuous, uninterrupted service. We also implemented a subscription management system allowing customers to change their delivery schedule or destination. We believe this service will help us continue to build our base of loyal customers who purchase products on a predictable basis.

  Pet Business Directory. In our pet business directory, our customers can search for a veterinarian, groomer, pet-friendly hotel, and other pet-related businesses by zip code or city. We are evaluating an expansion of this section to include other pet-related services, such as a travel section where our customers would be able to book pet-friendly transportation and accommodations, and an insurance section where our customers would be able to purchase health insurance for their pets.

In the Company of Dogs Catalog and Web Site. Our In the Company of Dogs catalog and web site carry a wide variety of high-end lifestyle products for dogs and dog enthusiasts, including pet-themed apparel and gifts. A large portion of the items sold through our catalog and related web site are proprietary. We also intend to promote these products through our television program, Petopia Internet stations located in PETCO stores, on our inthecompanyofdogs.com web site. We also distribute our catalog in PETCO stores and insert them in order shipments. Visitors to the inthecompanyofdogs.com web site can send dog-related electronic postcards, receive notices of important dates using our DOGeMAIL service, and take advantage of our last-minute Gift Rescue e-mail service. We plan to integrate this site as a specialty store within the Petopia.com site, and to expand the focus of our "In the Company" line to include other pet categories.

Petopia.com TV. The Petopia.com weekly television program, scheduled to premier in the second quarter of 2000, will feature topical discussions with celebrities and experts, and will promote a selection of relevant products for sale. The program will promote our logo and web address, and viewers will have the choice of ordering by telephone, or through our web site. Our web site will have an area listing products previously featured on our television program.

PETCO Store Presence. We promote our web site in PETCO stores through in-store advertising, promotions, and at in-store Petopia Internet stations that enable PETCO customers to shop online for lifestyle and hobbyist items complementary to PETCO's product offering. Currently, two PETCO stores have Petopia Internet stations, and we have the right to install these in each of the approximately 500 PETCO locations.

Relationship with PETCO

PETCO is a leading specialty retailer of premium pet food and supplies, operating approximately 500 retail stores. In July 1999, we entered into a strategic alliance with PETCO as their exclusive online partner. Per our agreement, PETCO cannot sell pet products online and we cannot partner with another offline pet retailer. We believe that our unique relationship with PETCO provides us with a number of key business advantages relating to purchasing, operations and distribution, and marketing, while still preserving our ability to operate as an independent company.

Purchasing Advantages. Our relationship with PETCO allows us to take advantage of their volume discounts by purchasing inventory at a cost that we would not be able to obtain independently. PETCO will also assist us in arranging for other services requested by us such as media buys, consumer research, direct mailing and creative advertising development on comparably favorable terms.

Operations and Distribution. We are building a market leading multi-location distribution network. We have installed pick and pack fulfillment lines, product storage and shipping capabilities in three PETCO distribution centers. We have opened each of these distribution centers in under eight weeks and for less than $200,000. We have the right to set up these facilities in five additional PETCO distribution centers, subject to space considerations. The rapid deployment of additional centers in desirable geographical locations gives us significant advantages by reducing shipping costs and increasing the speed of delivery to customers. By operating out of PETCO warehouses, and leveraging their stock of product SKUs, we can also significantly reduce our inventory carrying costs while increasing product availability.

Marketing. We are engaged in various co-marketing activities with PETCO that are intended to drive consumer traffic to our web site and to increase catalog sales, including:

  . In-store Branding and Promotions. We currently have Petopia.com signage and catalogs in PETCO stores. We also regularly distribute promotional items and catalogs in PETCO stores and bag stuffers at check out counters. We also have the right to install Petopia Internet stations within all of PETCO's retail stores for the purpose of selling our lifestyle and specialty products to PETCO shoppers.

  . Database Marketing. PETCO has established the largest and most comprehensive customer database in the pet retail industry through their PALS program, a loyalty program offering benefits and discounts to preferred shoppers. The proprietary PALS database contains detailed customer data, including pet types and shopping history, for several million frequent PETCO shoppers. We can subdivide this database and send targeted promotions to all PALS members. To date, this database has been an effective, low-cost tool for acquiring customers with above average order sizes and repeat order rates.

  . Advertising. Our web site is promoted in all PETCO print media, including newspaper inserts, magazine advertisements, and direct mail pieces. There is also a prominent link and button on the PETCO.com home page that directs shoppers to Petopia.com.

Autonomy. Our relationship with PETCO provides us with several competitive advantages, while allowing us to retain complete autonomy with respect to all pricing, merchandising, branding and marketing decisions.

Other Strategic Relationships

We are aggressively pursuing a variety of partnerships and other strategic relationships aimed at enhancing our brand awareness, increasing our access to customers, improving our credibility with customers and maximizing the efficiency of our distribution network. To date, we have established the following primary strategic relationships:

ValueVision. In January 2000, we entered into an agreement to co-produce programming for a one-hour weekly show on ValueVision's home shopping television network and to host a pet product store on their companion web site. The first show, scheduled to air in the second quarter of 2000, will be accessible in approximately 30 million cable television homes. This weekly show gives us an opportunity to sell our high margin lifestyle products contextually and build our brand identity.

By featuring pet-oriented themes with live expert interviews, our show will teach viewers about pet care and help them to create an improved environment for their pets. In addition, we believe that the show will drive significant traffic and sales on our web site.

NBC. In January 2000, we announced a strategic relationship with NBC. In exchange for shares of our stock and warrants to purchase additional shares, we will receive on-air promotion on NBC's network at favorable prices. This advertising is scheduled to begin in the second quarter of 2000. We also plan to make our pet industry experts and content available to NBC and its affiliates.

Loveland. In March 1999, we entered into a fulfillment agreement with Loveland, as amended in May 1999. Pursuant to the agreement, Loveland is required to fulfill our orders for pet food and related products. We transmit orders to Loveland, who attempts to pack and ship such orders within 24 hours of receipt. In addition, Loveland recommends items that, based upon its experience, will lend themselves to successful sales on our web site. Pursuant to our agreement with Loveland, if our purchases exceed 40% of Loveland's total revenue, we have an obligation to purchase them for a mutually agreeable price.

ASPCA. In January 2000, we signed an exclusive multi-year partnership with the ASPCA, one of the best recognized names in the animal welfare industry. We are the ASPCA's exclusive pet retail partner, with a link on the ASPCA.org home page during the term of our partnership. We have the right to be the premier sponsor of all ASPCA dog walks as well as other ASPCA charitable events. We also have access to all ASPCA content, experts, and adoption data. We are committed to raising $300,000 for the ASPCA throughout the term of the agreement.

Petfinder.org. In October 1999, we signed an exclusive multi-year agreement with the largest online shelter network, Petfinder.org, whose searchable database of available pets includes postings from more than 800 animal shelters across the United States. We encourage visitors to our web site to adopt pets listed at Petfinder.org. In addition to our premier sponsorship presence on the Petfinder.org web site, we have the exclusive right to market to their highly targeted audience through e-mails and newsletters. We also run various programs to benefit the shelters who work with them, including providing Petopia coupons to people who adopt, donate or volunteer at their related pet shelters. Petfinder.org is also the exclusive online pet search partner of the ASPCA.

Veterinary Medicine Publishing Group. In March 2000, we entered into an agreement with Veterinary Medicine Publishing Group, a leader in veterinary communications, to produce consumer-friendly pet healthcare content exclusively for us. This multi-year agreement provides us access to experts who work with Veterinary Medicine Publishing Group's journal, Veterinary Medicine, a well-respected clinical publication for veterinarians.

Key Online Partnerships. Our relationship with America Online gives us key placement in their pet shopping areas and access to their family oriented subscriber base. We also have an exclusive arrangement with iVillage.com, a web site focused on women. Additionally, we are one of two pet premier merchants featured on Yahoo.com. By focusing on these partnerships, we believe that we can more effectively communicate our brand to our principal target demographic, which is women, families and pet owners.

Pet Industry Experts and Advisory Board. We have exclusive relationships with several of the leading experts in the pet industry, including Dr. Marty Becker, Dr. Rolan Tripp and Dr. Ian Dunbar. Dr. Becker is a well-known TV personality featured on Good Morning America and other television programs, and co-author of the best-selling book Chicken Soup for the Cat and Dog Lover's Soul. Dr. Tripp is a leading veterinarian and behavioralist, noted for his work on the human-animal bond. Dr. Dunbar is a well-known veterinarian and behavioralist, and is Director of the Center for Applied Animal Behavior, founder of the Association of Pet Dog Trainers, and host of a popular British TV series, Dogs With Dunbar. These well known veterinarians write content for our web site and participate in chat rooms and other online events. We intend to leverage their skills to provide advice and content for our own television program, and for our strategic partners such as NBC. We have also formed an expert advisory board of leading pet industry professionals, including veterinarians, shelter and rescue professionals, and trainers. Our advisory board members will provide advice and guidance to aid in developing trust among industry channels, and will assist us in leveraging these channels to drive customer acquisition.

Other Pet Industry Partners. We have exclusive multi-year agreements with the National Dog Groomers Association of America, Jack Onofrio Dog Shows, L.L.C. and the National Association of Professional Pet Sitters, the premier organizations in the United States for groomers, dog shows, and pet sitters, respectively. In addition to marketing opportunities, these arrangements give us access to industry experts and content for use on our web site and television program.

Merchandising

We have established four core strategies in our merchandising efforts:

Expand Specialty and Lifestyle Product Offerings to Differentiate Selection and Improve Margins. We intend to continue to offer our customers the largest selection of pet lifestyle and gift products as well as to develop other pet categories of lifestyle oriented specialty stores with a product mix similar to our In the Company of Dogs catalog and web site offerings. We also intend to increase our selection of items for the hobbyist market, including fish, bird and reptile products. These products typically sell at significantly higher gross margins than commodity pet products.

Offer Proprietary Products. As part of our merchandising strategy of increasing our margins, a significant portion of our product offerings are proprietary including a large portion of our lifestyle products. Through our relationship with PETCO, we can offer PETCO's proprietary private label products and participate in their international sourcing program.

Increase Order Size Through Solution-Based Selling. Across our multiple sales channels, we plan to leverage our proprietary content to inform and educate visitors about pet needs, and combine this content with relevant, useful product recommendations to address those needs. We believe that our solution-based selling strategy will encourage multiple-item purchases.

Leverage Strategic Partnerships to Broaden Core Product Offering. Through our relationship with PETCO, we are able to benefit from their purchase volume discounts and build relationships with established pet suppliers to improve and optimize our product selection, terms and cost.

Distribution and Fulfillment

Our multi-point distribution infrastructure is designed to provide fast and accurate fulfillment of customer orders, increase product availability, and lower shipping, packing and service costs. We currently ship our products via United Parcel Service and the United States Postal Service to destinations throughout the continental United States from our five distribution centers located in California, Illinois, New Jersey, Ohio, and Tennessee. We believe that our geographically dispersed network of distribution centers allows us to ship products throughout the country more profitably, accurately and rapidly than from a single location.

We have developed a software system that improves the efficiency of our distribution network. This system automatically assesses shipping costs and product stock levels to determine the most economical shipping option and is capable of arranging single or split shipment orders. Our warehouse management system includes real-time data on inventory receiving, shipping, inventory quantities and inventory location allowing us to notify customers in real-time if their requested product is in stock. We will continue to enhance these systems over time.

Marketing and Promotion

Our key marketing objectives include promoting our brand across our multiple sales channels to efficiently acquire new customers, build customer loyalty, maximize repeat purchases, and leverage strategic partnerships and channel opportunities to attempt to lower customer acquisition costs and increase customer retention rates.

Branding. Our brand platform is a key point of differentiation from our competitors. Our fanciful name gives us the opportunity to attempt to create an emotional bond with our target customers. We are not a discount pet-product company, but rather a credible, friendly resource for caring and concerned pet owners. Our advertising campaigns feature whimsical pet-friendly themes that attempt to establish Petopia as "The Internet Pet Paradise." These images will be repeated and reinforced across our multiple sales channels.

Customer Acquisition. In order to drive traffic and purchases at our web site, we have implemented both an online and offline advertising strategy that focuses on selected key demographics and partnerships. Our online advertising focuses on optimizing our partnerships with web site destinations whose demographics closely track our target audience and extensively uses e-mail-based direct marketing to target customers based on gender, income level and pet type. Our recently launched affiliate program rewards other web sites for driving customers to us by paying them a commission on purchases they originate. As of March 10, 2000, we have signed up more than 4,000 web sites, and expect this number to increase. Our offline advertising strategy is focused on promoting our web site across a range of highly targeted offline channels, including our weekly television program, our catalog, in PETCO's retail stores, and through our strategic relationships, such as the ASPCA and NBC.

Customer Retention. Our strategies for customer retention include expanding our product replenishment subscription service, creating a loyalty program for our members, and providing personalized services and benefits to our customers.

Customer Service

Our customer service team provides consumer support for our online store, our web community, and our proprietary content. As of March 10, 2000, we had 62 customer service representatives on staff to serve our web site. Our staff is hired based on three criteria: interpersonal skills, communication skills and pet experience. All representatives go through an intensive training course focusing on brand and culture, order management, web site navigation, pet care and conflict resolution. We encourage our product vendors to conduct weekly product training seminars with our customer service staff to keep them well-informed and up to date. Approximately 92% of our customer service representatives are pet owners, and many have professional pet experience. We also have a consulting veterinarian on staff to answer e-mails regarding pet-related inquiries.

Our customer service department answers telephone inquiries 24 hours a day on weekdays and from 10 am until 9 pm Eastern Time on weekends. Our staff answers e-mails relating to orders and other questions 24 hours a day, 7 days a week. We also provide web-based support through the My Petopia section of our web site, our help section and our list of frequently asked questions. We have partnered with TRUSTe, an independent watchdog organization, to reinforce our commitment to the protection of privacy on the Internet.

Technology

We have implemented a system for site management, searching, customer interaction, transaction processing and fulfillment. We are making significant investments in our technology infrastructure by developing our next generation site and backend systems which are designed to provide a robust and highly scalable platform to support the expansion of our business.

Some of the key features of our current software applications are:

  . enabling cross selling and up selling of products as well as allowing customers to control order modifications through our sophisticated Bottomless Bowl subscription service technology;

  . searching techniques to make it easy to find our products and information;

  .  accepting, validating and billing against customer orders;

  . organizing, placing and managing orders with vendors and fulfillment partners to optimize shipping time and minimizing shipping costs;

  .  receiving and allocating products to customer orders; and

  .  managing shipments of products based on various ordering criteria.

Our next generation platform, currently under development, is expected to include a highly scalable backend to support our anticipated growth over the next several years and is anticipated to include:

  . increased order management functionality to reduce shipping costs and customer delivery times;

  .  tools to better manage and control promotional offerings;

  .  enhanced search tools;

  .  integrated PeopleSoft ERP system for financials and order management;

  .  extensive security features; and

  . a three tier modular design including middleware to provide greater performance and design flexibility.

We have our own engineering staff comprised of database administrators and systems administrators who monitor the status of our systems round-the-clock, utilizing automated monitoring tools. Our systems have built-in redundancy that can survive most common system failure scenarios. Our Internet servers use Verisign Inc. digital certificates to help conduct secure communications and transactions.

Our systems infrastructure is hosted at Exodus Communications, Inc. in Santa Clara, California which provides 24 hour monitoring and engineering support.

Competition

The pet food, pet supplies and pet services marketplace is highly competitive and fragmented. Currently, we face competition from a number of online pet retailers as well as from a diverse group of organizations serving this marketplace, including the following:

  .  store based product retailers such as PETsMART and PETCO;

  .  mass market retailers such as Wal-Mart;

  .  supermarkets and warehouse clubs;

  .  mail order catalog retailers, such as Doctors Foster & Smith; and

  .  local pet stores, veterinarians' offices, and agricultural feed stores.

We believe that the following are principal competitive factors in our market:

  .  brand recognition;

  .  reliability and speed of order shipment;

  .  web site performance and accessibility;

  .  selection;

  .  convenience;

  .  price;

  .  customer service;

  .  personalized service; and

  .  quality of information services.

Many of our current and potential traditional store-based, mail order catalog and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to their web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors or pet supplies retailers as the use of the Internet and other online services increases.

Some of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Traditional store-based retailers can also sell products to address immediate, acute care needs, which we and other online sites cannot do. Some of our competitors also have significantly greater experience in selling pet food, pet supplies and pet-related products.

Government Regulation

As the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies.

The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties and has proposed regulations restricting the collection and use of information from minors online. We do not currently provide individual personal information regarding our users to third parties and we currently do not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services or require us to redesign our web site.

We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In addition to regulations applicable to businesses generally, we are regulated by federal, state or local governmental agencies with respect to the shipment of pet food, live animals and pet products, advice relating to animal care, and other matters. We currently seek to rely upon our suppliers to meet the various regulatory and other legal requirements applicable to products and services supplied by them to us. However, we are unable to verify that they have in the past, or will in the future, always do so, or that their actions are adequate or sufficient to satisfy all governmental requirements that may be applicable to these sales. We would be fined or exposed to civil or criminal liability, and we could receive potential negative publicity, if these requirements have not been fully met by our suppliers or by us directly.

Intellectual Property

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into proprietary information and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our vendors, fulfillment partners and strategic partners to limit access to and disclosure of our proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prevent misappropriation of our technology.

We have filed applications for the registration of some of our trademarks and service marks in the United States and in some other countries, including for Petopia.com, although we have not secured registration of any of our marks to date. We may be unable to secure such registered marks. It is also possible that our competitors or others will use marks similar to ours, which could impede our ability to build brand identity and lead to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term Petopia.com. Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.

Employees

As of March 10, 2000, we had 205 full-time employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

Facilities

Our principal executive offices are located in San Francisco, California, where we lease approximately 21,500 square feet under a lease that expires on July 31, 2004. We also lease a facility of approximately 2,200 square feet facility in a second San Francisco, California location under a lease that expires on June 30, 2000.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would be materially harmful to us.

                                   Management

Executive Officers and Directors

The following table sets forth information with respect to our executive officers and directors as of March 10, 2000:

Name                                  Age                Position
----                                  ---                --------
Andrea C. Reisman....................  30 Chief Executive Officer and a Director
Scott Vertrees.......................  37 President and a Director
David A. Fraze.......................  34 Chief Financial Officer
Mark S. Cohon........................  33 Chief Development Officer
Prem S. Urali........................  30 Chief Technology Officer
Brian K. Devine(1)...................  58 Director
Michael J. Dodd, Jr.(2)..............  29 Director
Stuart Goldfarb(1)...................  45 Director
Jay C. Hoag..........................  41 Director
Michael G. Linnert(1)................  29 Director
A. Brooke Seawell(2).................  52 Director
William M. Woodard(2)................  51 Director

--------
(1) Member of compensation committee

(2) Member of audit committee

Andrea C. Reisman is one of our co-founders and has served as our Chief Executive Officer and as one of our directors since March 1999. Prior to founding Petopia.com, from April 1998 to December 1998, Ms. Reisman was Vice President, Business Development of Indigo Books & Music, Inc., a retailer of books and music. From September 1997 to February 1998, Ms. Reisman was Director of Business Development of MovieFone, Inc. From June 1996 to September 1996, Ms. Reisman was a Summer Associate for Goldman Sachs & Co., in the investment banking department. From September 1991 to May 1995, Ms. Reisman served in various capacities at Cott Corporation, a supplier of retail brand beverages, most recently as Director of Alternative Beverages. Ms. Reisman holds an M.B.A. from Harvard University Graduate School of Business and a B.A. from Dartmouth College.

Scott Vertrees has served as our President and one of our directors since February 2000 and as President of our In The Company Of Dogs, Inc. subsidiary since January 2000. Since 1988, Mr. Vertrees has been a principal of Clifcor Capital, LLC, a company primarily engaged in purchasing, reorganizing and operating startup and troubled companies. In connection with his affiliation with Clifcor Capital, LLC, Mr. Vertrees has also served as a director and/or officer of a number of private and public companies, including from July 1999 through January 2000 as President of C/R Catalog Corp. (d/b/a In The Company of
Dogs), as President of U.S. Netting, Inc., as President of Clarus Pool Services L.P., holding various executive officer positions with American White Cross, Inc. (which filed for reorganization under Chapter 11 in July 1996 and consummated its plan of reorganization in September 1997) and Chief Financial Officer of Bradford Realty Ltd. Prior to 1988, Mr. Vertrees was employed by Arthur Andersen LLP. Since 1996, Mr. Vertrees has been a member of the San Diego Chapter of the Young President's Organization and currently serves on its Board of Officers.

David A. Fraze is one of our co-founders and has served as our Chief Financial Officer since March 1999. Prior to founding Petopia.com, from September 1993 to December 1998, Mr. Fraze was a Manager with The Boston Consulting Group, a management consulting firm. From June 1990 to July 1991, Mr. Fraze served as Special Projects Analyst for the Chairman of the Superconducting Super Collider. From September 1988 to June 1990, Mr. Fraze was a Business Analyst at McKinsey & Company, a management consulting firm. Mr. Fraze holds an M.B.A. from Harvard University Graduate School of Business and a B.A. from Harvard College.

Mark S. Cohon has served as our Chief Development Officer since October 1999. From November 1998 to September 1999, Mr. Cohon served in several senior management capacities at the National Basketball

Association, most recently as Vice President, Business Development. From May 1994 to November 1998, Mr. Cohon was Managing Director of NBA Europe. From January 1991 to May 1994, Mr. Cohon worked for Major League Baseball International Partners as Director of Corporate and Game Development. From June 1989 to December 1990, Mr. Cohon served as Project Leader at Arctic Quest, the first joint Soviet/Canadian arctic youth expedition. Mr. Cohon served on the Board of Trustees of Northwestern University from 1992 to 1995. Mr. Cohon holds a B.A. from Northwestern University.

Prem S. Urali has served as our Chief Technology Officer since August 1999. Mr. Urali also serves as President of Commercia.com, Inc. and Jara Software, Inc. From June 1995 to August 1999, Mr. Urali was employed at Microsoft Corporation, as Principal Consultant for the Microsoft Consulting Services Division. From June 1993 to June 1995, Mr. Urali worked as Data Communications Engineer at Gateway 2000, Inc. Mr. Urali holds an M.S. in Computer Engineering from Iowa State University and a B.E. in Electronics and Communication Engineering from Government College of Engineering, Bharathiyar University, India.

Brian K. Devine has been one of our directors since July 1999. Mr. Devine is currently Chairman, President and Chief Executive Officer of PETCO, and has been with PETCO since August 1990. Mr. Devine is currently a director of PETCO and of Wild Oats Markets, Inc, the second largest natural foods supermarket chain in North America, and the National Retail Federation. Mr. Devine holds a B.A. from Georgetown University.

Michael J. Dodd, Jr. has been one of our directors since February 2000. Since March 1999, Mr. Dodd has been a Senior Partner of the parent entity of Arkaro Holding, B.V., europ@web, a European and U.S. focused Internet investment company established by Group Arnault, the private holding company of French businessman Bernard Arnault that controls the luxury group LVMH Moet Hennessy Louis Vuitton or LVMH. From August 1997 to March 1999, Mr. Dodd was a Senior Associate at Robertson Stephens & Co. LLC. From May 1996 to September 1996, Mr. Dodd was Vice President, Business Development at idealab!/Peoplelink. Mr. Dodd holds an M.B.A. from Harvard University Graduate School of Business and a B.S. from Syracuse University.

Stuart Goldfarb has been one of our directors since February 2000. Mr. Goldfarb has been Vice Chairman of ValueVision since August 1999. From 1995 to August 1999, Mr. Goldfarb was Executive Vice President and Managing Director, Worldwide Business Development, of NBC. From 1992 to 1995, Mr. Goldfarb was Managing Director, Asia Pacific Region of Communications Equity Associates. From 1988 to 1992, Mr. Goldfarb was President of Heartland Ventures Inc., a media consulting and investment firm. From 1986 to 1987, Mr. Goldfarb was Vice President, co-founder and Principal of James Communications Inc., a cable television operator. Mr. Goldfarb is currently a director of Big Star Entertainment, Inc. and several privately held companies.

Jay C. Hoag has been one of our directors since May 1999. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc., most recently as Managing Director. Mr. Hoag is currently a director of ONYX Software Corporation, a provider of customer management software; eLoyalty, a customer loyalty solutions company; Autoweb.com, a consumer automotive Internet service; iVillage.com, a leading online women's network; and several privately held companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Michael G. Linnert has been one of our directors since May 1999. Mr. Linnert joined Technology Crossover Ventures, a venture capital firm, in September 1997 and is currently a General Partner of the firm. From August 1992 to August 1995, Mr. Linnert was a Financial Analyst in the investment banking division of Goldman Sachs & Co., Inc. Mr. Linnert is currently a director of Digital Generation Systems, Inc., a provider of electronic and physical distribution and ancillary post-production services for audio and video content and several privately held companies. Mr. Linnert holds an M.B.A. from Stanford Graduate School of Business and a B.S. from the University of Notre Dame.

A. Brooke Seawell has been one of our directors since May 1999. Since February 2000, Mr. Seawell has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1997 to 1998, Mr. Seawell was

Executive Vice President of NetDynamics, Inc., an Internet application server software company. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell is currently a director of Accrue Software, Inc., an Internet data collection and analysis software company; Informatica Corporation, a data integration software company; Mediaplex, Inc., a provider of eBusiness advertising technology and services; NVIDIA Corporation, a three-dimensional graphics processor company; and several privately held companies. Mr. Seawell holds an M.B.A. from Stanford Graduate School of Business and a B.A. degree from Stanford University.

William M. Woodard has been one of our directors since July 1999. Mr. Woodard is currently Senior Vice President, Business Development of PETCO, and has been with PETCO since January 1991. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J.M. Jones, Inc., a wholesale division of SuperValue Stores, Inc. Mr. Woodard holds an M.B.A. from the University of Southern California and a B.S. from North Texas State University.

Board Composition

In accordance with the terms of our amended and restated bylaws, effective upon the closing of this offering, the terms of office of the members of the board of directors will be divided into three classes, which will be determined prior to completion of this offering. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Petopia.com.

Pursuant to an amended and restated voting agreement between certain holders of shares of common stock and preferred stock, dated as of March 10, 2000, such holders agreed to vote or act with respect to their shares so as to elect certain persons to our board of directors. Pursuant to this agreement, the board consisted of: (i) two members designated by the holders of a majority of the then outstanding shares of Series A preferred stock (then Jay C. Hoag and Michael G. Linnert); (ii) one member designated by the holders of a majority of the then outstanding shares of Series B preferred stock (then Michael J. Dodd, Jr.); (iii) two members designated by the holders of a majority of the then outstanding shares of Series C preferred stock (then Brian K. Devine and William M. Woodard); (iv) two members designated by our management (then Andrea
C. Reisman and Scott Vertrees); (v) one member designated by ValueVision (then Stuart Goldfarb); and (vi) one independent member mutually acceptable to the holders of a majority of the outstanding shares of common stock and Series A preferred stock (then A. Brooke Seawell). The voting agreement will terminate upon consummation of this offering.

Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than nonemployee directors, devotes full time to the affairs of Petopia.com. Our nonemployee directors devote such time to the affairs of Petopia.com as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

Board Committees

The board of directors has an audit committee and a compensation committee.

Audit Committee. The board of directors established the audit committee in October 1999. The audit committee has the powers and responsibilities to, among other things, review the adequacy of our internal control systems and financial reporting procedures, to review the general scope of our annual audit and the fees charged by our independent accountants, review and monitor the performance of non-audit service by our auditors, and review the fairness of any proposed transaction between us and any officer, director or other affiliate. The audit committee currently consists of A. Brooke Seawell, William M. Woodard and Michael J. Dodd, Jr.

Compensation Committee. The board of directors established the compensation committee in October 1999. The compensation committee has authority to, among other things, review and recommend to the board of directors the compensation and benefits of all of our executive officers and establish and review general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Brian K. Devine, Stuart Goldfarb and Michael G. Linnert.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are currently Brian K. Devine, Stuart Goldfarb and Michael G. Linnert. During the last fiscal year, the compensation committee consisted of Mr. Devine, Jay C. Hoag and William M. Woodard. None of these individuals has at any time been an officer or employee of Petopia.com or any subsidiary of Petopia.com. However, we have issued and sold shares and warrants to purchase shares of our preferred stock to PETCO, Technology Crossover Ventures and ValueVision. Mr. Devine is the chairman, president and chief executive officer of PETCO and Mr. Woodard is the senior vice president, business development of PETCO. We have also issued and sold shares of our common stock to Mr. Devine and Mr. Woodard and to members of their respective families. Mr. Hoag and Mr. Linnert are general partners of Technology Crossover Ventures. Mr. Goldfarb is the vice-chairman and a director of ValueVision. For additional information, see "Certain Transactions."

Messrs. Devine and Woodard currently serve on the compensation committee and board of directors of both us and PETCO. Mr. Devine also currently serves on the compensation committee and board of directors of Wild Oats Markets, Inc. No other interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such other interlocking relationship existed in the past.

Director Compensation

Our directors do not currently receive cash compensation from us for their service as members of the board of directors, although nonemployee directors are reimbursed for certain expenses in connection with attendance at board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, certain of our nonemployee directors have received grants of options to purchase shares of our common stock pursuant to the 1999 Stock Plan.

In March 2000, our board of directors adopted our stock option grant program for nonemployee directors. The program will be administered under our 2000 Stock Incentive Plan. Under this program, each nonemployee director will receive a nonqualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the board following this offering, which will vest and become exercisable in 48 equal monthly installments beginning one month after the grant date. Thereafter, beginning with the next annual meeting of our stockholders, each nonemployee director will automatically receive an additional option to purchase 10,000 shares of common stock immediately following each year's annual meeting of stockholders. These options will vest and become exercisable in twelve equal monthly installments beginning one month after the grant date. The exercise price for all options granted under the program will be the fair market value of the common stock on the date of grant. In the event of the sale of all or substantially all of our assets, or a merger or consolidation of us with or into another corporation, all options granted under this program will automatically accelerate and become 100% vested and exercisable. Options will have a ten-year term, except that options will expire one year after a nonemployee director ceases services as a director, or in the case of death, one year after the date of death. See "Certain Transactions" and "--Stock Plans."

Executive Compensation

The following table sets forth the total compensation received for services rendered to us during the fiscal year ended January 1, 2000 by our Chief Executive Officer, certain other executive officers who received salary and bonus for such period in excess of $100,000 on an annualized basis, and certain other executive officers. The executive officers listed in the table below are referred to hereinafter as the "Named Executive Officers."

                           Summary Compensation Table

                                                                            Long-Term
                                       Annual Compensation             Compensation Awards
                                ------------------------------------- ---------------------
                                Salary                 Other Annual   Securities Underlying  All Other
  Name and Principal Position     ($)      Bonus ($) Compensation ($)      Options (#)      Compensation
  ---------------------------   -------    --------- ---------------- --------------------- ------------
Andrea C. Reisman.............. $27,000(1)  $30,250        $ --                    --         $     --
 Chief Executive Officer
Scott Vertrees.................      --(2)       --          --                    --               --
 President
David A. Fraze.................  56,471(3)       --          --                    --               --
 Chief Financial Officer
Mark S. Cohon..................  32,735(4)   20,000          --               215,000               --
 Chief Development Officer
Prem S. Urali..................  57,692(5)       --          --               474,894               --
 Chief Technology Officer
Lorne K. Abony.................      --          --          --                    --          777,570(6)
 former President
Scott A. Maltz.................  96,992(7)       --          --             1,125,000               --
 former Chief Operating Officer

--------
(1) Ms. Reisman was hired as our Chief Executive Officer in March 1999. On an annualized basis, Ms. Reisman's salary would have been $90,000. Ms. Reisman's annual salary increased to $140,000 on March 10, 2000. Ms. Reisman is also entitled to receive an annual bonus of up to $60,000 upon the achievement of certain financial objectives.

(2) Mr. Vertrees was employed by us in January 2000 and became our President in February 2000. Mr. Vertrees' annual salary is $175,000.

(3) Mr. Fraze was hired as our Chief Financial Officer in March 1999. On an annualized basis, Mr. Fraze's salary would have been $90,000. Mr. Fraze's annual salary increased to $175,000 on March 10, 2000.

(4) Mr. Cohon was hired as our Chief Development Officer in October 1999. On an annualized basis, Mr. Cohon's salary would have been $170,000. This amount does not include $6,300 which was paid to Mr. Cohon as reimbursement for certain relocation expenses.

(5) Mr. Urali was hired as our Chief Technology Officer in August 1999. On an annualized basis, Mr. Urali's salary would have been $150,000. This amount does not include $33,000 in consulting fees paid by us to Commercia.com, Inc., of which Mr. Urali is President and an equity holder.

(6) Represents (i) a repurchase by us of 1,496,941 shares of our common stock at a price of $0.25 per share, (ii) an aggregate severance payment of $335,065 pursuant to a separation agreement with Mr. Abony; and (iii) $68,269 in consulting fees.

(7) Mr. Maltz was hired as our Chief Operating Officer in June 1999. On an annualized basis, Mr. Maltz's salary would have been $175,000. Mr. Maltz's employment relationship with us terminated effective as of March 1, 2000.

Option Grants in Fiscal Year Ended January 1, 2000

The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the period from March 9, 1999 (inception) to January 1, 2000. We have never granted any stock appreciation rights.

                                              Individual Grant
                                       ------------------------------
                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                                                       Rates of Stock
                         Number of     % of Total                           Price
                         Securities     Options   Exercise            Appreciation for
                         Underlying    Granted to or Base              Option Term(2)
                          Options      Employees   Price   Expiration -----------------
Name                     Granted (#)   in 1999(1)  ($/Sh)     Date     5% ($)  10% ($)
----                     ----------    ---------- -------- ---------- -------- --------
Andrea C. Reisman(3)....        --          --%    $  --           -- $     -- $     --
Scott Vertrees(4).......        --          --        --           --       --       --
David A. Fraze(5).......        --          --        --           --       --       --
Mark S. Cohon...........   215,000(6)      3.0      1.00   10/10/2009  135,211  342,654
Prem S. Urali...........   474,894(7)      6.6      0.75   08/31/2009  223,992  567,643
Lorne K. Abony..........        --          --        --           --       --       --
Scott A. Maltz.......... 1,125,000(8)     15.7      0.10   05/31/2009   70,750  179,295

--------
(1) Based on an aggregate of 7,149,629 shares underlying options granted by us during the fiscal year ended January 1, 2000.
(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on our future performance, overall market conditions and the option holder's continued employment through the vesting period.
(3) On March 10, 2000, Ms. Reisman received an option to purchase 720,187 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.
(4) In February 2000, Mr. Vertrees received an option to purchase 105,000 shares at an exercise price of $1.25 per share. 1/3rd of this option vests on the first, second and third year anniversaries of the date of grant. 1/3rd of this option shall vest if Mr. Vertrees is terminated without cause during the first year of his employment. On March 10, 2000, Mr. Vertrees received an additional option to purchase 1,375,000 shares at an exercise price of $1.50 per share. This option was vested and exercisable with respect to 15% of the shares on the date of grant. This option will vest and become exercisable with respect to an additional 1/4th of the unvested shares on the one year anniversary of the date of grant and 1/36th of the remaining unvested shares monthly thereafter; provided that 35% of the unvested shares shall immediately vest and become exercisable upon a change of control.
(5) On March 10, 2000, Mr. Fraze received an option to purchase 256,250 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.
(6) Exercisable for the number of shares that have vested after the vesting commencement date. Mr. Cohon's options vest and become exercisable with respect to 1/4th of the options on October 11, 2000, and 1/36th of the shares each month thereafter. On March 10, 2000, Mr. Cohon also received an option to purchase 235,000 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.
(7) Exercisable immediately after the date of grant. Shares issued upon exercise of Mr. Urali's option will initially be subject to a lapsing right of repurchase by us at the original exercise price. Our right to repurchase expires as to (a) 31,945 shares on August 10, 1999, (b) 12,348 shares on the tenth day of each month commencing on September 10, 1999 and continuing through March 10, 2000, (c) 9,133 shares on the tenth day of each month commencing on April 10, 2000 through May 10, 2003, and (d) 9,459 shares on June 10, 2003; provided that Mr. Urali continues to provide service to us or any of our subsidiaries. On March 10, 2000, Mr. Urali received an option to purchase 25,106 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.
(8) Representing two options, each of which was exercised immediately after the date of grant. Pursuant to a separation agreement with Mr. Maltz, we repurchased 685,937 of our shares at a purchase price of $0.10 per share.

Fiscal Year-End Option Values

The following table provides certain summary information concerning stock options held as of January 1, 2000 by each of the Named Executive Officers.

                                                        Number of
                                                  Securities Underlying      Value of Unexercised
                           Shares                Unexercised Options at     in-the-Money Options at
                         Acquired on    Value      Fiscal Year-End (#)      Fiscal Year-End ($)(1)
                          Exercise     Realized -------------------------- -------------------------
          Name               (#)         ($)    Exercisable  Unexercisable Exercisable Unexercisable
          ----           -----------   -------- -----------  ------------- ----------- -------------
Andrea C. Reisman(2)....        --      $ --          --            --      $    --       $   --
Scott Vertrees(3).......        --        --          --            --           --           --
David A. Fraze(4).......        --        --          --            --           --           --
Mark S. Cohon...........        --        --          --        215,000(5)       --        53,750
Prem S. Urali...........        --        --      474,894(6)        --       237,487          --
Lorne K. Abony..........        --        --          --            --           --           --
Scott A. Maltz..........  1,125,000(8)    --          --            --           --           --

--------
(1) Based on the fair market value of our common stock as of the fiscal year ended January 1, 2000 ($1.25) minus the per share exercise price of the options, multiplied by the number of shares issued upon exercise of the option.

(2) On March 10, 2000, Ms. Reisman received an option to purchase 720,187 shares at an exercise price of $1.50 per share. This option became vested and exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

(3) In February 2000, Mr. Vertrees received an option to purchase 105,000 shares at an exercise price of $1.25 per share. This option will vest and become exercisable with respect to 1/3rd of the shares if Mr. Vertrees is terminated without cause during the first year of his employment. This option became vested and exercisable with respect to 1/3rd of the shares on the first, second and third year anniversaries from the date of grant. On March 10, 2000, Mr. Vertrees also received an option to purchase 1,375,000 shares at an exercise price of $1.50 per share. This option was vested and exercisable with respect to 15% of the shares on the date of grant. This option became vested and exercisable with respect to 1/4th of the unvested shares on the one year anniversary of the date of grant and 1/36th of the remaining unvested portion of this option vests monthly thereafter; provided that 35% of the unvested portion of the option shall vest upon a change of control.

(4) On March 10, 2000, Mr. Fraze received an option to purchase 256,250 shares at an exercise price of $1.50 per share. This option became vested and exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

(5) Exercisable for the number of options that have vested after the vesting commencement date. Mr. Cohon's options vest and become exercisable with respect to 1/4th of the shares on October 11, 2000, and 1/36th of the remaining shares each month thereafter. On March 10, 2000, Mr. Cohon also received an option to purchase 235,000 shares at an exercise price of $1.50 per share. This option became vested and exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

(6) Immediately exercisable. Shares issued upon exercise of Mr. Urali's option are subject to a lapsing right of repurchase by us at the original exercise price. Our right to repurchase expires as to (a) 31,945 shares on August 10, 1999, (b) 12,348 shares on the tenth day of each month commencing on September 10, 1999 and continuing through March 10, 2000, (c) 9,133 shares on the tenth day of each month commencing on April 10, 2000 through May 10, 2003, and (d) 9,459 shares on June 10, 2003; provided that Mr. Urali continues to provide service to us or any of our subsidiaries. On March 10, 2000, Mr. Urali received an option to purchase 25,106 shares at an exercise price of $1.50 per share. This option became vested and exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

(7) Represents two option grants, each of which was exercised immediately after the date of grant. Pursuant to a separation agreement with Mr. Maltz, we repurchased 685,937 of his shares at a purchase price of $0.10 per share.

Stock Plans

2000 Stock Incentive Plan. Our 2000 stock incentive plan was adopted by our board of directors in March 2000 and approved by our stockholders in March 2000. The purpose of our 2000 stock incentive plan is to enhance long-term stockholder value by offering opportunities to officers, directors, employees, consultants, agents and independent contractors of us and our subsidiaries to participate in our growth and success, and to encourage them to remain in the service of us and our subsidiaries and to own our stock. Our 2000 stock plan provides for awards of stock options and stock. Our board of directors has reserved a total of 5,250,000 shares of common stock, plus

  . any shares reserved but not granted under our 1999 stock plan or returned to the 1999 stock plan upon termination of options, up to a total of 5,000,000 shares; and

  . An automatic annual increase, to be added on the first day of each fiscal year, commencing with 2001, equal to the lesser of (1) 3,250,000 shares and (2) 4% of the outstanding common shares as of the end of the immediately preceding fiscal year on a fully diluted basis (assuming exercise of all outstanding options and warrants and conversion of all outstanding convertible preferred stock).

As of March 10, 2000, no options or restricted stock were outstanding under our 2000 stock plan.

Stock Options. Our 2000 stock incentive plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants, agents and independent contractors, including nonemployee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options will be treated as nonqualified stock options. Unless terminated earlier, our 2000 stock incentive plan will terminate on March 8, 2010.

Our 2000 stock incentive plan may be administered by the board of directors or a committee or committees of the board of directors. Our 2000 stock incentive plan will be administered by the compensation committee of our board of directors. The plan administrator determines the terms of options granted under the 2000 stock incentive plan, including the number of shares subject to an option and its exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant), term and exercisability.

The plan administrator determines the term of options, which may not exceed ten years (five years in the case of an incentive stock option granted to a 10% shareholder). Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant nonqualified stock options with limited transferability rights in certain circumstances. The plan administrator determines when options vest and become exercisable. We expect that options granted under the 2000 stock incentive plan generally will vest and become exercisable with respect to 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

Stock Awards. The plan administrator is authorized under our 2000 stock incentive plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with us or our subsidiaries or the achievement of performance goals. Holders of restricted stock are stockholders of Petopia.com and have, subject to certain restrictions, all the rights of stockholders with respect to such shares.

Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares issuable under our 2000 stock incentive plan and to outstanding awards in the event of stock splits or other capital adjustments.

Corporate Transactions. In the event of the sale of all or substantially all of our assets, or a merger or consolidation of us with or into another corporation, all options outstanding under the 2000 stock incentive plan will be assumed or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case each outstanding option and restricted stock award will automatically accelerate and become 100% vested and exercisable immediately prior to the corporate transaction, and any unexercised options will terminate upon consummation of the transaction.

Additionally, if any holder of an option that has been assumed in connection with such a transaction is terminated without cause during the first twelve months following the closing of such transaction, such holder's will be immediately accelerated by an additional twelve months of vesting.

1999 Stock Plan. Our 1999 stock plan was adopted by our board of directors in April 1999 and subsequently approved by our stockholders. As amended, our 1999 stock plan authorizes the issuance of up to a total of 11,500,000 shares. As of March 10, 2000, options to purchase 9,946,038 shares of common stock at a weighted average exercise price of $1.11 per share were outstanding and 221,957 shares remained available for future option grants. Our 1999 stock plan will be suspended upon effectiveness of this offering, and no further grants will be made thereunder. Any shares remaining for future option grants and up to 5,000,000 shares returned to the plan as a result of future cancellations will become available for future grant under our 2000 stock incentive plan.

The purpose of the 1999 stock plan is to offer selected individuals, including our officers, employees, directors and persons rendering consulting or advisory services, an opportunity to acquire a proprietary interest in our success and to promote the success of our business. The 1999 stock plan provides for the granting of incentive and nonqualified options and stock purchase rights. Our 1999 stock plan may be administered by our board of directors or a committee of the board of directors. Currently, the 1999 stock plan is administered by the board of directors. The plan administrator determines the terms of options granted under the 1999 stock plan, including the number of shares subject to an option and its exercise price, term and exercisability.

The terms and conditions for options granted under the 1999 stock plan are substantially similar to those for options granted under the 2000 stock incentive plan. Generally, options may not be exercised until the options are vested. In certain instances, the plan administrator may grant options that may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of such exercise, we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Nonqualified stock options granted under the 1999 stock plan must be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant, unless granted to a 10% shareholder, in which case the exercise price must be at least 110% of the fair market value on the date of grant.

2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000 and approved by our stockholders in March 2000. We will implement the purchase plan upon the consummation of this offering. A total of 1,250,000 shares of common stock have been reserved for issuance under the purchase plan. The number of shares reserved will be increased automatically each year on the first day of our fiscal year commencing with 2001 by an amount equal to the lesser of (1) 2,000,000 shares and (2) 2% of the outstanding common shares as of the end of the immediately preceding fiscal year on a fully diluted basis (assuming exercise of all outstanding options and warrants and conversion of all outstanding convertible preferred stock). Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the purchase plan.

We intend the purchase plan to qualify under Section 423 of the Internal Revenue Code. We will implement the purchase plan by an offering period commencing upon the effectiveness of this offering and ending on July 31, 2001. Each subsequent offering period will have a duration of twenty-four months. Offerings after the first offering period will commence on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The first purchase date will occur on July 31, 2000, with subsequent purchase dates to occur every six months thereafter. The purchase plan will be administered by the compensation committee of our board of directors. Our employees (including officers and employee directors) or employees of any of our majority-owned subsidiaries designated by our board, are eligible to participate in the purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year.

The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. Under the purchase plan, no employee may purchase common stock worth more than $25,000 in any calendar year or in any single purchase period ($21,250 to the extent the purchase price may be 85% of the fair market value of the common stock determined as of the first day of an offering), valued as of the first day of each offering period. In addition, owners of 5% or more of our or one of our subsidiaries's common stock may not participate in the purchase plan. The price of the common stock purchased under the purchase plan will be the lesser of 85% of the fair market value of our common stock at the beginning of the offering period or the purchase date, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on July 31, 2000. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us or a participating subsidiary. If not terminated earlier, the purchase plan will have a term of ten years.

The purchase plan provides that in the event of a merger of us with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Our board of directors has the power to amend or terminate the purchase plan as long as such action does not diminish any outstanding rights to purchase stock under the plan.

Employee Benefit Plans

401(k) Plan. We participate in a multiple employer 401(k) tax-qualified employee savings and retirement plan covering all of our employees who are at least 21 years old. Eligible employees may elect to contribute up to 15% of their cash compensation to the 401(k) plan. The 401(k) plan is intended to qualify under applicable law, so that contributions to the 401(k) plan and income earned on those contributions are not taxable until withdrawn from the 401(k) plan. The 401(k) plan is available to our executive officers on terms not more favorable than those offered to other employees. We may make matching and other contributions to the 401(k) plan at the discretion of our board of directors. We have not made any such contributions as of January 1, 2000. Employee contributions are 100% vested at all times.

Employment Contracts and Change of Control Arrangements

Except as set forth below, all of our Named Executive Officers' employment is "at-will" and may be terminated at any time.

On April 15, 1999, we entered into restricted stock purchase agreements with each of Ms. Reisman and Mr. Fraze, pursuant to which they purchased 2,288,813 and 956,250 shares of common stock, respectively. The purchased stock is subject to a right of repurchase by us at the original purchase price. Our right of repurchase expired as to 40% of the shares purchased on the date of the agreement, and expires as to 1/36th of the remaining shares monthly thereafter, so that our right of repurchase completely expires three years from the date of the agreement, provided each of them continues to be employed by us.

Our right of repurchase with respect to Ms. Reisman shall completely expire if at any time after a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of our assets or capital stock she
(a) is terminated without cause, (b) experiences an adverse change in her position which causes her position to be of materially reduced stature or responsibility, (c) suffers a reduction of more than 25% of her salary, or (d) is relocated more than 50 miles from our principal place of business (unless within 50 miles of her residence).

Our right of repurchase with respect to Mr. Fraze shall completely expire if at any time after a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of our assets or capital stock he
(a) is terminated without cause, (b) experiences an adverse change in his position which causes his position to be of materially reduced stature or responsibility, (c) suffers a reduction of more than 25% of his salary, or (d) is relocated more than 50 miles from our principal place of business (unless within 50 miles of his residence).

On March 10, 2000, Ms. Reisman received an option to purchase 720,187 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter. On March 10, 2000, Mr. Fraze received an option to purchase 256,250 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary from the date of grant and 1/48th of this option vests monthly thereafter.

On January 18, 2000, Mr. Vertrees was granted an option to purchase 105,000 shares of our common stock at an exercise price of $1.25 per share, which vests and becomes exercisable with respect to 1/3rd of the shares subject to the option on the first, second, and third-year anniversaries of the employment agreement. If Mr. Vertrees is terminated during the first year of his employment, this option will vest and become exercisable with respect to an additional 1/3rd of the shares subject to the option. On March 10, 2000, Mr. Vertrees' also received an option to purchase 1,375,000 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 15% of the shares on the date of grant. This option vests and becomes exercisable with respect to 1/4th of the unvested portion of the shares on the one year anniversary of the date of grant and 1/36th of the remaining unvested shares monthly thereafter; provided that 35% of the unvested shares shall vest and become exercisable vest upon a change of control. Pursuant to his agreement, Mr. Vertrees will receive an annual salary of $175,000.

On September 1, 1999, we granted Mr. Urali an option to purchase 474,894 shares of common stock at an exercise price of $0.75 per share, which was immediately exercisable. The shares issued upon exercise of Mr. Urali's option are subject to a right of repurchase by us at the original exercise price. Our right to repurchase expires as to (a) 31,945 shares on August 10, 1999, (b) 12,348 shares on the tenth day of each month commencing on September 10, 1999 and continuing through March 10, 2000, (c) 9,133 shares on the tenth day of each month commencing on April 10, 2000 through May 10, 2003, and (d) 9,459 shares on June 10, 2003; provided that Mr. Urali continues to provide service to us or any subsidiary. If Mr. Urali is terminated by us, the vesting schedule described above will accelerate by one month. On March 10, 2000, Mr. Urali received an option to purchase 25,106 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

On September 22, 1999 we entered into an employment offer letter with Mr. Cohon whereby Mr. Cohon will serve as our Chief Development Officer. Mr. Cohon's employment is "at-will" and may be terminated at any time with or without cause. Pursuant to the agreement, Mr. Cohon is paid an annual base salary of $170,000, a signing bonus of $20,000, and relocation expenses.

Pursuant to his agreement, Mr. Cohon was also permitted to purchase 44,594 shares of our Series D preferred stock on November 29, 1999. See "Certain Transactions--Series D Preferred Stock."

Pursuant to his agreement, Mr. Cohon was also granted a stock option to purchase 215,000 shares of common stock at an exercise price of $1.00 per share, which vests and becomes exercisable with respect to 1/4th of the shares subject to the option on October 11, 2001, and as to 1/36th of the remaining shares monthly thereafter, so that the shares subject to the option will completely vest in four years. If Mr. Cohon is terminated without cause within 12 months after a change of control, (a) we will pay him 2 months severance and
(b) an additional 12 months of his options will be deemed vested. On March 10, 2000, Mr. Cohon also received an option to purchase 235,000 shares at an exercise price of $1.50 per share. This option vests and becomes exercisable with respect to 1/4th of the shares on the one year anniversary of the date of grant and 1/48th of the shares monthly thereafter.

On June 1, 1999, we entered into an employment agreement with Mr. Maltz whereby Mr. Maltz served as our Chief Operating Officer. Pursuant to his agreement, Mr. Maltz was granted a stock option to purchase 1,125,000 shares of common stock at an exercise price of $0.10 per share, which was immediately exercised and paid for with a secured promissory note. The shares issued upon exercise of Mr. Maltz's option were subject to a right of repurchase by us at the original exercise price. Mr. Maltz's employment relationship with us terminated effective as of March 1, 2000. Pursuant to a separation agreement, we will continue to pay Mr. Maltz his salary through August 31, 2000. In addition, we will repurchase 685,937 shares from Mr. Maltz, (b) Mr. Maltz will retain the remaining 439,063 shares, and (c) we will set off the first $42,968.80 of severance payments to Mr. Maltz against his debt, which will then be deemed fully paid.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which will be effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws permit such indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, services as our director, officer, employee, agent or fiduciary, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              Certain Transactions

Since our inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described in "Management," and (ii) the transactions described below.

Common Stock

On April 15, 1999, we issued 8,203,502 shares of our common stock to the founders of Petopia.com, including Andrea C. Reisman, David A. Fraze, and certain other investors, at a purchase price of $0.078 per share. On July 12, 1999, we issued 600,000 shares of our common stock to Brian K. Devine, William
M. Woodard, and certain members of their family, at a purchase price of $0.6375 per share. Mr. Devine and Mr. Woodard are directors of Petopia.com. The holders of such common stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

Series A Preferred Stock

On May 4, 1999, in a private placement transaction, we issued 9,000,000 shares of our Series A preferred stock to certain investors, including certain affiliates of Technology Crossover Ventures, at a purchase price of $1.00 per share, which shares will automatically convert into 9,000,000 shares of our common stock upon the completion of this offering. On May 28, 1999, in a private placement transaction, we issued an additional 755,000 shares of our Series A preferred stock to certain investors, including A. Brooke Seawell, at a purchase price of $1.00 per share, which shares will automatically convert into 755,000 shares of our common stock upon the completion of this offering. The holders of such Series A preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. Mr. Seawell is a director of Petopia.com. See "Description of Capital Stock."

On May 4, 1999 and May 10, 1999, we also issued warrants to Technology Crossover Ventures to purchase an aggregate of 1,800,000 shares of our Series A preferred stock (or the equivalent number of shares of our common stock if all the Series A preferred stock have been converted to common stock) at an exercise price of $1.75 per share. See "Description of Capital Stock-- Warrants." Jay C. Hoag, Michael G. Linnert and A. Brooke Seawell, each a general partner of Technology Crossover Ventures, are directors of Petopia.com.

Series B Preferred Stock

On July 1, 1999, in a private placement transaction, we issued 7,736,345 shares of our Series B preferred stock to Arkaro Holdings, B.V., an entity affiliated with europ@web, an European and U.S. focused Internet investment company established by Group Arnault, the private holding company of French businessman Bernard Arnault that controls the luxury group LVMH Moet Hennessy Louis Vuitton, at a purchase price of $2.5852 per share, which shares will automatically convert into 7,736,345 shares of our common stock upon the completion of this offering. The holders of such Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock." Michael J. Dodd, Jr., a senior partner of europ@web, an entity affiliated with LVMH Moet Hennessy Louis Vuitton, is a director of Petopia.com.

Series C Preferred Stock

On July 12, 1999, in a private placement transaction and in connection with the execution of an alliance agreement with PETCO, we issued 3,017,175 shares of our Series C preferred stock to PETCO at a purchase price of $2.5852 per share, which shares will automatically convert into 3,017,175 shares of our common stock upon the completion of this offering. In addition, we agreed to issue up to an additional 4,803,458 shares of our Series C preferred stock (or the equivalent number of shares of common stock if all of the Series C preferred stock has been converted to common stock) to PETCO upon the achievement of certain milestones under the alliance agreement, 960,692 of which were issued to PETCO on December 1, 1999, 960,692 of which were issuable in February 2000, and the remainder of which were issued to PETCO on March 6, 2000 upon the waiver of the milestone targets. The holders of such Series C preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

On July 12, 1999, we also issued warrants to PETCO to purchase an aggregate of 5,119,987 shares of our Series C preferred stock (or the equivalent number of shares of common stock if all the Series C preferred stock have been converted to common stock). The exercise price of the warrants is (a) 1,637,486 shares at $5.00 per share, (b) 1,705,715 shares at $7.50 per share, and (c) 1,776,786 shares at $10.00 per share. See "Description of Capital Stock--Warrants." Brian
K. Devine, chairman, president and chief executive officer of PETCO, and William M. Woodard, senior vice president, business development, of PETCO, are directors of Petopia.com.

Series D Preferred Stock

On November 29, 1999, in a private placement transaction, we issued 6,270,262 shares of our Series D preferred stock to certain investors, including Technology Crossover Ventures, LVMH Moet Hennessy Louis Vuitton, PETCO, Mark S. Cohon, our Chief Development Officer, and Pet Moonshot LLC, the members of which include certain members of Mr. Fraze's family, at a purchase price of $5.6061 per share, which will automatically convert into 6,270,262 shares of our common stock upon the completion of this offering.

On January 21, 2000, in a private placement transaction, we issued an additional 3,567,542 shares of our Series D preferred stock to NBC-PETO Holding, Inc., a wholly owned subsidiary of NBC, and ValueVision at a purchase price of $5.6061 per share, which will automatically convert into 3,567,542 shares of our common stock upon the completion of this offering and warrants to purchase 917,749 shares of common stock at an exercise price of $7.50 per share to a subsidiary of NBC. The holders of such Series D preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

On January 21, 2000, we also issued warrants to the holders of Series D preferred stock, including Technology Crossover Ventures, LVMH Moet Hennessy Louis Vuitton, PETCO, Mark S. Cohon, NBC-PETO Holding, Inc. and ValueVision, to purchase an aggregate of 918,939 shares of our Series D preferred stock (or the equivalent number of shares of common stock if all the Series D preferred stock have been converted to common stock) at an exercise price of $5.6061 per share. See "Description of Capital Stock--Warrants." Stuart Goldfarb, vice chairman of ValueVision, is a director of Petopia.com.

Other Transactions

On June 1, 1999, we granted Mr. Maltz, our former Chief Operating Officer, two options to purchase an aggregate of 1,125,000 shares of our common stock, at a purchase price of $0.10 per share, each of which was exercised immediately after the date of grant. Mr. Maltz was allowed to pay for the exercise price of his stock options by delivering a promissory note in the principal amount of $112,500 payable to the order of Petopia.com. The loan bears interest at 6% per annum and is secured by the shares issuable upon exercise of Mr. Maltz's stock options. Mr. Maltz's employment relationship with us terminated effective as of March 1, 2000. Pursuant to a separation agreement and general release dated March 1, 2000, we applied a portion of severance payments to be paid to Mr. Maltz to repay the promissory note in full. See "Management--Employment Contracts and Change of Control Arrangements" for a description of Mr. Maltz's employment agreement and separation agreement and general release.

In June 1999, we entered into a separation agreement and two related joint escrow agreements with Lorne K. Abony, a founder and prior director of Petopia.com and 1316703 Ontario Limited, whose sole stockholder is Mr. Abony. Pursuant to these agreements, we paid Mr. Abony an aggregate of $500,000 in cash and repurchased 1,496,941 shares of our common stock at a price of $0.25 per share. We are also obligated to pay Mr. Abony up to $706,889 over a period of one year if Mr. Abony does not engage in any competing business or violate certain other conditions during such period, which amount we have placed in escrow. As of March 1,

2000, $488,231 has been released from escrow to Mr. Abony. We have also paid Mr. Abony an additional $68,269 in consideration for certain consulting services that he provided during the four-month period following his departure from Petopia.com.

In July 1999, we entered into an strategic alliance agreement with PETCO whereby we will be PETCO's exclusive online partner, and PETCO will be our exclusive offline retail pet store partner. PETCO and Petopia.com also both agreed not to make an equity investment or enter into a contractual relationship actively promoting the business of any of their respective competitors. On July 12, 1999, we also entered into various equity transactions with PETCO, including the sale of common stock to Brian K. Devine and William
M. Woodard. Pursuant to the agreement, PETCO agreed to provide us with certain customer information, help us obtain better pricing for products and services, make introductions to participants in the pet industry, sublease to us space within their distribution centers for our use, and allow us to install Petopia Internet stations in PETCO stores. Pursuant to the agreement, we agreed to help redesign their web site to include a link to our web site, pay them certain fees for referral customers, and issue them shares of our Series C preferred stock. See "Business--Relationship with PETCO."

In September 1999, we entered into a strategic online merchant agreement with iVillage Inc. whereby, subject to iVillage.Inc.'s existing agreement with Ralston Purina, we are the only online pet retailer that may purchase commercial advertising or sponsorships on the iVillage.com web sites. iVillage.com agreed to place advertisements for and links to our web site, and to further promote our web site through sweepstakes and their "Pet Gazette" newsletter. We agreed to offer special deals to iVillage.com customers and to pay iVillage.com a quarterly fee for the clickthroughs that resulted from their advertisements and links. Technology Crossover Ventures is also a stockholder of iVillage.com, and Jay C. Hoag, one of our directors, is also a director of iVillage.com. See "Principal Stockholders."

In January 2000, we acquired by merger C/R Catalog Corp. (d/b/a In the Company of Dogs), a catalog and online retailer of specialty pet products, pursuant to an agreement and plan of merger. As a result of the merger, C/R Catalog Corp. was renamed In the Company of Dogs, Inc. and is now our wholly owned subsidiary. In exchange for all of the shares and outstanding warrants to purchase shares of C/R Catalog Corp., we (a) issued an aggregate of 2,014,607 shares of our Series E preferred stock, 201,457 shares of which have been placed in escrow until July 18, 2000 to satisfy our claims for indemnification, if any, under the merger agreement, (b) assumed outstanding warrants to purchase an aggregate of 69,647 shares of our Series E preferred stock, of which warrants to purchase 6,970 shares have been place in escrow until July 18, 2000 to satisfy our claims for indemnification, if any, under the merger agreement, (c) paid $600,067 in cash at closing, and (d) executed a promissory note in the amount of $2,000,000, payable on the earlier of the closing of this offering or June 15, 2000, minus certain expenses. See "Description of Capital Stock." Scott Vertrees was the president of C/R Catalog Corp. and is currently our President and a director.

In January 2000, we entered into an advertising agreement with NBC whereby NBC agreed to telecast a specified amount of our advertising spots on the NBC network at an agreed upon discount to the spot value of such advertising and to make reasonable efforts to introduce, organize and attend meetings between us and executives of NBC's news and entertainment divisions to discuss content and promotional opportunities and other strategic relationships between us and such divisions of NBC. We agreed to issue NBC-PETO Holding, Inc., a wholly owned subsidiary of NBC, 1,783,771 shares of our Series D preferred stock, a warrant to purchase 136,448 shares of our Series D preferred stock at an exercise price of $5.6061 per share, and a warrant to purchase 917,749 shares of our common stock at an exercise price of $7.50 per share. NBC agreed that, until December 31, 2000, it will not purchase capital stock in any of our specifically named online competitors. See "Description of Capital Stock."

In January 2000, we entered into a strategic production and marketing agreement with ValueVision whereby ValueVision agreed to produce at least 45 one-hour television programs per year for us featuring Petopia.com and devoted to the sale of products and services for the care of pets and pet-related merchandise for their owners. We will be their exclusive partner with regard to such pet care products. We and ValueVision will work together to develop each television program but we have the final approval over the "look and feel" of each program. We will also build and host a web site for the sale of pet care products on ValueVision's online network.

ValueVision will retain a percentage of the net cash receipts received from orders during each program and from click-throughs originating from ValueVision's store front. Stuart Goldfarb, vice-chairman of ValueVision, is a director of Petopia.com.

We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We believe that the terms of the transactions described above were no less favorable to us than would have been obtained from an unaffiliated third party. Any future transactions between us and any of our officers, directors or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                             Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock (following automatic conversion of all preferred stock upon the effectiveness of this offering) as of March 10, 2000, and as adjusted to reflect the sale of common stock offered hereby under this prospectus, (i) by each person or entity known by us to own beneficially more than 5% of our common stock; (ii) by each of our directors; (iii) by each of our Named Executive Officers; and (iv) by all of our directors and executive officers as a group.

We determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of March 10, 2000 as described in the footnotes below. The following calculations of the percentages of outstanding shares are based on 46,340,955 shares of our common stock outstanding as of
March 10, 2000 on an as-converted basis, and               shares of our common
stock outstanding after this offering.

                                                          Percentage of Shares
                                                              Outstanding
                                      Shares Beneficially --------------------
                                      Owned Prior to the   Before     After
Name of Beneficial Owners(1)               Offering       Offering Offering(2)
----------------------------          ------------------- -------- -----------
Entities associated with Technology
 Crossover Ventures(3)...............     12,086,880       25.04%         %
Arkaro Holding, B.V.(4)..............      8,838,178       19.03
PETCO Animal Supplies, Inc.(5).......     13,334,131       25.89
National Broadcasting Company,
 Inc.(6).............................      2,837,968        6.11
Lorne Abony..........................        720,749        1.56
Mark Cohon(7)........................         49,188          *
Brian K. Devine(5)(8)................     13,634,131       26.48
Michael J. Dodd, Jr.(4)(9)...........      8,838,178       19.03
David Fraze(10)......................        943,750        2.04
Stuart Goldfarb(11)..................      1,920,159        4.13
Jay C. Hoag(3).......................     12,086,880       25.04
Michael G. Linnert(3)................     12,086,880       25.04
Scott A. Maltz(12)...................        439,063          *
Andrea C. Reisman(13)................      2,278,813        4.92
A. Brooke Seawell(3)(14).............     12,376,880       26.71
Prem Urali(15).......................        474,894        1.02
Scott Vertrees(16)...................        560,310        1.20
William M. Woodard(5)(17)............     13,624,131

All directors and executive officers
 as a group (13 persons).............     43,217,674       92.14

--------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Unless otherwise indicated, the principal business address of each of the individuals listed in the table is c/o Petopia.com, Inc., 1200 Folsom Street, San Francisco, California 94103.

 (2) Assumes the underwriters' over-allotment option is not exercised.

 (3) Consists of 73,823 shares, and warrants to purchase 13,942 shares, held by TCV III (GP), 350,659 shares, and warrants to purchase 66,230 shares, held by TCV III, L.P., 9,320,129 shares, and warrants to purchase 1,760,318 shares, held by TCV III (Q), L.P., and 422,063 shares, and warrants to purchase 79,716 shares, held by TCV III Strategic Partners, L.P. Messrs. Hoag, Linnert and Seawell, each one of our directors, are members of Technology Crossover Management III, L.L.C., which is the General Partner of each of TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. Messrs. Hoag and Linnert disclaim beneficial ownership of the shares held by each of TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. except to the extent of their respective pecuniary interests therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.

 (4) Consists of 8,735,256 shares, and warrants to purchase 102,922 shares. Its principal business address is Locatellikade 1, Parnassustorn, 1076 AZ Amsterdam, P.O. Box 75215, 1070 AE Amsterdam, The Netherlands.

 (5) Consists of 8,177,387 shares, and warrants to purchase 5,156,744 shares. PETCO's, Mr. Devine's and Mr. Woodward's principal business address is 9125 Rehco Road, San Diego, California 92121.

 (6) Consists of 1,783,771 shares, and warrants to purchase 1,054,197 shares, held by NBC-PETO Holding, Inc., a wholly owned subsidiary of NBC. The table does not include 1,783,711 shares, and warrants to purchase 136,448 shares, held by ValueVision, in which NBC owns a 40% interest. NBC's principal business address is 30 Rockefeller Plaza, Room 1076, New York, New York 10112.

 (7) Consists of 44,594 shares, and warrants to purchase 4,594 shares.

 (8) Includes shares and warrants to purchase shares held by PETCO, 280,000 shares held by Mr. Devine and 20,000 shares held by members of Mr. Devine's family. Mr. Devine is the Chairman, President and Chief Executive Officer and a stockholder of PETCO. Mr. Devine disclaims beneficial ownership of the shares and warrants held by PETCO, except to the extent of his pecuniary interest therein, and of the shares held by members of his family.

 (9) Includes shares and warrants to purchase shares held by Arkaro Holding, B.V. Mr. Dodd is a Senior Partner of the parent entity of Arkaro Holding, B.V., europ@web, an European and U.S. Internet investment company established by Group Arnault, the private holding company of French businessman Bernard Arnault that controls the luxury group LVMH Moet Hennessy Louis Vuitton. Mr. Dodd disclaims beneficial ownership of such shares and warrants except to the extent of his pecuniary interest therein. Mr. Dodd's principal place of business is 525 Market Street, Suite 2500, San Francisco, CA 94105.

(10) Includes 398,438 shares subject to a right of repurchase. See "Management--Employment Contracts and Change of Control Arrangements."

(11) Includes 1,783,711 shares, and warrants to purchase 136,448 shares, held by ValueVision. Stuart Goldfarb is the Vice-Chairman of ValueVision. Mr. Goldfarb disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Goldfarb's principal business address is 6470 Shady Oak Road, Eden Prairie, MN 55344.

(12) Includes 439,063 shares held by a trust established for the benefit of Mr. Maltz's family. See "Management--Employment Contracts and Change of Control Arrangements."

(13) Includes 915,536 shares subject to a right of repurchase. See "Management--Employment Contracts and Change of Control Arrangements."

(14) Consists of shares and warrants to purchase shares held by TCV III (GP), TCV (III), L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. and 290,000 shares held by Mr. Seawell. Mr. Seawell, one of our directors, is a Member of Technology Crossover Management III, L.L.C. which is the General Partner of each of TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. Mr. Seawell disclaims beneficial ownership of the shares held by each of TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. except to the extent of his pecuniary interest therein.

(15) Includes 474,894 shares subject to an early exercise stock option agreement and to a right of repurchase. See "Management--Employment Contracts and Change of Control Arrangements."

(16) Includes 206,250 shares exercisable within 60 days of March 10, 2000 pursuant to a stock option granted to Mr. Vertrees.

(17) Includes shares and warrants to purchase shares held by PETCO, 20,000 shares held by members of Mr. Woodard's family and 280,000 shares held by trusts established for the benefit of members of Mr. Woodard's family. Mr. Woodard is the Senior Vice President, Business Development and a stockholder of PETCO. Mr. Woodard disclaims beneficial ownership of the shares and warrants held by PETCO, except to the extent of his pecuniary interest therein, and of the shares held in trust for members of his family.

                          Description of Capital Stock

Upon completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value.

The following description of our capital stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of March 10, 2000, there were 45,538,013 shares of common stock outstanding held of record by Rule 144 stockholders and 802,942 shares of common stock outstanding held of record by Rule 701 stockholders. In addition, as of March 10, 2000, there were 9,946,038 shares of common stock subject to outstanding options and 9,006,322 shares of common stock subject to outstanding warrants.

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be harmed by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

Upon completion of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by our board of directors. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.

Warrants

Upon completion of this offering, we will have outstanding warrants to purchase 9,006,322 shares of our common stock. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from May 2004 to January 2005 and have a weighted average exercise price of $6.14.

Registration Rights

Pursuant to the terms of an investor rights agreement among us and certain holders of our securities, after the closing of this offering, the holders of 52,854,732 shares of our outstanding common stock or their permitted transferees, including shares issuable upon the exercise of certain warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These registration rights include the following:

  . The holders of at least 50% of the registrable securities may require us, subject to certain limitations, to file up to 2 registration statements covering at least 30% of the outstanding registrable securities where the anticipated aggregate offering price would be at least $5,000,000.

  . The holders of registrable securities are entitled to certain piggyback registration rights in connection with any registration by us of our securities for our own account or the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations.

  . At any time after we become eligible to file a registration statement on Form S-3, any holder of our registrable securities may require us to file up to two registration statements on Form S-3 under the Securities Act in any 12 month period for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate offering price would exceed $500,000, with respect to their shares of common stock.

Each of the foregoing registration rights is subject to certain conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in such registration. All registration rights terminate five years from the effective date of this offering or when the shares held by such holder may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The investors' rights agreement also contains a commitment of us to indemnify the holders of registration rights, subject to certain limitations.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws, and the Delaware Anti-Takeover Law

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that person became an interested stockholder, unless:

  . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers; and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Our amended and restated bylaws provides that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our amended and restated bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Petopia.com. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management. The amendment of any of these provisions would require approval by holders of at least 66-2/3% of the outstanding common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Chase Mellon Shareholder Services.

Listing

Application has been made to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "PTOP."

                        Shares Eligible for Future Sale

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could reduce the prevailing market price and impair our ability to raise equity capital in the future.

Upon completion of the offering, we will have outstanding             shares of
common stock. Of these shares, the               shares sold in this offering,
plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

The remaining 46,340,955 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of such shares for sale, could lower the market price of the common stock.

Lock-Up Agreement

Our directors, officers and 84.4% of our security holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by CIBC World Markets Corp. CIBC World Markets Corp. has notified us that it currently has no plans to release any portion of the securities subject to lock-up agreements. Taking into account the lock-up agreements, and assuming CIBC World Markets Corp. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this offering, only the shares sold in this offering will be immediately available for sale in the public market except for that portion of the shares sold in the offering reserved for sale to directors, officers, employees, business associates and related persons of Petopia.com that will be subject to lock-up agreements.

  .  Beginning 180 days after the effective date of this offering,
     approximately        shares will be eligible for sale pursuant to Rule
     701 and Rule 144, assuming no exercise of options, of which all but shares are held by affiliates.

  .  An additional          shares will be eligible for sale pursuant to Rule
     144 after March 10, 2001. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

Rules 144, 144(k) and 701

In general, under Rule 144, and beginning after the expiration of the lock-up agreements 180 days after the effective date of the offerings, a person, or persons whose shares are combined, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  .  one percent of the number of shares of common stock then outstanding
     (which will equal approximately             shares immediately after
     this offering); or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1999 stock plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of March 10, 2000, there were outstanding options for the purchase of 9,946,038 shares of our common stock under the 1999 stock plan and 221,957 shares were available for future grant.

                                  Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., SG Cowen Securities Corporation and SoundView Technology Group, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   CIBC World Markets Corp. .............................................
   SG Cowen Securities Corporation.......................................
   SoundView Technology Group, Inc.......................................
                                                                           ----
     Total...............................................................
                                                                           ====

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about              , 2000,
against payment in immediately available funds. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to
other securities dealers at such price less a concession of $   per share. The
underwriters may also allow, and such dealers may re-allow, a concession not in
excess of $   per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the
underwriters to purchase a maximum of           additional shares from us to
cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will
be $          and the total proceeds to us will be $            . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                                  Total without  Total with Full
                                                   Exercise of     Exercise of
                                             Per  Over-Allotment Over-Allotment
                                            Share     Option         Option
                                            ----- -------------- ---------------
   Petopia.com............................. $          $              $
                                            ====       ====           ====

We estimate that its total expenses of the offering, excluding the underwriting
discount, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors, and substantially all securityholders have agreed to a 180-day "lock up" with respect to shares of common stock and certain other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This "lock up" means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

In connection with our Series A and Series D convertible preferred stock financings, we agreed to use our best efforts to cause the managing underwriter of our initial public offering to establish a program whereby the managing underwriters would offer each of the Series A and Series D convertible preferred stock investors the opportunity to purchase shares of our common stock in our initial public offering. The number of shares of the common stock to be offered to the Series A convertible preferred stock investors pursuant to this program will be equal to the number of shares equal to the quotient obtained by dividing $3,000,000 by the gross price per share negotiated by us and the managing underwriter as reflected in the final prospectus. The number of shares of the common stock to be offered to the Series D convertible preferred stock investors pursuant to this program will be equal to 5% of the primary shares sold by us in the initial public offering, and is subject to reduction under some circumstances. The Series A and Series D convertible preferred stock investors have no obligation to purchase any of the shares offered to them. We intend that all offers to purchase shares pursuant to this program will be made in compliance with all federal and state securities laws and all applicable rules and regulations promulgated by the National Association of Securities Dealers, Inc.

In addition, at our request, the underwriters have reserved for sale up to shares of common stock for sale to our employees, directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of the prospectus. The number of shares available for sale to the general public in this offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

  .  our record of operations;

  .  our current financial position and future prospects;

  .  the experience of our management;

  .  the economics of our industry in general; and

  .  prevailing market and economic conditions.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic form, the information on any web site maintained by Wit SoundView or any of its affiliates is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by Petopia.com or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transaction may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Perkins Coie LLP, Menlo Park, California. As of the consummation of this offering, an investment partnership associated with, and certain partners of, Perkins Coie LLP will own an aggregate of 67,837 shares and a warrant to purchase 1,837 shares of our common stock. In addition, Mark S. Albert, our Secretary, is a partner of Perkins Coie LLP and that firm's investment partnership. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    Experts

Ernst & Young LLP, independent auditors, have audited our financial statements and the financial statements of 1316703 Ontario Limited, to the extent indicated and as set forth in their reports. We have included our financial statements and the financial statements of 1316703 Ontario Limited in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Goldstein Golub Kessler LLP, independent auditors for C/R Catalog Corp., Inc., have audited C/R Catalog Corp.'s financial statements for the fiscal years ended June 27, 1998 and June 26, 1999 as set forth in their report. We have included the financial statements in the prospectus and elsewhere in the registration statement in reliance on Goldstein Golub Kessler LLP's report, given on their authority as experts in accounting and auditing.

                             Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. For further information with respect to Petopia.com and such common stock, we refer you to the registration statement and to the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. After the offering, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public accountant.

                               PETOPIA.COM, Inc.

                         INDEX TO FINANCIAL STATEMENTS

Petopia.com, Inc. Financial Statements
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Balance Sheet.............................................................  F-3
Statement of Operations...................................................  F-4
Statement of Stockholders' Equity.........................................  F-5
Statement of Cash Flows...................................................  F-6
Notes to Financial Statements.............................................  F-7


Unaudited Pro Forma Condensed Combined Financial Information
Unaudited Pro Forma Condensed Combined Balance Sheet...................... F-21
Unaudited Pro Forma Condensed Combined Statement of Operations............ F-22
Notes to Unaudited Pro Forma Condensed Combined Financial Information..... F-23


1316703 Ontario Limited (Operating as Paw.net) Financial Statements
Report of Ernst & Young LLP, Independent Auditors......................... F-25
Balance Sheet............................................................. F-26
Statement of Operations................................................... F-27
Statement of Shareholders' Equity......................................... F-28
Statement of Cash Flows................................................... F-29
Notes to Financial Statements............................................. F-30


C/R Catalog Corp. Financial Statements
Independent Auditor's Report.............................................. F-33
Balance Sheets............................................................ F-34
Statements of Operations.................................................. F-35
Statement of Stockholders' Deficiency..................................... F-36
Statements of Cash Flows.................................................. F-37
Notes to Financial Statements............................................. F-38

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Petopia.com, Inc.

We have audited the accompanying balance sheet of Petopia.com, Inc. as of January 1, 2000 and the related statements of operations, stockholders' equity, and cash flows for the period from March 9, 1999 (inception) to January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petopia.com, Inc. at January 1, 2000 and the results of its operations and its cash flows for the period from March 9, 1999 (inception) to January 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Jose, California
February 18, 2000

                               PETOPIA.COM, INC.

                                 BALANCE SHEET
               (In thousands, except share and per share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                                                    Equity at
                                                       January 1,  January 1,
                                                          2000        2000
                                                       ---------- -------------
                                                                   (Unaudited)
                        ASSETS

Current assets
Cash and cash equivalents.............................  $ 22,982
Short-term investments................................    13,546
Accounts receivable...................................       297
Inventory.............................................       227
Prepaid advertising...................................     5,387
Other current assets..................................        94
                                                        --------
    Total current assets..............................    42,533
Property and equipment, net...........................     3,146
Restricted cash.......................................     1,249
Deferred charges......................................     5,258
Other assets..........................................       654
                                                        --------
    Total assets......................................  $ 52,840
                                                        ========


         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable......................................  $  7,146
Accrued payroll and related benefits..................       308
Accrued marketing expenses............................       777
Payables to related parties...........................     1,038
Other accrued liabilities.............................     1,934
Deferred revenue......................................       333
                                                        --------
    Total current liabilities.........................    11,536


Commitments and contingencies (Note 10)


Stockholders' equity
Convertible preferred stock, $0.0001 par value:
 Authorized shares--42,500,000; 10,000,000 pro forma
 Issued and outstanding shares--27,739,474; none pro
  forma
  (aggregate liquidation preference of $92,766).......         3    $     --
Common stock, $0.0001 par value:
 Authorized shares--65,000,000; 150,000,000 pro forma
 Issued and outstanding shares--9,793,796; 37,533,270
  pro forma...........................................         1           4
Additional paid-in capital............................    84,762      84,762
Notes receivable from stockholders....................      (293)       (293)
Deferred stock compensation...........................    (2,304)     (2,304)
Accumulated deficit...................................   (40,865)    (40,865)
                                                        --------    --------
    Total stockholders' equity........................    41,304    $ 41,304
                                                        --------    ========
    Total liabilities and stockholders' equity........  $ 52,840
                                                        ========

                            See accompanying notes.

                               PETOPIA.COM, INC.

                            STATEMENT OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                                   Period from
                                                                  March 9, 1999
                                                                   (Inception)
                                                                       to
                                                                   January 1,
                                                                      2000
                                                                  -------------
Net sales.......................................................   $    3,452
Cost of sales:
 Product and shipping costs.....................................        5,616
 Equity-based charges...........................................           23
                                                                   ----------
    Total cost of sales.........................................        5,639
                                                                   ----------
Gross margin....................................................       (2,187)
                                                                   ----------

Operating expenses:
 Marketing and sales (1)........................................       24,215
 Content and product development (2)............................        7,666
 General and administrative (3).................................        4,016
 Equity-based charges...........................................        3,517
                                                                   ----------
    Total operating expenses....................................       39,414
                                                                   ----------
Loss from operations............................................      (41,601)

Interest income.................................................          737
Interest expense................................................           (1)
                                                                   ----------
Net loss........................................................   $  (40,865)
                                                                   ==========
Basic and diluted net loss per equivalent share.................   $   (10.84)
                                                                   ==========
Pro forma basic and diluted net loss per equivalent share
 (unaudited)....................................................   $    (2.50)
                                                                   ==========
Shares used to compute basic and diluted net loss per equivalent
 share..........................................................    3,770,437
                                                                   ==========
Shares used to compute pro forma basic and diluted net loss per
 equivalent share (unaudited)...................................   16,339,184
                                                                   ==========

--------
(1) Excludes $2,845 related to equity-based charges
(2) Excludes $70 related to equity-based charges
(3) Excludes $602 related to equity-based charges

                            See accompanying notes.

                               PETOPIA.COM, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except share amounts)

                      Convertible                                       Notes
                    Preferred Stock      Common Stock     Additional  Receivable    Deferred                   Total
                   ------------------ -------------------  Paid-In       From        Stock     Accumulated Stockholders'
                     Shares   Amount    Shares    Amount   Capital   Stockholders Compensation   Deficit      Equity
                   ---------- ------- ----------  ------- ---------- ------------ ------------ ----------- -------------
Issuance of
 common stock and
 restricted
 common stock to
 founders for
 certain assets
 and cash, net of
 issuance costs..          -- $    --  8,203,502  $     1  $   639     $     --    $     (211)  $      --    $     429
Net cash proceeds
 from issuance of
 Series A
 preferred stock
 and warrants....   9,397,000       1         --       --    9,377           --            --          --        9,378
Issuance of
 Series A
 preferred stock
 and warrants on
 conversion of
 promissory
 notes...........     358,000      --         --       --      358           --            --          --          358
Exercise of
 options to
 purchase common
 stock for cash
 and notes
 receivable from
 stockholders....          --      --  1,373,125       --      344         (293)           --          --           51
Issuance of
 common stock for
 cash and
 services........          --      --  1,714,110       --      928           --            --          --          928
Compensation
 related to
 acceleration and
 repurchase of
 unvested shares
 of common
 stock...........          --      --         --       --      370           --           104          --          474
Amortization of
 unearned
 compensation....          --      --         --       --       --           --            27          --           27
Repurchase of
 common stock for
 cash............          --      -- (1,496,941)      --     (374)          --            --          --         (374)
Net cash proceeds
 from issuance of
 Series B
 preferred
 stock...........   7,736,345       1         --       --   19,901           --            --          --       19,902
Net cash proceeds
 from issuance of
 Series C
 preferred
 stock...........   3,017,175      --         --       --    7,700           --            --          --        7,700
Issuance of
 Series C stock
 warrants in
 connection with
 alliance
 agreement.......          --      --         --       --    5,843           --            --          --        5,843
Net cash proceeds
 from issuance of
 Series D
 preferred
 stock...........   6,270,262       1         --       --   35,027           --            --          --       35,028
Issuance of
 Series C
 preferred stock
 in connection
 with alliance
 agreement.......     960,692      --         --       --    2,181           --            --          --        2,181
Deferred stock
 compensation
 related to stock
 options.........          --      --         --       --    2,468           --        (2,468)         --           --
Amortization of
 deferred stock
 compensation....          --      --         --       --       --           --           244          --          244
Net loss and
 comprehensive
 net loss........          --      --         --       --       --           --            --     (40,865)     (40,865)
                   ---------- ------- ----------  -------  -------     --------    ----------   ---------    ---------
Balance at
 January
 1, 2000.........  27,739,474 $     3  9,793,796  $     1  $84,762     $   (293)   $   (2,304)  $ (40,865)   $  41,304
                   ========== ======= ==========  =======  =======     ========    ==========   =========    =========

                            See accompanying notes.

                               PETOPIA.COM, INC.

                            STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                  Period from
                                                                 March 9, 1999
                                                                 (Inception) to
                                                                   January 1,
                                                                      2000
                                                                 --------------
Operating activities
Net loss.......................................................     $(40,865)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization of property and equipment.......          356
 Amortization of intangibles...................................          378
 Equity-based charges..........................................        3,540
 Loss on disposal of fixed assets..............................           12
 Changes in operating assets and liabilities:
  Accounts receivable..........................................         (297)
  Inventory....................................................         (227)
  Prepaid advertising..........................................       (5,387)
  Other current assets.........................................          (94)
  Accounts payable.............................................        7,146
  Accrued payroll and related benefits.........................          308
  Accrued marketing expenses...................................          777
  Payables to related parties..................................          666
  Other accrued liabilities....................................        1,934
  Deferred revenue.............................................          333
                                                                    --------
Net cash used in operating activities..........................      (31,420)
                                                                    --------

Investing activities
Increase in restricted cash....................................       (1,249)
Increase in other assets.......................................          (95)
Purchases of property and equipment, net.......................       (3,502)
Payments for covenant not to compete...........................         (335)
Purchases of short-term investments............................      (13,546)
                                                                    --------
Net cash used in investing activities..........................      (18,727)
                                                                    --------

Financing activities
Proceeds from issuance of promissory notes.....................          408
Repayment of promissory note...................................          (50)
Proceeds from issuance of common stock.........................        1,137
Repurchase of common stock.....................................         (374)
Proceeds from issuance of preferred stock......................       72,008
                                                                    --------
Net cash provided by financing activities......................       73,129
                                                                    --------
Net increase in cash and cash equivalents......................       22,982
Cash and cash equivalents at beginning of period...............           --
                                                                    --------
Cash and cash equivalents at end of period.....................     $ 22,982
                                                                    ========
Supplemental disclosures of non-cash financing activities
Common stock issued in exchange for notes receivable from
 stockholders..................................................     $    293
Common stock issued for assets of 1316703 Ontario Limited......     $    453
Common stock issued to a vendor for services...................     $     23
Series C preferred stock issued in connection with alliance
 agreement.....................................................     $  2,181
Common stock issued to consultants for services................     $      6
Compensation related to acceleration of vesting of common
 stock.........................................................     $    370
Series C preferred stock warrants issued in connection with
 alliance agreement............................................     $  5,843
Series A preferred stock issued on conversion of promissory
 notes.........................................................     $   (358)

                            See accompanying notes.

                               PETOPIA.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                January 1, 2000

1. Organization

Petopia.com, Inc. (the Company) was incorporated in Delaware on March 9, 1999 under the name Spot & Jack, Inc. and changed its name to Petopia.com, Inc. on May 3, 1999. The Company's predecessor, 1316703 Ontario Limited, a Canadian development stage company, operating as Paw.net was incorporated on September 28, 1998. On April 15, 1999, the assets of 1316703 Ontario Limited were distributed to its shareholders, who then transferred the assets to the Company in exchange for shares of the Company's common stock. The Company publicly launched its online retail store in August 1999, which sells pet food and supplies, and other pet-related products.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents, Short-Term Investments, and Restricted Cash

The Company invests its excess cash in money market accounts and debt instruments. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity at the time of purchase of over three months are classified as short-term investments because management intends to use the proceeds from the sale of the short-term investments held as of January 1, 2000 for current operations.

The Company classifies its investments as available-for-sale. The investments are recorded at fair value based on quoted market prices with unrealized gains and losses, which are considered to be temporary, recorded as a component of stockholders' equity and comprehensive income (loss).

Restricted cash represents amounts held in escrow to be paid to a founder (see
Note 4) and certificates of deposit with financial institutions that secure standby letters of credit related to the Company's lease agreement, fulfillment agreement, and credit card accounts.

Segment and Geographic Information

The Company operates in one business segment across domestic markets and currently does not operate internationally.

Concentrations of Supplier, Product, and Credit Risk

Currently, the Company relies on two suppliers, one of which is also a related party (see Notes 4 and 12), for the majority of its product fulfillment. As a result, should the Company's current suppliers be unable to fulfill product orders for the Company on a timely basis, operating results may be adversely impacted.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, short-term investments, and accounts receivable.

The Company places its cash equivalents and short-term investments with financial institutions that management believes are creditworthy. The Company invests its excess cash in money market funds and debt instruments of governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to creditworthiness, diversification and maturities that attempt to maintain safety and liquidity. To date, the Company has not experienced any significant losses on its cash equivalents or short-term investments.

Accounts receivable consists of amounts due from credit card companies. The Company obtains credit card information and authorization from the credit card companies prior to shipment. The Company does not require collateral from its customers. To date, the Company has not experienced any significant losses with respect to its accounts receivable.

                               PETOPIA.COM, INC.

Inventory

Inventory consists exclusively of finished goods and is stated at the lower of cost or market. Cost is determined on the first in, first out method.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment, excluding leasehold improvements, are depreciated for financial reporting purposes using the straight-line method over their estimated useful life of three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases.

Long-Lived Assets

In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Whenever events or changes in circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets, the assets will be written down to their fair value based on discounted cash flows or appraised values as appropriate. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

Revenue Recognition

Revenues on product sales, net of discounts, coupons, and allowances, are recognized upon shipment of the related goods. Outbound shipping revenue is included in net sales when the product is shipped. For the period from March 9, 1999 (inception) to January 1, 2000, outbound shipping revenues included in net sales amounted to $667,000. The Company records an allowance for estimated sales returns in the period of sale.

Cost of Sales

Cost of sales consists primarily of the cost of products sold to customers and costs of outbound and inbound shipping. For the period from March 9, 1999 (inception) to January 1, 2000, costs of outbound and inbound shipping included in cost of sales amounted to $1,806,000. Additionally, cost of sales includes equity-based charges, as described below, to the extent stock issuances or amortization of deferred costs resulting from stock issuances are considered to be related to product purchases.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was $14,860,000 for the period from March 9, 1999 (inception) to January 1, 2000.

Fulfillment Expense

The Company includes fulfillment expense in marketing and sales expense in the accompanying statement of operations.

Content and Product Development

Content and product development expenses consist primarily of payroll and related expenses for website development, systems personnel, consultants, and other website costs. As the Company believes its website is subject to continual and substantial change, expenditures relating to content and product development are expensed as incurred.

                               PETOPIA.COM, INC.

Equity-Based Charges

The Company has elected to account for its employee stock plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and to adopt the disclosure-only provisions as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). Under APB 25, compensation expense is based on the difference between the fair value of the Company's stock on the date of grant and the exercise price.

The Company accounts for stock awards to nonemployees in accordance with the provisions of FAS 123 and Emerging Issues Task Force Consensus No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" (EITF 96-18). Under FAS 123 and EITF 96-18, stock awards issued to nonemployees are accounted for at their deemed fair value based on independent valuations or by using the Black-Scholes method, as appropriate.

Start-up Activities

The Company has adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on the Company's financial position, results of operations, or cash flows.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive Net Loss

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 requires that all items required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company's comprehensive net loss was the same as its net loss for the period from March 9, 1999 (inception) to January 1, 2000.

Net Loss Per Equivalent Share

Basic and diluted net loss per equivalent share is computed using the weighted average number of shares of common stock outstanding. Potential common shares from conversion of convertible preferred stock and exercise of stock options and warrants are excluded from diluted net loss per equivalent share because they would be antidilutive.

The total number of shares excluded from the calculation of diluted net loss per equivalent share was as follows (on an as-converted-to-common basis as of January 1, 2000):

                                                                        Total
                                                                        Shares
                                                                      ----------
      Common stock, subject to repurchase............................  4,255,263
      Preferred stock................................................ 27,739,474
      Common stock options outstanding...............................  4,691,191
      Warrants to purchase preferred stock...........................  6,919,987
                                                                      ----------
                                                                      43,605,915
                                                                      ==========

                               PETOPIA.COM, INC.

Pursuant to the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the Company's proposed initial public offering (IPO), are included in the calculation of basic and diluted net loss per equivalent share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

Pro forma basic and diluted net loss per equivalent share is calculated assuming the conversion of convertible preferred stock into an equivalent number of shares of common stock as if the shares had converted on the dates of their issuances.

A reconciliation of shares used in the calculation of basic and diluted and pro forma basic and diluted net loss per equivalent share follows:

                                                                  Period from
                                                                 March 9, 1999
                                                                  (Inception)
                                                                      to
                                                                  January 1,
                                                                     2000
                                                                 -------------
   Basic and diluted:
    Weighted average shares of common stock outstanding.........   6,708,144
     Less: weighted average shares subject to repurchase........  (2,937,707)
                                                                  ----------
    Shares used to compute basic and diluted net loss per
     equivalent share...........................................   3,770,437
   Pro forma:
    Pro forma adjustments to reflect weighted effect of assumed conversion of convertible preferred stock: (unaudited)
     Series A preferred stock...................................   6,507,195
     Series B preferred stock...................................   3,954,132
     Series C preferred stock...................................   1,532,646
     Series D preferred stock...................................     574,774
                                                                  ----------
    Shares used to compute pro forma basic and diluted net loss per equivalent share (unaudited)...........................  16,339,184
                                                                  ==========

Fiscal Year

The Company operates on a 52/53 week fiscal year. The fiscal period from March 9, 1999 (inception) to January 1, 2000 represents 43 weeks of operations.

Fair Value of Financial Instruments

The carrying values of the Company's cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their fair values due to their short maturities. Short-term investments are recorded at fair value. The carrying values of notes receivable from stockholders approximate their fair values. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging

                               PETOPIA.COM, INC.

activities. The Company is required to adopt FAS 133 as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" (FAS 137) for the year ending December 29, 2001. The Company believes that the adoption of FAS 137 will not have a significant impact on the Company's operating results or cash flows, as the Company has not yet entered into any derivative instrument agreements.

3. Business Combinations

On April 15, 1999, the Company acquired certain assets and intellectual properties from the shareholders of 1316703 Ontario Limited, a Canadian development stage company, operating as Paw.net. The acquisition was accounted for under the purchase method of accounting and included the issuance of 6,459,752 shares of common stock with an estimated fair value of approximately $504,000. Of the shares issued, 2,703,902 shares with an estimated fair value of $211,000 are subject to repurchase and the continued employment of the stockholder with the Company for a period of 36 months. Accordingly, $211,000 has been recorded as deferred compensation and is being amortized over 36 months. The remaining fair value of the purchase consideration was allocated to tangible assets of $63,000 and intangible assets of $230,000 based on their relative fair market values. Identifiable intangible assets are being amortized over one year.

In December 1999, the Company entered into an agreement and plan of merger with C/R Catalog Corp. (d/b/a In the Company of Dogs or ICOD), a Delaware corporation, for $600,000 in cash; a $2,000,000 promissory note, secured by assets of the Company, bearing an interest rate of 7%, due at the earlier of a) two days following the close of an underwritten initial public offering of the Company's common stock or b) June 15, 2000; 2,014,607 shares of Series E convertible preferred stock; and warrants to purchase 69,647 shares of Series E convertible preferred stock. The transaction closed in January 2000 and will be accounted for as a purchase transaction.

4. Significant Agreements

Fulfillment Agreement With Loveland Pet Products, Inc.

In May 1999, the Company entered into an exclusive Fulfillment Agreement (the Fulfillment Agreement) with Loveland Pet Products, Inc. (Loveland). The two-year agreement provides that Loveland will fulfill exclusively (relative to the Company's online competitors) for the Company, the Company can sublease space in Loveland's distribution centers located in Ohio, Loveland will provide inventory and distribution support to the Company, and Loveland will provide the Company with discounted pricing.

In consideration of the services provided by Loveland, the Company is to pay certain fulfillment costs as defined under the Fulfillment Agreement. In addition, the Company issued 234,000 shares of its common stock to Loveland upon the signing of the agreement. The fair value of the common stock was estimated at $23,000 and was recorded as cost of sales. Finally, the Company is required to issue warrants to purchase up to 585,000 shares of common stock over the two-year agreement at six-month intervals contingent upon Loveland's fulfillment performance over each six-month period. In accordance with EITF 96-18, the Company will allocate the fair value of the common stock warrant determined at the time each specific warrant is issued to cost of sales, fulfillment expense, and marketing and sales expense based on an independent valuation of the Fulfillment Agreement.

Alliance Agreement With PETCO Animal Supplies, Inc.

In July 1999, the Company entered into an Alliance Agreement (the Agreement) with PETCO Animal Supplies, Inc. (PETCO), a related party (see Note 12), that states that the Company is PETCO's exclusive online partner for retail sales of pet food and supplies. The Agreement provides that PETCO, among other

                               PETOPIA.COM, INC.

things, is to provide the Company with certain mailing, online, offline, and in-store marketing programs to allow the Company to sublease space in a number of its distribution centers located throughout the U.S., to provide inventory and distribution support to the Company, and to provide the Company with pricing and terms in purchasing inventory that are substantially equivalent to terms and pricing received by PETCO.

In consideration of the Agreement with PETCO, the Company agreed to pay, subject to Company approval, up to $250,000 annually in cash to reward PETCO employees that support certain marketing efforts on the Company's behalf. In addition, the Company is obligated to pay PETCO a referral fee as defined under the Agreement for certain customer referrals it makes to the Company. Finally, the Company issued three warrants to purchase 5,119,987 shares of Series C preferred stock at exercise prices ranging from $5.00 to $10.00 per share and is also required to issue up to 4,803,458 shares of Series C preferred stock as the Company achieves certain revenue thresholds as defined under the Agreement.

In accordance with EITF 96-18, the Company estimated the fair value of the warrants to purchase Series C preferred stock at $5,843,000, based upon an independent valuation, and recorded the amount as a deferred charge. The Company is amortizing the fair value of the warrants over the five-year term of the Agreement and recording the amortization to cost of sales, fulfillment expense and marketing and sales expense based upon an independent valuation of the Agreement. For the period from March 9, 1999 (inception) to January 1, 2000, $585,000 related to the warrants was amortized to marketing and sales.

The preferred stock will be issued and recorded at its estimated fair value based upon independent valuations upon achievement of each of the revenue thresholds. The amount will be charged to cost of sales, fulfillment expense and marketing and sales expense based upon an independent valuation of the Agreement. In December 1999, the Company issued 960,692 shares of Series C preferred stock with an estimated fair value of $2,181,000 on the date the first revenue threshold was met, and recorded this amount to marketing and sales expense.

Covenant Not to Compete

In June 1999, the Company entered into a noncompete agreement upon the termination of a founder's employment with the Company that prohibits the founder from competing in a business similar to that of the Company's for a period of two years. In consideration for the noncompete agreement, the Company is to pay the founder a total of $707,000 over the two-year term of the noncompete agreement of which $335,000 was paid in the period from March 9, 1999 (inception) to January 1, 2000. The Company is amortizing the $707,000 over the two-year life of the noncompete agreement and recorded $206,000 as expense for the period from March 9, 1999 (inception) to January 1, 2000.

Online Sales and Marketing Agreements

The Company has significant sales and marketing agreements with some of the larger, more recognized Internet portals. As of January 1, 2000 the agreements have remaining lives ranging from six to twelve months, and the Company has a cash commitment of at least $1,782,000. The costs associated with these agreements are recognized on a straight-line basis over the term of the related agreements as services are received. For the period from March 9, 1999 (inception) to January 1, 2000, the Company recognized $2,276,000 of marketing and sales expense under these agreements.

                               PETOPIA.COM, INC.

5. Investments

Investments as of January 1, 2000 consist of the following (in thousands):

                                                                       Amortized
                                                                         Cost
                                                                       ---------
   Commercial paper...................................................  $18,955
   Municipal bonds....................................................   13,546
                                                                        -------
                                                                         32,501
   Less amounts classified as:
    Cash and cash equivalents.........................................   18,955
                                                                        -------
     Short-term investments...........................................  $13,546
                                                                        =======

As of January 1, 2000, the contractual maturity of the Company's short-term investments ranged from July 2020 to September 2047. According to the terms of the underlying securities, the interest rate is adjusted monthly. Realized and unrealized gains and losses for the period from March 9, 1999 (inception) to January 1, 2000 were insignificant.

6. Property and Equipment, Net

Property and equipment consist of the following (in thousands):

                                                                      January 1,
                                                                         2000
                                                                      ----------
   Software and computers............................................   $2,754
   Furniture and equipment...........................................      394
   Leasehold improvements............................................      354
                                                                        ------
                                                                         3,502
   Accumulated depreciation and amortization.........................     (356)
                                                                        ------
                                                                        $3,146
                                                                        ======

7. Stockholders' Equity

Convertible Preferred Stock

A summary of convertible preferred stock is as follows:

                                          Authorized and Issued and  Liquidation
                                            Designated   Outstanding Preference
                                          -------------- ----------- -----------
   Series A..............................   11,555,000    9,755,000  $ 9,755,000
   Series B..............................    8,000,000    7,736,345   19,999,999
   Series C..............................   12,940,620    3,977,867   10,283,582
   Series D..............................   10,000,000    6,270,262   52,727,573
                                            ----------   ----------  -----------
     Total...............................   42,495,620   27,739,474  $92,766,154
                                            ==========   ==========  ===========

The holders of Series A, B, C, and D stock are entitled to noncumulative dividends of $0.08, $0.206816, $0.206816, and $0.448488 per share, respectively, when and if declared by the Board of Directors.

Each share of preferred stock shall be convertible at the option of the holder into one share of common stock, subject to adjustments for future dilution. Each share of preferred stock automatically converts into common stock at the then applicable conversion rate upon the earlier of (a) the public offering of the Company's

                               PETOPIA.COM, INC.

common stock with aggregate proceeds in excess of $20,000,000 and a public offering price which is not less than $8.40915 per share; (b) the date on which the Company obtains the consent of a majority of the then outstanding shares of preferred stock, voting together as a class and a majority of the then outstanding shares of Series D preferred stock, voting as a separate class; or
(c) the date upon which a majority of the outstanding shares of preferred stock convert into common stock. The Company has fully reserved shares of common stock for issuance upon the conversion of the convertible preferred stock.

In the event of liquidation, in addition to the amounts set forth in the table above, the holders of preferred stock are entitled to all declared but unpaid dividends for each outstanding share of Series A, B, C, and D preferred stock. Any remaining assets will be distributed among the common stockholders on a pro rata basis.

Prior to initiating the sale or disposition of all, or substantially all, of the Company's business or a reorganization, merger, or consolidation with any other corporation in which, in each case, more than 50% of the voting power of the corporation is disposed of, the Company must provide notice to each of the convertible preferred stockholders. The notice must be provided prior to the stockholders' meeting called to approve such transaction.

Warrants to purchase the following classes of stock are outstanding as of January 1, 2000:

                                                 Number of
                                                   shares            Contractual
                                         Date of underlying Exercise    Life
                                          Grant   warrants   Price   (In Years)
                                         ------- ---------- -------- -----------
   Series A preferred stock.............  05/99  1,800,000   $ 1.75        5
   Series C preferred stock.............  07/99  1,637,486   $ 5.00        5
   Series C preferred stock.............  07/99  1,705,715   $ 7.50        5
   Series C preferred stock.............  07/99  1,776,786   $10.00        5

Common Stock

During 1999, 8,203,502 shares of common stock were issued to the Company's founders and certain other investors at $0.078 per share in exchange for cash, assets, and services rendered. The outstanding shares are subject to certain transfer restrictions. In addition, 3,412,652 of these shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires ratably over three years. In connection with the termination of a founder (see
Note 4), the Company repurchased 1,496,941 shares of common stock at $0.25 per share. The Company fully amortized deferred compensation of $104,000 related to the shares issued to the founder and recorded $258,000 in additional stock compensation related to the accelerated vesting of the shares and for holding the shares for less than six months.

At January 1, 2000, 4,255,263 shares were subject to repurchase and an aggregate of 48,631,385 shares of common stock were reserved for issuance upon the exercise of the warrants, conversion of preferred stock, exercise of outstanding stock options, and future issuance of stock options.

8. Employee Stock Plans

In April 1999, the Board of Directors approved the 1999 stock option plan (the 1999 Plan) that authorized the grant of options to purchase shares of the Company's common stock. At January 1, 2000, the total authorized number of shares under the 1999 Plan was 7,500,000. The plan is administered by the Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees, directors, and consultants of the Company. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant.

                               PETOPIA.COM, INC.

The options must vest at a rate of at least 20% per year over five years from the date the option was granted. Generally, the Board of Directors has granted stock options with a vesting schedule of 25% after one year and 1/48th each month thereafter. All options under the 1999 Plan expire ten years after their grant. The 1999 Plan also provides for restricted stock awards. The purchase price of restricted stock under these awards can not be less than 85% of the fair market value of the stock on the date the award is made or at the time the purchase is consummated.


During the period from March 9, 1999 (inception) to January 1, 2000, the Company recorded aggregate deferred stock compensation of approximately $2,468,000, representing the difference between the grant price and the deemed fair value of the Company's common stock options granted during these periods. The amortization of deferred stock compensation is being charged to operations and is being amortized over the vesting period of the options, which is typically four years. For the period from March 9, 1999 (inception) to January 1, 2000, the amortized expense was approximately $244,000.

The following is a summary of activity with respect to the 1999 Plan.

                                                            Options Outstanding
                                                              and Exercisable
                                                            --------------------
                                                                        Weighted
                                                 Options      Number    Average
                                                Available       of      Exercise
                                                for Grant     Shares     Price
                                                ----------  ----------  --------
   Balance at March 9, 1999 (inception)........         --          --   $  --
    Options authorized.........................  7,500,000          --      --
    Restricted stock granted...................   (540,610)         --      --
    Options granted............................ (6,609,019)  6,609,019    0.54
    Options exercised..........................         --  (1,408,625)   0.21
    Options canceled...........................    509,203    (509,203)   0.22
                                                ----------  ----------   -----
   Balance at January 1, 2000..................    859,574   4,691,191   $0.68
                                                ==========  ==========   =====

The following table summarizes information about stock options that were outstanding and exercisable at January 1, 2000:

                                        Options Outstanding and Exercisable
                                    --------------------------------------------
                                                                   Weighted
                                     Number                    Average Remaining
                                       of     Weighted Average Contractual Life
   Range of Exercise Prices          Shares    Exercise Price     (In Years)
   ------------------------         --------- ---------------- -----------------
   $0.10-$0.50..................... 1,565,797      $0.12             9.40
   $0.75-$1.25..................... 3,125,394       0.96             9.77
                                    ---------      -----             ----
     Total......................... 4,691,191      $0.68             9.65
                                    =========      =====             ====

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss is required under FAS 123 and is calculated as if the Company had accounted for its employee stock options granted during the period from March 9, 1999 (inception) to January 1, 2000 under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant

                               PETOPIA.COM, INC.

using the Black Scholes model with the following weighted average assumptions: volatility of 75%, an interest rate of 6%, a dividend yield of 0% and an expected life of 3.5 years.

As discussed above, the option valuation models used under FAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below (in thousands, except per share data):

   Net loss:
     As reported...................................................... $(40,865)
     Pro forma........................................................ $(41,399)
   Basic and diluted net loss per share:
     As reported...................................................... $ (10.84)
     Pro forma........................................................ $ (10.98)

The pro forma impact of options on the net loss for the period from March 9, 1999 (inception) to January 1, 2000 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants.

The options' weighted average grant date fair value, which is the value assigned to the options under FAS 123, was $0.65 for options granted during 1999.

Notes Receivable From Stockholders

In June 1999, the Company issued common stock to an officer of the Company in return for a full recourse note receivable for $113,000. The note bears an interest rate of 6% per annum and is due in June 2004.

In October 1999, the Company issued common stock to certain employees in return for full recourse notes receivable for $180,000. The notes bear interest at the rate of 6% per annum and are due in October 2004.

                               PETOPIA.COM, INC.

9. Income Taxes

There has been no provision for U.S. federal or state income taxes for the period from March 9, 1999 (inception) to January 1, 2000 as the Company has incurred operating losses for which it is currently unable to recognize a benefit.

A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statement of operations is as follows:

                                                                   Period from
                                                                  March 9, 1999
                                                                   (Inception)
                                                                  to January 1,
                                                                      2000
                                                                  -------------
   U.S. federal tax benefit at statutory rate....................       (34.0)%
   State taxes...................................................        (5.3)
   Valuation allowance...........................................        36.4
   Nondeductible equity-based charges............................         2.9
                                                                   ----------
                                                                           -- %
                                                                   ==========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                      January 1,
                                                                         2000
                                                                      ----------
   Deferred tax assets:
    Net operating loss carryforwards.................................  $ 13,408
    Accrued expenses and reserves....................................     1,452
                                                                       --------
     Total deferred tax assets.......................................    14,860
   Valuation allowance...............................................   (14,860)
                                                                       --------
     Net deferred tax assets.........................................  $     --
                                                                       ========

Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $14,860,000 during the period from March 9, 1999 (inception) to January 1, 2000.

As of January 1, 2000, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $33,663,000, which expire in 2019 and 2007, respectively.

Utilization of the Company's net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of net operating loss carryforwards before utilization.

10. Commitments and Contingencies

The Company leases its primary facility under an operating lease that expires in 2004. Rental expense was approximately $275,000 for the period from March 9, 1999 (inception) to January 1, 2000. The Company signed a standby letter of credit totaling approximately $452,000 in connection with the initial security deposit for the facility.

                               PETOPIA.COM, INC.

The Company has also issued standby letters of credit as collateral for a credit card account and amounts owed to a supplier under a fulfillment agreement. The standby letters of credit are backed by certificates of deposit (the carrying amounts approximate fair values) which are included in restricted cash as of January 1, 2000.

Future minimum lease payments under noncancelable operating leases are as follows as of January 1, 2000 for each of the following fiscal years (in thousands):

   2000................................................................. $  664
   2001.................................................................    648
   2002.................................................................    665
   2003.................................................................    681
   2004.................................................................    409
                                                                         ------
   Total minimum payments............................................... $3,067
                                                                         ======

Legal Matters

In the normal course of business, the Company from time to time receives inquiries with regard to various legal proceedings. In the opinion of management, any liability resulting from these inquiries has been accrued and will not have a material adverse effect on the Company's financial position or results of operations.

11. 401(k) Plan

During 1999, the Company adopted a 401(k) Plan that allows eligible employees to make contributions subject to certain limitations. The Company may make discretionary contributions based on profitability as determined by the Board of Directors. No amount was contributed to the plan by the Company during the period from March 9, 1999 (inception) to January 1, 2000.

12. Related Party Transactions

Cost of sales and marketing and sales expense for the period from March 9, 1999 (inception) to January 1, 2000 includes $729,000 related to product purchases and marketing and sales expenses under the Agreement with PETCO. Payables to related parties represent $666,000 due to PETCO and $372,000 due to a founder under a covenant not to compete agreement.

13. Subsequent Events (Unaudited)

In January 2000, the merger of the Company with ICOD, described in Note 3, closed. The transaction will be accounted for as a purchase. The estimated purchase price is $14,250,000. The fair value of purchase consideration will be allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair market values. The excess of fair value of purchase consideration over tangible and identifiable intangible assets acquired and liabilities assumed will be allocated to goodwill, which is expected to be amortized on a straight-line basis over five years. Subsequent to the acquisition, the Company repaid certain of ICOD's notes and loans payable of $1,209,000, including interest.

In January 2000, the Company issued 3,567,542 shares of Series D convertible preferred stock in exchange for cash proceeds of $10,000,000 and advertising inventory with an estimated fair value of $10,000,000. In conjunction with the Series D convertible preferred stock sale, the Company issued a warrant to purchase 917,749 shares of the Company's common stock at an exercise price of $7.50 per share. The warrant is exercisable at any time for a period of five years. As part of the agreement, the Company will co-produce programming for 45 one-hour weekly shows per year on a home shopping television network for a period of three years. The Company's minimum annual commitment to co-produce the program is $2,475,000.

                               PETOPIA.COM, INC.

Upon the issuance of Series D preferred stock in January 2000, the Company issued warrants to purchase 918,939 shares of Series D preferred stock at $5.6061 per share to all Series D preferred stockholders. These warrants expire in January 2005.

In February 2000, the Company met an additional revenue threshold related to the agreement with PETCO, which required that it issue 960,692 shares of Series C preferred stock to PETCO as discussed in Note 4. Additionally, in March 2000, the Company accelerated vesting of the remaining 2,882,074 shares of Series C preferred stock to be earned under the agreement. The Company estimates the fair value of the shares of the Series C preferred stock issuable to be approximately $13,400,000 and will record the equity-based charge during the quarter ended April 1, 2000.

In February 2000, the Company obtained a term loan of $10,000,000 from a financial institution. The loan bears interest at the higher of 8% or the financial institution's prime rate plus 2% (10.75% at February 2, 2000). The Company is obligated to make interest only payments until January 2001 and 12 payments of principal plus interest from February 2001 until the loan matures in January 2002. The term loan agreement contains restrictive covenants, including a restriction on payment of dividends and a limitation on providing any assets as collateral for additional loans. The Company has pledged all of its tangible and intangible assets as collateral for this loan. In connection with the term loan agreement, the Company issued a fully vested and nonforfeitable warrant to purchase 180,000 shares of Series E preferred stock at $5.6061 per share. The warrant expires on January 31, 2005. The estimated fair value of the warrant of $661,000 was determined using the Black-Scholes model and the following assumptions: volatility of 75%, an interest rate of 6%, a dividend yield of 0%, and a life of five years, and will be amortized to interest expense over the 24-month term of the loan.

Subsequent to January 1, 2000, the Company approved an increase in the total authorized number of shares under the 1999 Plan to 11,500,000 and approved grants to employees for options to purchase 5,463,269 shares of common stock at prices between $1.25 to $1.50 per share. The Company estimates that it will record additional deferred stock compensation of approximately $5,560,000 with regard to these grants which will be amortized over the life of the vesting period.

In March 2000, the Board of Directors approved the 2000 Stock Incentive Plan (the 2000 Plan). A total of 5,250,000 shares of common stock have been reserved for issuance under the 2000 Plan. Included as part of the 2000 Plan is the stock option grant program for nonemployee directors (Director Plan). Under the Director Plan each individual who becomes a non-employee member of our board of directors receives an option to purchase 50,000 shares of common stock on the date such individual joins the board of directors and will automatically be granted an option to purchase 10,000 additional shares of common stock on each one year anniversary date thereafter.

In March 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan (the Purchase Plan). A total of 1,250,000 shares of common stock has been reserved for issuance under the Purchase Plan.

In March 2000, the Company's Board of Directors authorized the filing of a Registration Statement with the SEC to register shares of its common stock in connection with a proposed IPO. If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock will be converted into shares of common stock upon the closing of the IPO. The effect of this conversion has been reflected in unaudited pro forma stockholders' equity in the accompanying balance sheet at January 1, 2000.

                               PETOPIA.COM, INC.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION


On January 18, 2000, the Company acquired C/R Catalog Corp. (d/b/a In the Company of Dogs or ICOD) in a transaction accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to the acquisition of ICOD.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended January 1, 2000 gives effect to the ICOD acquisition as if it had taken place on January 3, 1999 and combines the historical results of the Company for the period from March 9, 1999 (inception) to January 1, 2000, the historical results of 1316703 Ontario Limited, the Company's predecessor, for the period from January 3, 1999 to April 15, 1999 and the historical results of ICOD for the period from December 27, 1998 to December 25, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of January 1, 2000 gives effect to the transaction as if it had taken place on January 1, 2000 and combines the balance sheet of the Company as of January 1, 2000 and the balance sheet of ICOD as of December 25, 1999.

The pro forma financial information has been prepared on the basis of the assumptions described in the notes. The pro forma financial information is not necessarily indicative of the results of operations or financial position of the combined company had the acquisition occurred on January 3, 1999 or January 1, 2000, respectively, nor is it necessarily indicative of future results.

The historical financial statements of the Company, ICOD, and 1316703 Ontario Limited are included elsewhere in this prospectus, and the Unaudited Pro Forma Condensed Combined Financial Information presented herein should be read in conjunction with those financial statements and related notes.

                               PETOPIA.COM, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET

                             AS OF JANUARY 1, 2000
                                 (In thousands)

                                                         Pro Forma    Pro Forma
                                         Petopia  ICOD  Adjustments   Combined
                                         ------- ------ -----------   ---------
                 ASSETS

Current assets
Cash and cash equivalents............... $22,982 $  418   $  (600)(1)  $22,800
Short-term investments..................  13,546     --        --       13,546
Accounts receivable, net................     297     --        --          297
Inventory...............................     227    748        --          975
Prepaid advertising.....................   5,387    329        --        5,716
Other current assets....................      94     68        --          162
                                         ------- ------   -------      -------
    Total current assets................  42,533  1,563      (600)      43,496
Property and equipment, net.............   3,146    253        --        3,399
Restricted cash.........................   1,249     --        --        1,249
Deferred charges........................   5,258     --        --        5,258
Other assets............................     654  2,931    13,397 (2)   16,982
                                         ------- ------   -------      -------
    Total assets........................ $52,840 $4,747   $12,797      $70,384
                                         ======= ======   =======      =======


  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Short-term debt......................... $    -- $  610   $ 2,000 (1)  $ 2,610
Accounts payable........................   7,146  1,890        --        9,036
Accrued payroll and related expenses....     308     54        --          362
Accrued marketing expenses..............     777     --        --          777
Payables to related parties.............   1,038  1,010        --        2,048
Other current liabilities...............   1,934    330       100 (1)    2,364
Deferred revenue........................     333     --        --          333
                                         ------- ------   -------      -------
    Total current liabilities...........  11,536  3,894     2,100       17,530
Total stockholders' equity..............  41,304    853    10,697 (4)   52,854
                                         ------- ------   -------      -------
    Total liabilities and stockholders'
     equity............................. $52,840 $4,747   $12,797      $70,384
                                         ======= ======   =======      =======


                             See accompanying notes

                               PETOPIA.COM, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                           YEAR ENDED JANUARY 1, 2000
               (In thousands, except share and per share amounts)

                                              1316703
                                              Ontario   Pro Forma     Pro Forma
                          Petopia     ICOD    Limited  Adjustments     Combined
                         ----------  -------  -------  -----------    ----------
Net sales............... $    3,452  $ 4,652  $   --    $     697 (6) $    8,801
Cost of sales:
 Product and shipping
  costs.................      5,616    2,277      --          550 (6)      8,443
 Equity-based charges...         23       --      --           --             23
                         ----------  -------  ------    ---------     ----------
    Total cost of
     sales..............      5,639    2,277      --          550          8,466
                         ----------  -------  ------    ---------     ----------
Gross margin............     (2,187)   2,375      --          147            335
                         ----------  -------  ------    ---------     ----------

Operating expenses:
 Marketing and sales....     24,215    3,259      43                      27,517
 Content and product
  development...........      7,494      355     196          147 (6)      8,192
 General and
  administrative........      4,016    1,768     252           --          6,036
 Amortization of
  purchased
  intangibles...........        172       49      --        3,379 (3)      3,600
 Equity-based charges...      3,517       --      --           --          3,517
                         ----------  -------  ------    ---------     ----------
    Total operating
     expenses...........     39,414    5,431     491        3,526         48,862
                         ----------  -------  ------    ---------     ----------
Loss from operations....    (41,601)  (3,056)   (491)      (3,379)       (48,527)
 Interest income
  (expense), net........        736     (198)      2           --            540
                         ----------  -------  ------    ---------     ----------
Net loss................ $  (40,865) $(3,254) $ (489)   $  (3,379)    $  (47,987)
                         ==========  =======  ======    =========     ==========
Basic and diluted net
 loss per equivalent
 share.................. $   (10.84)          $(5.41)                 $    (8.74)
                         ==========           ======                  ==========
Pro forma basic and
 diluted net loss per
 equivalent share....... $    (2.50)                                  $    (2.39)
                         ==========                                   ==========
Shares used to compute
 basic and diluted net
 loss per equivalent
 share..................  3,770,437           90,400    1,628,844 (5)  5,489,681
                         ==========           ======    =========     ==========
Shares used to compute
 pro forma basic and
 diluted net loss per
 equivalent share....... 16,339,184                     3,733,851 (5) 20,073,035
                         ==========                     =========     ==========


                             See accompanying notes

                               PETOPIA.COM, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

The ICOD acquisition will be accounted for using the purchase method of accounting. The pro forma financial information has been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of ICOD based upon estimates of their fair value. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been based on the terms and structure of the acquisition.

The pro forma financial information gives effect to the following pro forma adjustments:

1. On January 18, 2000, the Company acquired C/R Catalog Corp. (d/b/a In the Company of Dogs or "ICOD"), a Delaware corporation, for $600,000 in cash, a $2,000,000 promissory note, 2,014,607 shares of Series E convertible preferred stock and warrants to purchase 69,647 shares of Series E convertible preferred stock.

  The estimated fair value of the warrants was based upon the fair value of the preferred stock using the Black-Scholes model with the following assumptions: volatility of 75%, interest rate of 6%, dividend yield of 0%, and a five year contractual life.

  The Unaudited Pro Forma Condensed Combined Balance Sheet as of January 1, 2000 is based upon an estimated a purchase price of $14,250,000 which has been allocated to tangible and intangible assets acquired and liabilities assumed based on their relative fair values. The excess of the purchase price over tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The tables below reflect the purchase price, purchase price allocation, and amortization of intangible assets acquired had the acquisition of ICOD been completed on January 1, 2000 (in thousands):

                                            Amount
                                            -------
     Estimated purchase price:
     Cash paid at closing.................. $   600
     Promissory note payable...............   2,000
     Preferred stock issued................  11,294
     Estimated fair value of the preferred
      stock warrants issued................     256
     Estimated direct acquisition costs....     100
                                            -------
     Total purchase price.................. $14,250
                                            =======

                                                     Amortization    Yearly
                                            Amount       Life     Amortization
                                            -------  ------------ ------------
                                                      (In Years)
     Purchase price allocation:
     Tangible assets....................... $ 1,842
     Liabilities assumed...................  (3,894)
     Intangible assets:
      Customer base........................   1,900        4         $  475
      Trademarks...........................     400        4            100
      Workforce............................     400        3            133
      Goodwill.............................  13,602        5          2,720
                                            -------                  ------
                                            $14,250                  $3,428
                                            =======                  ======

  Tangible assets of ICOD acquired in the merger principally include cash, inventory, prepaids, and property and equipment. Liabilities of ICOD assumed in the merger principally include accounts payable, accrued payroll, other accrued liabilities, and debt.

                               PETOPIA.COM, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL INFORMATION (Continued)


   The value assigned to the customer base, trademark and workforce is based upon an independent valuation. The purchase price allocation is preliminary and therefore subject to the Company's final analysis.

2. The pro forma adjustment is for goodwill and other intangibles allocation of $16,302,000 related to the acquisition of ICOD. This adjustment also reflects the write-off of intangibles and goodwill of $2,905,000 on ICOD's balance sheet.

3. The pro forma adjustment is for goodwill and other intangibles amortization of $3,428,000 for the year ended January 1, 2000, net of the amortization of $49,000 recorded by ICOD during the year.

4. The pro forma adjustment to stockholders' equity reflects the elimination of ICOD's stockholders' equity of $853,000 and the impact of the issuance of preferred stock and warrants for $11,550,000 in connection with the ICOD merger.

5. The pro forma adjustment is to adjust weighted average shares outstanding for the year ended January 1, 2000. Accordingly, the weighted average shares for basic and diluted net loss per equivalent share and pro forma net loss per equivalent share have been adjusted to give effect to the shares being issued and outstanding for the year ended January 1, 2000.

6. The pro forma adjustment is to reclassify shipping revenue and costs as net sales and cost of sales to conform with the Company's classification.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Petopia.com, Inc.

We have audited the accompanying balance sheet of 1316703 Ontario Limited (a development stage company) as of April 15, 1999 and the related statements of operations, shareholders' equity, and cash flows for the period from September 28, 1998 (inception) to April 15, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1316703 Ontario Limited at April 15, 1999 and the results of its operations and its cash flows for the period from September 28, 1998 (inception) to April 15, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Jose, California
February 18, 2000

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                                 BALANCE SHEET
                      (In thousands, except share amounts)

                                                                       April 15,
                                                                         1999
                                                                       ---------
                                ASSETS

Current assets:
Cash..................................................................   $ 117
                                                                         -----
    Total current assets..............................................     117
Property and equipment, net...........................................      12
                                                                         -----
    Total assets......................................................   $ 129
                                                                         =====


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable......................................................   $  40
Accrued payroll and related benefits..................................      10
                                                                         -----
    Total current liabilities.........................................      50
                                                                         -----


Contingencies (Note 5)


Shareholders' equity:
Preferred shares, no par value:
 Authorized shares--unlimited
 Issued and outstanding shares--none..................................      --
Common shares, no par value:
 Authorized shares--unlimited
 Issued and outstanding shares--100,000...............................     691
Deficit accumulated during the development stage......................    (612)
                                                                         -----
    Total shareholders' equity........................................      79
                                                                         -----
    Total liabilities and shareholders' equity........................   $ 129
                                                                         =====

                            See accompanying notes.

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                            STATEMENT OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                                   Period from
                                                                  September 28,
                                                                      1998
                                                                   (Inception)
                                                                       to
                                                                    April 15,
                                                                      1999
                                                                  -------------
Net sales.......................................................     $   --
Cost of sales...................................................         --
                                                                     ------
Gross margin....................................................         --
                                                                     ------

Operating expenses:
 Marketing and sales............................................         51
 Content and product development................................        226
 General and administrative.....................................        338
                                                                     ------
Total operating expenses........................................        615
                                                                     ------
Loss from operations............................................       (615)

Interest income.................................................          3
                                                                     ------
Net loss........................................................     $ (612)
                                                                     ======
Basic and dilutive net loss per equivalent share................     $(7.20)
                                                                     ======
Shares used to compute basic and diluted net loss per equivalent
 share..........................................................     85,000
                                                                     ======

                            See accompanying notes.

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (In thousands, except share amounts)


                                                              Deficit
                                                   Note     Accumulated
                                 Common Shares  Receivable  During the
                                 --------------    from     Development
                                 Shares  Amount Shareholder    Stage    Total
                                 ------- ------ ----------- ----------- -----
Issuance of common shares....... 100,000  $691     $ (40)      $  --    $ 651
Forgiveness of note receivable
 from shareholder...............      --    --        40          --       40
Net loss and comprehensive net
 loss...........................      --    --        --        (612)    (612)
                                 -------  ----     -----       -----    -----
Balance at April 15, 1999....... 100,000  $691     $  --       $(612)   $  79
                                 =======  ====     =====       =====    =====

                            See accompanying notes.

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                            STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                  Period from
                                                                 September 28,
                                                                     1998
                                                                  (Inception)
                                                                 to April 15,
                                                                     1999
                                                                 -------------
Operating activities
Net loss........................................................     $(612)
Adjustments to reconcile net loss to net cash used in operating activities:
 Equity-based charges...........................................       161
 Forgiveness of note receivable from shareholder................        40
 Write-off of fixed assets......................................        29
Changes in operating assets and liabilities:
 Accounts payable...............................................        40
 Accrued payroll and related benefits...........................        10
                                                                     -----
Net cash used in operating activities...........................      (332)
                                                                     -----

Investing activities
Purchases of property and equipment.............................       (41)
                                                                     -----
Net cash used in investing activities...........................       (41)
                                                                     -----

Financing activities
Proceeds from issuance of common shares.........................       490
                                                                     -----
Net cash provided by financing activities.......................       490
                                                                     -----
Net increase in cash............................................       117
Cash at beginning of period.....................................        --
                                                                     -----
Cash at end of period...........................................     $ 117
                                                                     =====
Supplemental disclosure of cash flow information
Common shares issued in exchange for note receivable from
 shareholder....................................................     $  40

                            See accompanying notes.

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS


1. Organization and Basis of Presentation

1316703 Ontario Limited (a development stage company), operating as Paw.net, (the Company) was incorporated in Ontario, Canada on September 28, 1998. The Company was founded to establish an online retail store which sells pet food, pet supplies, and other pet-related products.

The accompanying financial statements have been prepared on the basis that the Company was a development stage company. The Company's activities consisted of development of the Company's website, recruiting personnel, and building necessary strategic relationships to carry out its business plan. On April 15, certain assets were distributed to the shareholders, who then transferred the assets to Petopia.com, Inc. in exchange for shares of common stock of Petopia.com, Inc. The accompanying financial statements have been prepared as of but prior to the acquisition.

The Canadian dollar is considered to be the functional currency of the Company. Accounts denominated in other currencies are translated into Canadian dollars at the rate of exchange in effect on the dates of the underlying transactions. Exchange differences are considered to be immaterial and are charged to operations. For convenience, the accompanying financial statements have been translated into U.S. dollars at the rate in effect at January 1, 2000.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Property and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of three years. Property and equipment at April 15, 1999 consists of $12,000 in furniture and fixtures with no associated accumulated depreciation.

Content and Product Development

Content and product development expenses consist primarily of payroll and related expenses for website development, systems personnel, consultants, and other website costs. As the Company believes its website is subject to continual and substantial change, expenditures relating to content and product development are expensed as incurred.

Comprehensive Net Loss

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 requires that all items required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company's comprehensive net loss was the same as its net loss for the period from September 28, 1998 (inception) to April 15, 1999.

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS (Continued)


Financial Instruments

The Company's financial instruments, including cash, accounts payable, and accrued liabilities, are carried at historical cost. At April 15, 1999, the fair values of these instruments approximated their financial statement carrying amounts.

Segment and Geographic Information

The Company operates in one business segment across domestic markets and currently does not operate internationally.

Impact of Recently Issued Accounting Standards

The Company has adopted the provisions of SOP 98-5, "Reporting On The Costs of Start-Up Activities." SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on the Company's financial position, results of operations, or cash flows.

3. Shareholders' Equity

Common Shares

The authorized capital of the Company consisted of an unlimited number of common shares and an unlimited number of Class A preferred shares, of which 100,000 common shares were issued and outstanding at April 15, 1999.

The Company issued 29,000 shares valued at $201,000 to a shareholder in exchange for a note receivable of $40,000 and consideration for employment of $161,000. The shareholder note was subsequently forgiven.

4. Income Taxes

There has been no provision for income taxes for the period from September 28, 1998 (inception) to April 15, 1999, as the Company has incurred operating losses for which it is unable to recognize a benefit.

A reconciliation of income taxes at the Canadian statutory rate to net income taxes included in the accompanying statement of operations is as follows:

                                                                   Period from
                                                                  September 28,
                                                                       1998
                                                                  (Inception) to
                                                                  April 15, 1999
                                                                  --------------
   Canadian statutory income tax rate............................      (45)%
   Valuation allowance...........................................       45 %
                                                                       ---
                                                                        -- %
                                                                       ===

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                  April 15, 1999
                                                                  --------------
   Deferred tax assets:
    Net operating loss carryforwards.............................     $ 282
                                                                      -----
     Total deferred tax assets...................................       282
   Valuation allowance...........................................      (282)
                                                                      -----
     Net deferred tax assets.....................................     $  --
                                                                      =====

                            1316703 ONTARIO LIMITED
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS (Continued)

Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $282,000 during the period from September 28, 1998 (inception) to April 15, 1999.

As of April 15, 1999, the Company had net operating loss carryforwards of approximately $612,000, which expire in 2006.

5. Contingencies

In the normal course of business, the Company may receive inquiries with regard to various legal proceedings. In the opinion of management, any liability resulting from these inquiries has been accrued and will not have a material adverse effect on the Company's financial position or results of operations.

6. Subsequent Event

Immediately subsequent to the date of these financial statements, certain assets were distributed to the shareholders of the Company and then acquired by Petopia.com, Inc. The shareholders received shares of common stock of Petopia.com, Inc. in consideration, valued at $504,000, and the Company recorded a gain on the transaction.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
C/R Catalog Corp.

We have audited the accompanying balance sheets of C/R Catalog Corp. as of June 27, 1998 and June 26, 1999, and the related statements of operations, stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C/R Catalog Corp. as of June 27, 1998 and June 26, 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        GOLDSTEIN GOLUB KESSLER LLP

New York, New York
December 23, 1999

                               C/R CATALOG CORP.

                                 BALANCE SHEETS

                                           June 27,     June 26,    December 25,
                                             1998         1999          1999
                                          -----------  -----------  ------------
                                                                    (unaudited)
                 ASSETS

Current assets
Cash....................................  $     9,117  $     2,212  $   417,664
Inventory...............................      636,070      590,496      747,886
Prepaid catalog expense.................      149,545        7,615      328,906
Other current assets....................          --           --        68,011
                                          -----------  -----------  -----------
    Total current assets................      794,732      600,323    1,562,467
Deferred income tax asset, net of
 valuation allowance of $777,000,
 $1,435,000 and $2,143,000,
 respectively...........................          --           --           --
Property and equipment, net of
 accumulated depreciation and
 amortization of $60,285, $114,118 and
 $140,642, respectively.................      267,796      265,260      252,970
Goodwill, net...........................          --           --     2,905,453
Deposits................................       32,946       59,566       25,610
                                          -----------  -----------  -----------
    Total assets........................  $ 1,095,474  $   925,149  $ 4,746,500
                                          ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses...  $ 1,012,096  $ 2,015,887  $ 2,273,312
Notes and loans payable--stockholders...          --       260,000    1,010,000
Line of credit with related party.......    2,000,000    2,500,000          --
Convertible subordinated debentures.....          --           --       610,000
                                          -----------  -----------  -----------
    Total liabilities...................    3,012,096    4,775,887    3,893,312
                                          -----------  -----------  -----------
Commitments and contingencies

Stockholders' equity (deficiency)
Preferred stock--$.01 par value;
 authorized 8,000,000 shares, none
 issued.................................          --           --           --
Common stock--$.01 par value; authorized
 10,000,000 shares, issued and
 outstanding 1,470,600, 1,470,600 and
 2,730,574 shares, respectively.........       14,706       14,706       27,306
Additional paid-in capital..............    4,035,294    4,035,294   10,796,197
Accumulated deficit.....................   (5,966,622)  (7,900,738)  (9,970,315)
                                          -----------  -----------  -----------
    Stockholders' equity (deficiency)...   (1,916,622)  (3,850,738)     853,188
                                          -----------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficiency)................  $ 1,095,474  $   925,149  $ 4,746,500
                                          ===========  ===========  ===========

                       See Notes to Financial Statements

                               C/R CATALOG CORP.

                            STATEMENTS OF OPERATIONS

                                                                   Six-month
                                                                    period
                                        Year ended   Year ended      ended
                                         June 27,     June 26,     December
                                           1998         1999       25, 1999
                                        -----------  -----------  -----------
                                                                  (unaudited)
Net sales.............................. $ 5,547,841  $ 6,920,364  $ 2,982,491
Cost of goods sold.....................   3,030,904    3,556,999    1,425,278
                                        -----------  -----------  -----------
Gross profit...........................   2,516,937    3,363,365    1,557,213
Selling, general and administrative
 expenses..............................   4,598,970    5,248,951    3,559,467
                                        -----------  -----------  -----------
Loss from operations...................  (2,082,033)  (1,885,586)  (2,002,254)
Interest expense.......................      47,409       48,530       67,323
                                        -----------  -----------  -----------
Net loss............................... $(2,129,442) $(1,934,116) $(2,069,577)
                                        ===========  ===========  ===========
Net loss per common share.............. $     (1.45) $     (1.32) $     (0.88)
                                        ===========  ===========  ===========
Weighted-average number of common
 shares outstanding....................   1,470,600    1,470,600    2,349,980
                                        ===========  ===========  ===========



                       See Notes to Financial Statements

                               C/R CATALOG CORP.

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
   Years ended June 27, 1998 and June 26, 1999 and the six-month period ended
                               December 25, 1999

                            Common Stock    Additional               Stockholders'
                          -----------------   Paid-in   Accumulated     Equity
                           Shares   Amount    Capital     Deficit    (Deficiency)
                          --------- ------- ----------- -----------  -------------
Balance at June 28,
 1997...................  1,470,600 $14,706 $ 4,035,294 $(3,837,180)  $   212,820
Net loss................        --      --          --   (2,129,442)   (2,129,442)
                          --------- ------- ----------- -----------   -----------
Balance at June 27,
 1998...................  1,470,600  14,706   4,035,294  (5,966,622)   (1,916,622)
Net loss................        --      --          --   (1,934,116)   (1,934,116)
                          --------- ------- ----------- -----------   -----------
Balance at June 26,
 1999...................  1,470,600  14,706   4,035,294  (7,900,738)   (3,850,738)
(Unaudited):
Conversion of line of
 credit into additional
 paid-in capital........        --      --    2,500,000         --      2,500,000
Conversion of
 subordinated
 convertible debentures
 into common stock......    318,805   3,188     315,617         --        318,805
Issuance of common stock
 for cash...............    501,857   5,019     994,981         --      1,000,000
Issuance of common stock
 and common stock
 warrants in connection
 with acquisition.......    439,312   4,393   2,950,305         --      2,954,698
Net loss................        --      --          --   (2,069,577)   (2,069,577)
                          --------- ------- ----------- -----------   -----------
Balance at December 25,
 1999...................  2,730,574 $27,306 $10,796,197 $(9,970,315)  $   853,188
                          ========= ======= =========== ===========   ===========


                       See Notes to Financial Statements

                               C/R CATALOG CORP.

                            STATEMENTS OF CASH FLOWS

                                                                    Six-month
                                                                     period
                                         Year ended   Year ended      ended
                                          June 27,     June 26,     December
                                            1998         1999       25, 1999
                                         -----------  -----------  -----------
                                                                   (unaudited)
Cash flows from operating activities:
Net loss...............................  $(2,129,442) $(1,934,116) $(2,069,577)
                                         -----------  -----------  -----------
Adjustments to reconcile net loss to
 net cash used in operating activities:
 Depreciation and amortization.........       42,627       53,834       75,769
 Changes in operating assets and
  liabilities:
  (Increase) decrease in inventory.....     (272,384)      45,574     (157,390)
  (Increase) decrease in prepaid
   catalog expense.....................     (108,422)     141,930     (321,291)
  Increase in other current assets.....          --           --       (68,011)
  Decrease (increase) in deposits......       92,169      (26,620)      33,956
  (Decrease) increase in accounts
   payable and accrued expenses........     (246,711)   1,003,791      257,425
                                         -----------  -----------  -----------
    Total adjustments..................     (492,721)   1,218,509     (179,542)
                                         -----------  -----------  -----------
Net cash used in operating activities..   (2,622,163)    (715,607)  (2,249,119)
                                         -----------  -----------  -----------
Cash flows used in investing activity:
Purchase of property and equipment.....     (301,952)     (51,298)     (14,234)
                                         -----------  -----------  -----------
Cash flows from financing activities:
Proceeds (payments) under note
 agreements............................   (1,055,000)     260,000      750,000
Proceeds from subordinated convertible
 debentures............................          --           --       928,805
Proceeds from issuance of common
 stock.................................          --           --     1,000,000
Proceeds from line of credit with
 related party.........................    2,000,000      500,000          --
                                         -----------  -----------  -----------
Net cash provided by financing
 activities............................      945,000      760,000    2,678,805
                                         -----------  -----------  -----------
Net increase (decrease) in cash........   (1,979,115)      (6,905)     415,452
Cash at beginning of period............    1,988,232        9,117        2,212
                                         -----------  -----------  -----------
Cash at end of period..................  $     9,117  $     2,212  $   417,664
                                         ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
Cash paid during the period for:
Interest...............................  $    25,638  $    98,849  $    41,393
                                         ===========  ===========  ===========
Income taxes...........................  $     1,556  $     4,707  $       380
                                         ===========  ===========  ===========
Supplemental schedule of noncash
 investing and financing activities:
Issuance of common stock and common
 stock warrants in connection with
 acquisition...........................          --           --   $ 2,954,698
                                         ===========  ===========  ===========
Conversion of line of credit into
 additional paid-in capital............          --           --   $ 2,500,000
                                         ===========  ===========  ===========
Conversion of subordinated convertible
 debentures into common stock..........          --           --   $   318,805
                                         ===========  ===========  ===========

                       See Notes to Financial Statements

                               C/R CATALOG CORP.

                         NOTES TO FINANCIAL STATEMENTS
  (information pertaining to the six-month period ending December 25, 1999 is unaudited)

1. Principal Business Activity and Significant Accounting Policies:

C/R Catalog Corp. (the Company), a New York corporation, was incorporated on January 6, 1994. The Company is in the business of selling upscale dog-related products through a mail-order catalog and the internet. In October 1999, the Company formed a Delaware corporation (Delaware) also called C/R Catalog Corp., and merged with Delaware, with Delaware being the surviving corporation (hereinafter referred to as the Company).

Depreciation and amortization of property and equipment (excluding leasehold improvements) is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are being amortized over the term of the related lease.

Inventory, which consists of finished goods, is stated at the lower of cost, determined by the first-in, first out method, or market.

Revenue on product sales, net of discounts and allowances, are recognized upon shipment of the related goods. The Company records an allowance for estimated sales returns in the period of sale.

Direct costs incurred for the production and distribution of catalogs are capitalized. Capitalized costs are amortized, once the catalog is mailed, over the expected sales period which is generally three months.

Costs incurred for advertising and sales promotion are expensed when incurred and included in selling, general and administrative expenses in the accompanying statement of operations. Advertising and sales promotion expenses for the years ended June 27, 1998 and June 26, 1999 and the six-month period ended December 25, 1999 were approximately $11,100, $4,300, and $54,700, respectively.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting the reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basic loss per common share is based on the weighted-average number of shares of common stock outstanding during the periods. Diluted loss per common share is computed using the weighted-average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Diluted per share amounts are not presented because the effect would be antidilutive.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

The Company maintains cash in banks that, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

For financial reporting purposes, the Company's year-end is the 52- or 53-week period ending on the last Saturday in June. The Company's years ended June 27, 1998 and June 26, 1999 both contain 52 weeks. The six-month period ended December 25, 1999 contains 26 weeks.

2. Acquisition:

On October 28, 1999, the Company merged with Aardvark Pet Supplies, Inc. (Aardvark), a California corporation, with the Company becoming the surviving corporation. All of the outstanding shares of Aardvark were exchanged for 439,312 shares of common stock of the Company, and shareholders of Aardvark were issued warrants to purchase an additional 577,498 shares of common stock in the Company at exercise prices ranging from $.01 to market value at the date of exercise.

                               C/R CATALOG CORP.

  (information pertaining to the six-month period ending December 25, 1999 is unaudited)

The purchase price amounted to approximately $2,955,000. The fair value per share issued was determined based upon the fair value of the Company as of the date the Company was acquired by Petopia.com, Inc. (Petopia) (see Note 14). The acquisition has been treated as a purchase for accounting purposes with the entire purchase price allocated to goodwill as there were no assets acquired nor liabilities assumed as part of the transaction.

3. Property and Equipment:

Property and equipment, at cost, consists of the following:

                                                                  Recovery
                               June 27, June 26, December 25, Period/Estimated
                                 1998     1999       1999       Useful Life
                               -------- -------- ------------ ----------------
   Leasehold improvements..... $209,808 $256,931   $256,931    Term of lease
   Furniture, fixtures and
    equipment.................   50,502   51,793     53,792     5 to 7 years
   Computer equipment.........   67,770   70,654     82,889          5 years
                               -------- --------   --------
                                328,080  379,378    393,612
   Less accumulated
    depreciation and
    amortization..............   60,284  114,118    140,642
                               -------- --------   --------
                               $267,796 $265,260   $252,970
                               ======== ========   ========

4. Goodwill:

Goodwill at December 25, 1999, net of accumulated amortization of $49,245, is being amortized over 10 years.

At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include the current operating results, projected future operating results and any other factors that affect the continuity of the business.

5. Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of the following:

                                              June 27,   June 26,  December 25,
                                                1998       1999        1999
                                             ---------- ---------- ------------
   Trade payables........................... $  475,389 $  694,533  $1,482,016
   Due to fulfillment service provider......    376,594  1,024,940     408,438
   Other (less than 5% of total)............    160,113    296,414     382,858
                                             ---------- ----------  ----------
                                             $1,012,096 $2,015,887  $2,273,312
                                             ========== ==========  ==========

6. Notes and Loans Payable--Stockholders:

In September 1999, the Company entered into a revolving promissory note with Clifcor Capital LLC (Clifcor) to borrow up to a maximum of $750,000. The note bears interest at a rate of prime plus 4% per annum, with interest payable monthly. The outstanding principal balance was originally payable on January 15, 2000, together with accrued interest, and was convertible, at the option of Clifcor, into a secured convertible debenture. In November 1999, the Company and Clifcor extended the agreement and entered into an additional agreement to borrow up to a maximum of $500,000. The balance outstanding on these notes at December 25, 1999 was $630,000. Interest expense on the notes for the six-month period ended December 25, 1999 was approximately $28,200. Accrued interest on the notes included in accounts payable and accrued expenses at December 25, 1999 was approximately $10,900.

                               C/R CATALOG CORP.

  (information pertaining to the six-month period ending December 25, 1999 is unaudited)


The Company also entered into promissory note agreements at similar terms with certain stockholders aggregating $145,000. Interest expense on these notes for the six-month period ended December 25, 1999 was approximately $2,100.

In June 1999, the Company entered into promissory note agreements with certain stockholders, aggregating $210,000. These notes are unsecured, noninterest bearing and are subordinated to all other debt. In January 2000, the notes were converted into shares of common stock of the Company at a conversion price of $1.00 per share.

In January 2000, Clifcor advanced the Company an additional $425,000 under the terms of the notes.

Loans payable to stockholders of $50,000 and $25,000 at June 26, 1999 and December 25, 1999, respectively, are noninterest bearing.

The Company has pledged substantially all of its assets as collateral under the agreements with Clifcor and these stockholders.

7. Line of Credit With Related Party:

In June 1997, the Company entered into a line of credit agreement with a former stockholder, Jelmoli Holding, Inc. (Jelmoli). The agreement, as amended in May 1998, provided for borrowings not to exceed $2,500,000 and bore interest at a rate of 5% per annum. The line of credit was collateralized by the Company's inventory and property and equipment. In July 1999, Jelmoli sold its equity interest in the Company to Clifcor, a Delaware limited liability company (see
Note 10). As part of the stock purchase agreement, the line of credit was assigned to Clifcor. Also in July 1999, Clifcor converted the line of credit into additional paid-in capital of the Company (see Note 10).

Interest expense related to the line of credit charged to operations for the years ended June 27, 1998 and June 26, 1999 was $61,887 and $58,206,
respectively. Accrued interest on the line of credit included in accounts payable and accrued expenses at June 27, 1998 and June 26, 1999 was approximately $32,000 and $7,700, respectively.

8. Subordinated Convertible Debentures:

In July 1999, the Company entered into convertible subordinated debenture agreements with Clifcor, which aggregated $820,000. Interest was charged at a rate of 8% per annum, and was payable quarterly beginning October 1999. Subsequent to July 2001, the debentures were payable in 24 consecutive equal monthly installments of principal and interest until July 2003, at which time any remaining outstanding principal and interest would be due. Interest expense on the debentures charged to operations for the six-month period ended December 25, 1999 was approximately $25,600 of which approximately $12,900 was included in accounts payable and accrued expenses at December 25, 1999.

At the option of the holder, at any time prior to maturity, the unpaid principal and interest could be converted into shares of common stock of the Company, at a conversion price of $1.00 per share. During October 1999, $210,000 of convertible subordinated debentures were converted into shares of common stock of the Company. In addition, during January 2000 the remaining $610,000 of debentures were converted into shares of common stock of the Company.

The carrying value of notes and loans payable to stockholders and subordinated convertible debentures approximates their fair value due to the short period to maturity of these instruments.

                               C/R CATALOG CORP.

  (information pertaining to the six-month period ending December 25, 1999 is unaudited)


9. Commitments And Contingencies:

The Company leases office space under a noncancelable operating lease expiring in January 2008. This lease is subject to escalation for an increase in real estate taxes.

The future minimum lease payments under this lease are as follows:

   Six-month period ending June 2000.................................. $ 47,000
   Year ending in June
     2001.............................................................   95,000
     2002.............................................................   98,000
     2003.............................................................  101,000
     2004.............................................................  103,000
     2005.............................................................  107,000
     Thereafter.......................................................  291,000
                                                                       --------
                                                                       $842,000
                                                                       ========

Rent expense charged to operations for the years ended June 27, 1998, June 26, 1999 and the six-month period ended December 25, 1999 were approximately $69,500, $90,900, and $46,300, respectively.

The Company was a party to employment agreements with two executives, the terms of which were to expire on December 31, 2000. An agreement with one of the executives was terminated in December 1999. The total commitment for future salary, excluding bonuses, under the remaining employment agreement is $225,000 and is payable through June 2001.

On August 9, 1999, the Company entered into a services agreement with a third party whereby the third party is to take, process and fill orders from the Company's catalog and web site. Fees for these services are based on rates as disclosed in the agreement. Total fees charged to operations under this agreement for the six-month period ended December 25, 1999 were approximately $541,600. The amount payable to the third party under this agreement at December 25, 1999 was approximately $408,400.

The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or results of its operations.

10. Stockholders' Equity:

In July 1999, as part of a stock purchase agreement, Clifcor purchased the common stock of the Company owned by Jelmoli (see Note 7) and an additional 608,805 shares for $1,258,805 in cash. As part of the agreement, the amounts due to Jelmoli under a line of credit agreement (see Note 7) and amendment were assigned to Clifcor.

In July 1999, the Company's board of directors declared a stock split for which stockholders received 75 shares of common stock for each share of common stock previously owned. The stock split has been given retroactive effect in the accompanying financial statements and related notes.

In July 1999, Clifcor converted the debt assigned to it under a stock purchase agreement with Jelmoli, aggregating $2,500,000, into additional paid-in capital of the Company.

In June 1999, the Company authorized the issuance of $8,000,000 of preferred stock. No shares of preferred stock have been issued.

                               C/R CATALOG CORP.

  (information pertaining to the six-month period ending December 25, 1999 is unaudited)


In June 1999, the Company increased the number of authorized shares of common stock from 10,000 shares to 10,000,000 shares.

11. Stock Option Plan:

In December 1999, the Company began an incentive stock option plan under which options to purchase up to 500,000 shares of common stock may be granted to employees. No options have been granted under this plan as of December 25, 1999.

12. Income Taxes:

In June 1997, Jelmoli entered into a stock purchase agreement with the Company whereby Jelmoli acquired 720,600 shares of the Company's common stock for $2,000,000. After this issuance, the shares owned by Jelmoli represented 49% of the issued and outstanding shares of common stock of the Company. Effective with the stock purchase agreement, the Company's status as a small business corporation (S Corporation) under the applicable sections of the Internal Revenue Code and New York State corporate franchise tax law was terminated. The Company is now subject to federal, state and local taxes at statutory rates.

There was no provision for income taxes for the years ended June 27, 1998 and June 26, 1999, and the six-month period ended December 25, 1999 due to losses incurred.

As of December 25, 1999, the Company had a net operating loss carryforward for federal income tax purposes of approximately $5,663,000 available to offset future income through 2014. The utilization of this net operating loss may be limited as a result of ownership changes. The net operating losses result in a deferred income tax asset of approximately $777,000, $1,435,000 and $2,143,000 at June 27, 1998, June 26, 1999 and December 25, 1999, respectively, for which the Company recorded a full valuation allowance due to the uncertainty of future realization of such losses.

There were no other material temporary differences between the book and tax basis of assets and liabilities.

The following is a reconciliation of the income tax benefit computed using the statutory rate to the effective rate.

                                                                   Six-month
                                            Year ended Year ended period ended
                                             June 27,   June 26,  December 25,
                                               1998       1999        1999
                                            ---------- ---------- ------------
   Computed income tax benefit using the
    statutory rate.........................     (34)%      (34)%       (34)%
   Change in valuation allowance for
    deferred income taxes..................      34         34          34
                                               ----       ----        ----
                                                 -- %       -- %        -- %
                                               ====       ====        ====

13. Related Party Transactions:

The Company was assigned an agreement as part of the Aardvark merger (see Note
2) with a related party for consulting services in connection with the Company's web site operations. In addition, the Company pays compensation under an informal arrangement to this affiliated company for the services of a former stockholder of Aardvark and a current stockholder of the Company. The total amounts charged to operations for the six-month period ended December 25, 1999 relating to these transactions amounted to approximately $341,900. The amount due to the related party under this agreement included in accounts payable and accrued expenses at December 25, 1999 was approximately $174,200.

                               C/R CATALOG CORP.

  (information pertaining to the six-month period ending December 25, 1999 is unaudited)


Management fees paid to Clifcor under an informal arrangement for the six-month period ended December 25, 1999 were $137,500. Accrued management fees included in accounts payable and accrued expenses at December 25, 1999 were $12,500.

In June 1997, the Company entered into a services agreement with a company affiliated with Jelmoli whereby the affiliated company was to take, process and fill orders from the Company's catalog. Fees for these services were based on rates as disclosed in the agreement. The agreement was set to expire on May 31, 1999, and therefore the Company entered into a transition agreement with Jelmoli and the affiliated company through August of 1999, during which time the Company also entered into an agreement with another fulfillment service provider (see Note 9). Fulfillment services expense charged to operations under this agreement for the years ended June 27, 1998 and June 26, 1999, and the six-month period ended December 25, 1999 were approximately $1,149,500, $1,284,100, and $91,200, respectively.

Included in accounts payable and accrued expenses at June 27, 1998 and June 26, 1999 were approximately $377,000 and $1,025,000, respectively, of fulfillment expenses payable to Jelmoli and its affiliated company.

14. Subsequent Events:

On January 18, 2000, the Company entered into an agreement and plan of merger with Petopia and its wholly owned subsidiary, ICOD Acquisition Corp. (ICOD). In accordance with the agreement, the Company merged with ICOD, with ICOD being the surviving entity. All of the outstanding shares of the Company were exchanged for 2,014,607 shares of Petopia Series E Preferred Stock, par value $.0001, the assumption of outstanding warrants to purchase an aggregate of 69,647 shares of Series E Preferred Stock, $600,000 in cash, and $2,000,000 of promissory notes payable on the earlier of the closing of Petopia's initial public offering or June 15, 2000.

In connection with the merger, Petopia will refinance notes payable with Clifcor and certain stockholders of the Company (see Note 6) no more than 45 days after the closing.

In January 2000, the Company reached a settlement with Clifcor for breach of contract in regards to the misrepresentation of the amount of stockholders' equity as of May 31, 1999. In order to remedy the breach, Clifcor and the former stockholders of Aardvark were issued one share of common stock of the Company for each dollar amount of the breach. The total shares issued as a result of this transaction was 810,323. The total shares issued to former stockholders of Aardvark were 163,392 and resulted in an adjustment to goodwill of approximately $470,000 in January 2000.

During January 2000, holders of stock warrants exercised their rights to purchase 412,496 shares of common stock of the Company at an exercise price of $1.00 per share. Stock warrants to purchase 165,002 shares of common stock of the Company were outstanding as of the date of the merger.

                                   [ART WORK]

--------------------------------------------------------------------------------

                             [LOGO OF PETOPIA.COM]

                                        Shares

                                  Common Stock



                                 ------------
                                   PROSPECTUS
                                 ------------

                                        , 2000



                               CIBC World Markets


                                    SG Cowen


                                 Wit SoundView


--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts are estimates other than the SEC registration fee and the NASD filing fees.

   Securities and Exchange Commission registration fee................. $26,400
   NASD filing fee.....................................................  10,500
   Nasdaq National Market listing fee..................................       *
   Printing fees.......................................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Blue sky fees and expenses..........................................       *
   Transfer agent and registrar fees...................................       *
   Miscellaneous fees..................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article IX of our amended and restated certificate of incorporation (Exhibit 3.2 hereto), which will be effective upon the closing of this offering, and Article XI of our amended and restated bylaws (Exhibit 3.4 hereto), which will be effective upon the closing of this offering, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Petopia.com, Inc. and the Underwriters with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities

Since our inception, we have sold and issued the following securities:

1. On April 2, 1999, we issued a convertible promissory note in the principal amount of $50,000 to one investor. The note was repaid and cancelled on May 21, 1999.

2. On April 15, 1999, we issued 8,203,502 shares of common stock to nine founders for an aggregate consideration of $639,873 in cash, assets and services rendered.

3. On April 19, 1999, we issued a convertible promissory note in the principal amount of $210,000 to four investors. The note was cancelled and converted into Series A preferred stock on May 4, 1999.

4. On April 27, 1999, we issued a convertible promissory note in the principal amount of $148,000 to four investors. The note was cancelled and converted into Series A preferred stock on May 4, 1999.

5. On May 4, 1999, we issued an aggregate of 9,000,000 shares of Series A preferred stock to four investors for an aggregate consideration of $9,000,000.

6. On May 4, 1999, we issued four warrants to purchase up to 900,000 shares of Series A preferred stock to four investors, at an exercise price of $1.75 per share.

7. On May 10, 1999, we issued four warrants to purchase up to 900,000 shares of Series A preferred stock to four investors, at an exercise price of $1.75 per share.

8. On May 17, 1999, we entered into a fulfillment agreement with Loveland Pet Products, Inc., pursuant to which we issued 234,000 shares of common stock to the two founders of Loveland Pet Products, Inc. for an aggregate consideration of $23,400 in services rendered.

9. On May 28, 1999, we issued an aggregate of 755,000 shares of Series A preferred stock to seven investors for an aggregate consideration of $755,000.

10. On July 1, 1999, we issued 7,736,345 shares of Series B preferred stock to one investor for an aggregate consideration of $19,999,999.09.

11. On July 12, 1999, we issued 3,017,175 shares of Series C preferred stock to one investor for an aggregate consideration of $7,800,000.

12. On July 12, 1999, we issued 3 warrants to purchase up to 5,119,987 shares of Series C preferred stock to one investor, with the following exercise prices: (a) 1,637,486 shares at $5.00 per share, (b) 1,705,715 shares at $7.50 per share, and (c) 1,776,786 shares at $10.00 per share.

13. On July 12, 1999 we issued 904,000 shares of common stock to fourteen investors for an aggregate consideration of $576,300.

14. On November 29, 1999, we issued 6,257,551 shares of Series D preferred stock to seventeen investors for an aggregate consideration of $35,080,456 and 12,711 shares of Series D preferred stock to one investor in consideration of services rendered.

15. On December 1, 1999, we issued 960,692 shares of Series C preferred stock to one investor in consideration for services rendered.

16. On January 18, 2000, in connection with our acquisition by merger of C/R Catalog Corp. (d/b/a In the Company of Dogs), we issued 2,014,607 shares of Series E preferred stock to twenty five individuals and assumed warrants held by thirteen individuals, which thereupon became exercisable for 69,647 shares of Series E preferred stock, at an exercise price of $5.6061 per share.

17. On January 21, 2000, we issued 1,783,771 shares of Series D preferred stock to one investor for an aggregate consideration of $9,999,998.

18. On January 21, 2000, we issued 1,783,771 shares of Series D preferred stock and a warrant to purchase up to 917,749 shares of common stock, at an exercise price of $7.50 per share, to one investor in consideration for $9,999,998 worth of advertising inventory.

19. On January 21, 2000, we issued warrants to purchase up to 918,939 shares of Series D preferred stock to twenty investors, at an exercise price of $5.6061 per share.

20. On January 31, 2000, we issued a warrant to purchase up to 180,000 shares of Series E preferred stock to one lender.

21. On March 6, 2000, we issued 3,843,766 shares of Series C preferred stock to one investor in consideration of services rendered.

22. Since our incorporation, we have issued an aggregate of 12,612,898 options and stock purchase rights under our 1999 Stock Plan to employees, directors and consultants with exercise prices ranging from $0.10 to $1.50, 9,946,038 of which are issued and outstanding as of March 10, 2000, 1,322,005 of which have been exercised and are outstanding.

No underwriters were involved in the foregoing sales of securities. The issuance of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of options and stock purchase rights granted under our 1999 Stock Plan, Rule 701 of the Securities Act of 1933, as amended. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith:

 Exhibit
   No                                  Description
 -------                               -----------
   1.1*  Form of Underwriting Agreement.

   2.1   Agreement and Plan of Merger among Petopia.com, Inc., ICOD Acquisition
         Corp. and C/R Catalog Corp. dated December 29, 1999.

   2.2   First Amendment to Agreement and Plan of Merger among Petopia.com,
         Inc., ICOD Acquisition Corp. and C/R Catalog Corp. dated January 17,
         2000.

   2.3   Second Amendment to Agreement and Plan of Merger among Petopia.com,
         Inc., ICOD Acquisition Corp. and C/R Catalog Corp. dated January 18,
         2000.

   2.4   Escrow and Indemnity Agreement among Petopia.com, Inc., Chase
         Manhattan Bank and Trust Company and the former stockholders and warrantholders of C/R Catalog Corp. dated January 18, 2000.

   2.5 Secured Promissory Note executed by Petopia.com, Inc. in favor of the former stockholders and warrantholders of C/R Catalog Corp. dated
         January 18, 2000.

   3.1   Fifth Amended and Restated Certificate of Incorporation.

   3.2 Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation.

   3.3 Form of Amended and Restated Certificate of Incorporation, to be filed and effective upon completion of this offering.

   3.4   Bylaws of Petopia.

   3.5 Form of Amended and Restated Bylaws, to be effective upon completion of this offering.

   4.1*  Form of Common Stock Certificate.

   4.2   Letter to Purchasers of the Series A Preferred Stock regarding the
         Right to Participate in an Initial Public Offering.

   5.1*  Opinion of Perkins Coie LLP.

  10.1 Form of Indemnification Agreement between Petopia.com, Inc. and each of its directors and officers.

  10.2   1999 Stock Plan, as amended.

  10.3*  Form of 2000 Employee Stock Purchase Plan.

  10.4*  Form of 2000 Stock Incentive Plan.

  10.5 Stock Option Agreement between Petopia.com, Inc. and Prem S. Urali dated as of September 1, 1999.

  10.6 Stock Option Agreement between Petopia.com, Inc. and Scott Vertrees dated as of February 1, 2000.

  10.7   Form of Proprietary Information and Inventions Assignment Agreement.

  10.8   Proprietary Information and Inventions Assignment Agreement between
         Petopia.com, Inc. and Prem S. Urali dated September 1, 1999.

  10.9   Restricted Stock Purchase Agreement with Andrea C. Reisman dated April
         15, 1999.

  10.10  Restricted Stock Purchase Agreement with David A. Fraze dated April
         15, 1999.

  10.11  Common Stock Purchase Agreement between Petopia.com, Inc. and Brian K.
         Devine dated July 12, 1999.

  10.12  Common Stock Purchase Agreement between Petopia.com, Inc. and William
         M. Woodard dated July 12, 1999.

  10.13  Series A Preferred Stock Purchase Agreement dated May 4, 1999.

  10.14  Amendment to Series A Preferred Stock Purchase Agreement dated May 28,
         1999.

  10.15  Series B Preferred Stock Purchase Agreement dated July 1, 1999.

 10.16  Series C Preferred Stock Purchase Agreement dated July 12, 1999.

 10.17  Series D Preferred Stock Purchase Agreement dated November 29, 1999.

 10.18  Amendment to Series D Preferred Stock Purchase Agreement dated January
        21, 2000.

 10.19 Form of Warrant to purchase Series A Preferred Stock issued to entities associated with Technology Crossover Ventures dated May 4, 1999 and May
        10, 1999.

 10.20  Form of Warrant to purchase Series C Preferred Stock issued to PETCO
        Animal Supplies, Inc. dated July 12, 1999.

 10.21 Form of Warrant to purchase Series D Preferred Stock issued to holders of Series D Preferred Stock dated January 21, 2000.

 10.22  Warrant to purchase Common Stock issued to NBC-PETO Holding, Inc. dated
        January 21, 2000.

 10.23  Form of Warrant to purchase Series E Preferred Stock issued by C/R
        Catalog Corp. to certain shareholders of C/R Catalog Corp. and assumed by Petopia.com, Inc. in connection with the acquisition by merger of C/R Catalog Corp.

 10.24  Warrant to purchase Series E Preferred Stock issued to Greyrock
        Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.25* Separation Agreement and General Release between Petopia.com, Inc. and
        Lorne K. Abony dated as of June 18, 1999.

 10.26* Separation Agreement and General Release between Petopia.com, Inc. and
        Scott Maltz dated as of March 1, 2000.

 10.27* Employment Offer Letter with Prem S. Urali dated September 1, 1999.

 10.28* Employment Offer Letter with Mark S. Cohon dated September 22, 1999.

 10.29  Amended and Restated Investor Rights Agreement among Petopia.com, Inc.
        and certain stockholders of Petopia.com, Inc. dated January 18, 2000.

 10.30  Commercial Lease with TRANOD for offices at 1200 Folsom Street, San
        Francisco, California dated July 15, 1999.

 10.31* Alliance Agreement between Petopia.com, Inc. and PETCO Animal Supplies,
        Inc. dated July 12, 1999.

 10.32* Amendment to Alliance Agreement between Petopia.com, Inc. and PETCO
        Animal Supplies, Inc. dated as of March 6, 2000.

 10.33* Letter Agreement between Petopia.com, Inc. and ValueVision
        International Inc. dated January 21, 2000.

 10.34* Fulfillment Agreement between Petopia.com, Inc. and Loveland Pet
        Products, Inc. dated March 11, 1999.

 10.35* Amendment to Fulfillment Agreement between Petopia.com, Inc. and
        Loveland Pet Products, Inc., amended as of May 11, 1999.

 10.36  Loan and Security Agreement between Petopia.com, Inc. and Greyrock
        Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.37 Secured Promissory Note between Petopia.com, Inc. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation dated
        January 31, 2000.

 10.38  Patent and Trademark Security Agreement between Petopia.com, Inc. and
        Greyrock Capital, a division of Banc of America Commercial Finance
        Corporation dated January 31, 2000.

 10.39  Security Agreement in Copyrighted Works between Petopia.com, Inc. and
        Greyrock Capital, a division of Banc of America Commercial Finance
        Corporation dated January 31, 2000.

 10.40 Pledge Agreement between Petopia.com, Inc. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation dated
        January 31, 2000.

 10.41 Subordination Agreement between Greyrock Capital, a division of Banc of
       America Commercial Finance Corporation, Clifcor Capital, LLC and the former stockholders of C/R Catalog Corp. dated January 31, 2000.

 10.42 Continuing Guarantee executed by C/R Catalog Corp. in favor of Greyrock
       Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.43 Security Agreement between C/R Catalog Corp. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation dated January
       31, 2000.

 10.44 Form of Lock-Up Agreement.

 21.1  List of subsidiaries.

 23.1  Consent of Ernst and Young LLP, Independent Auditors.

 23.2  Consent of Goldstein Golub Kessler LLP, Independent Auditors for C/R
       Catalog Corp.

 23.3  Consent of Perkins Coie LLP (included in Exhibit 5.1).

 24.1  Power of Attorney (see page II-6 of the Registration Statement).

 27.1  Financial Data Schedule.

--------
*  To be filed by amendment

(b) Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of the registrant, the underwriting agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 10th day of March, 2000.

                                          PETOPIA.COM, INC.

                                                   /s/ Andrea C. Reisman
                                          By: _________________________________
                                                     Andrea C. Reisman
                                                Chief Executive Officer and
                                                          Director

                               Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andrea C. Reisman and David A. Fraze, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such individual's or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Andrea C. Reisman          Chief Executive Officer      March 10, 2000
______________________________________  and Director
          Andrea C. Reisman

          /s/ David A. Fraze           Chief Financial Officer      March 10, 2000
______________________________________
            David A. Fraze

           /s/ Jay C. Hoag             Director                     March 10, 2000
______________________________________
             Jay C. Hoag

        /s/ Michael G. Linnert         Director                     March 10, 2000
______________________________________
          Michael G. Linnert

        /s/ A. Brooke Seawell          Director                     March 10, 2000
______________________________________
          A. Brooke Seawell

         /s/ Brian K. Devine           Director                     March 10, 2000
______________________________________
           Brian K. Devine

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ William M. Woodard         Director                     March 10, 2000
______________________________________
          William M. Woodard

         /s/ Stuart Goldfarb           Director                     March 10, 2000
______________________________________
           Stuart Goldfarb

       /s/ Michael J. Dodd, Jr.        Director                     March 10, 2000
______________________________________
         Michael J. Dodd, Jr.

          /s/ Scott Vertrees           President and Director       March 10, 2000
______________________________________
            Scott Vertrees

                                 Exhibit Index

 Exhibit
   No                                  Description
 -------                               -----------
   1.1*  Form of Underwriting Agreement.

   2.1   Agreement and Plan of Merger among Petopia.com, Inc., ICOD Acquisition
         Corp. and C/R Catalog Corp. dated December 29, 1999.

   2.2   First Amendment to Agreement and Plan of Merger among Petopia.com,
         Inc., ICOD Acquisition Corp. and C/R Catalog Corp. dated January 17,
         2000.

   2.3   Second Amendment to Agreement and Plan of Merger among Petopia.com,
         Inc., ICOD Acquisition Corp. and C/R Catalog Corp. dated January 18,
         2000.

   2.4   Escrow and Indemnity Agreement among Petopia.com, Inc., Chase
         Manhattan Bank and Trust Company and the former stockholders and warrantholders of C/R Catalog Corp. dated January 18, 2000.

   2.5 Secured Promissory Note executed by Petopia.com, Inc. in favor of the former stockholders and warrantholders of C/R Catalog Corp. dated
         January 18, 2000.

   3.1   Fifth Amended and Restated Certificate of Incorporation.

   3.2 Form of Amended and Restated Certificate of Incorporation, to be filed and effective upon completion of this offering.

   3.3 Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation.

   3.4   Bylaws of Petopia.

   3.5 Form of Amended and Restated Bylaws, to be effective upon completion of this offering.

   4.1*  Form of Common Stock Certificate.

   4.2   Letter to Purchasers of the Series A Preferred Stock regarding the
         Right to Participate in an Initial Public Offering.

   5.1*  Opinion of Perkins Coie LLP.

  10.1 Form of Indemnification Agreement between Petopia.com, Inc. and each of its directors and officers.

  10.2   1999 Stock Plan, as amended.

  10.3   Form of 2000 Employee Stock Purchase Plan.

  10.4*  Form of 2000 Stock Incentive Plan.

  10.5 Stock Option Agreement between Petopia.com, Inc. and Prem S. Urali dated as of September 1, 1999.

  10.6 Stock Option Agreement between Petopia.com, Inc. and Scott Vertrees dated as of February 1, 2000.

  10.7   Form of Proprietary Information and Inventions Assignment Agreement.

  10.8   Proprietary Information and Inventions Assignment Agreement between
         Petopia.com, Inc. and Prem S. Urali dated September 1, 1999.

  10.9   Restricted Stock Purchase Agreement with Andrea C. Reisman dated April
         15, 1999.

  10.10  Restricted Stock Purchase Agreement with David A. Fraze dated April
         15, 1999.

  10.11  Common Stock Purchase Agreement between Petopia.com, Inc. and Brian K.
         Devine dated July 12, 1999.

  10.12  Common Stock Purchase Agreement between Petopia.com, Inc. and William
         M. Woodard dated July 12, 1999.

  10.13  Series A Preferred Stock Purchase Agreement dated May 4, 1999.

  10.14  Amendment to Series A Preferred Stock Purchase Agreement dated May 28,
         1999.

  10.15  Series B Preferred Stock Purchase Agreement dated July 1, 1999.

  10.16  Series C Preferred Stock Purchase Agreement dated July 12, 1999.

  10.17  Series D Preferred Stock Purchase Agreement dated November 29, 1999.

  10.18  Amendment to Series D Preferred Stock Purchase Agreement dated January
         21, 2000.

 Exhibit
   No                                  Description
 -------                               -----------
 10.19   Form of Warrant to purchase Series A Preferred Stock issued to entities associated with Technology Crossover Ventures dated May 4,
         1999 and May 10, 1999.

 10.20   Form of Warrant to purchase Series C Preferred Stock issued to PETCO
         Animal Supplies, Inc. dated July 12, 1999.

 10.21 Form of Warrant to purchase Series D Preferred Stock issued to holders of Series D Preferred Stock dated January 21, 2000.

 10.22   Warrant to purchase Common Stock issued to NBC-PETO Holding, Inc.
         dated January 21, 2000.

 10.23   Form of Warrant to purchase Series E Preferred Stock issued by C/R
         Catalog Corp. to certain shareholders of C/R Catalog Corp. and assumed by Petopia.com, Inc. in connection with the acquisition by merger of C/R Catalog Corp.

 10.24   Warrant to purchase Series E Preferred Stock issued to Greyrock
         Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.25*  Separation Agreement and General Release between Petopia.com, Inc. and
         Lorne K. Abony dated as of June 18, 1999.

 10.26*  Separation Agreement and General Release between Petopia.com, Inc. and
         Scott Maltz dated as of March 1, 2000.

 10.27*  Employment Offer Letter with Prem S. Urali dated September 1, 1999.

 10.28*  Employment Offer Letter with Mark S. Cohon dated September 22, 1999.

 10.29   Amended and Restated Investor Rights Agreement among Petopia.com, Inc.
         and certain stockholders of Petopia.com, Inc. dated January 18, 2000.

 10.30   Commercial Lease with TRANOD for offices at 1200 Folsom Street, San
         Francisco, California dated July 15, 1999.

 10.31*  Alliance Agreement between Petopia.com, Inc. and PETCO Animal
         Supplies, Inc. dated July 12, 1999.

 10.32*  Amendment to Alliance Agreement between Petopia.com, Inc. and PETCO
         Animal Supplies, Inc. dated as of March 6, 2000.

 10.33*  Letter Agreement between Petopia.com, Inc. and ValueVision
         International Inc. dated January 21, 2000.

 10.34*  Fulfillment Agreement between Petopia.com, Inc. and Loveland Pet
         Products, Inc. dated March 11, 1999.

 10.35*  Amendment to Fulfillment Agreement between Petopia.com, Inc. and
         Loveland Pet Products, Inc., amended as of May 11, 1999.

 10.36   Loan and Security Agreement between Petopia.com, Inc. and Greyrock
         Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.37   Secured Promissory Note between Petopia.com, Inc. and Greyrock
         Capital, a division of Banc of America Commercial Finance Corporation dated January 31, 2000.

 10.38   Patent and Trademark Security Agreement between Petopia.com, Inc. and
         Greyrock Capital, a division of Banc of America Commercial Finance
         Corporation dated January 31, 2000.

 10.39   Security Agreement in Copyrighted Works between Petopia.com, Inc. and
         Greyrock Capital, a division of Banc of America Commercial Finance
         Corporation dated January 31, 2000.

 10.40 Pledge Agreement between Petopia.com, Inc. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation dated
         January 31, 2000.

 10.41 Subordination Agreement between Greyrock Capital, a division of Banc of America Commercial Finance Corporation, Clifcor Capital, LLC and the former stockholders of C/R Catalog Corp. dated January 31, 2000.

 Exhibit
   No                                 Description
 -------                              -----------
  10.42  Continuing Guarantee executed by C/R Catalog Corp. in favor of
         Greyrock Capital, a division of Banc of America Commercial Finance
         Corporation dated January 31, 2000.

  10.43 Security Agreement between C/R Catalog Corp. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation dated
         January 31, 2000.

  10.44  Form of Lock-Up Agreement.

  21.1   List of subsidiaries.

  23.1   Consent of Ernst and Young LLP, Independent Auditors.

  23.2   Consent of Goldstein Golub Kessler LLP, Independent Auditors for C/R
         Catalog Corp.

  23.3   Consent of Perkins Coie LLP (included in Exhibit 5.1).

  24.1   Power of Attorney (see page II-6 of the Registration Statement).

  27.1   Financial Data Schedule.

--------
*  To be filed by amendment